Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

J2 ACQUISITION LIMITED,

APi GROUP, INC,

THE SHAREHOLDERS LISTED ON THE SIGNATURE PAGES HERETO,

LEE R. ANDERSON, SR.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS SHAREHOLDER REPRESENTATIVE

Dated as of September 2, 2019

TABLE OF CONTENTS

ARTICLE 1 PURCHASE OF SHARES		2

ARTICLE 2 PURCHASE PRICE; CLOSING; AND POST-CLOSING AGGREGATE CASH CONSIDERATION ADJUSTMENT		2

2.1	Aggregate Purchase Price	2
2.2	Calculation of Estimated Aggregate Cash Consideration for Closing	2
2.3	Closing	3
2.4	Company Options	3
2.5	Closing Payments	3
2.6	Aggregate Cash Consideration Adjustment	4
2.7	Allocation of Aggregate Purchase Price	7
2.8	Withholding	8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8

3.1	Organization and Good Standing	8
3.2	Capitalization	8
3.3	Authority and Authorization; Conflicts; Consents	9
3.4	Financial Statements and Undisclosed Liabilities	10
3.5	Taxes	12
3.6	Litigation and Orders	15
3.7	Compliance with Law; Permits	15
3.8	Contracts	15
3.9	Title to and Condition of Certain Assets	18
3.10	Certain Accounts	19
3.11	Real Property	19
3.12	Environmental Matters	20
3.13	Intellectual Property	20
3.14	Insurance	23
3.15	Absence of Certain Events	23
3.16	Employee Benefits	23
3.17	ESOP	25
3.18	Employees and Labor Relations	27
3.19	Certain Business Relationships	29
3.20	FCPA Matters	29
3.21	Sanctions and Export Controls	29
3.22	CFIUS	30
3.23	Data Protection	30
3.24	Brokers	30
3.25	No Other Representations or Warranties	31

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ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		31

4.1	Organization and Good Standing	31
4.2	Title	31
4.3	Authority and Authorization; Conflicts	31
4.4	Litigation and Orders	33
4.5	Brokers	33
4.6	ESOP	33
4.7	Risk; Continued Ownership	34

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		34

5.1	Organization and Good Standing	34
5.2	Authority and Authorization; Conflicts; Consents	34
5.3	Litigation and Orders	35
5.4	Securities	35
5.5	Capitalization	36
5.6	Voting	37
5.7	Special Purpose Acquisition Company	37
5.8	FCA Reports; Financial Statements; No Undisclosed Liabilities	37
5.9	Brokers	38
5.10	Financial Capability	38
5.11	Taxes	39
5.12	Absence of Certain Changes or Events	39

ARTICLE 6 CERTAIN COVENANTS		39

6.1	Certain Actions to Close Transactions	39
6.2	Pre-Closing Conduct of Business	42
6.3	Access to Information	44
6.4	Further Assurances	46
6.5	Confidentiality and Publicity	46
6.6	Employee Matters	47
6.7	Termination of the ESOP	48
6.8	Post-Closing Administration of ESOP	48
6.9	Exculpation and Indemnification of Directors and Officers	49
6.10	Certain Tax Matters	49
6.11	No Shop	57
6.12	Financing	57
6.13	Registration Statement; Financial Statements.	61
6.14	Lock-Up	62
6.15	Non-Competition	63
6.16	Reorganization	65
6.17	R&W Insurance Policy	66

ARTICLE 7 CLOSING DELIVERIES AND TERMINATION		66

7.1	Closing Deliveries by the Company or the Shareholders	66
7.2	Closing Deliveries by Buyer	67
7.3	Termination of Agreement	67
7.4	Effect of Termination	68
7.5	Termination Fees	68

ARTICLE 8 CONDITIONS TO OBLIGATIONS TO CLOSE		70

8.1	Conditions to Obligations of Each Party to Close	70
8.2	Conditions to Obligation of Buyer to Close	70
8.3	Conditions to Obligation of the Company and the Shareholders to Close	72

ARTICLE 9 SURVIVAL; SPECIAL INDEMNIFICATION		72

9.1	Survival	72
9.2	Indemnification by the Shareholders	74
9.3	Indemnification by Buyer	75
9.4	Claim Procedure	75
9.5	Third Party Claims	76
9.6	Limitations on Liability	77
9.7	Exclusive Remedy	79
9.8	Independent Investigation; No Reliance	79
9.9	Treatment of Indemnity Payments	79
9.10	Designated Person Guarantee	80

ARTICLE 10 CERTAIN GENERAL TERMS AND OTHER AGREEMENTS		80

10.1	Notices	80
10.2	Expenses	81
10.3	Interpretation; Construction	82
10.4	No Third-Party Beneficiaries	83
10.5	Governing Law	83
10.6	Jurisdiction, Venue and Waiver of Jury Trial	84
10.7	Entire Agreement; Amendment; Waiver	84
10.8	Assignment; Binding Effect	85
10.9	Severability; Blue-Pencil	85
10.10	Counterparts	85
10.11	Disclosure Schedule	85
10.12	Legal Representation; Conflicts Waiver	86
10.13	Appointment of Shareholder Representative	86
10.14	Specific Enforcement	89
10.15	Trustee Capacity	89

ARTICLE 11 CERTAIN DEFINITIONS		89

EXHIBIT A-1	Form of Option Cancellation Agreement
EXHIBIT A-2	Form of SAR Cancellation Agreement
EXHIBIT B	June 30, 2019 Estimated Aggregate Cash Consideration Calculation Statement
EXHIBIT C	Equityholders’ Chart
EXHIBIT D	Debt Commitment Letter
EXHIBIT E	Form of ESOP Amendment
EXHIBIT F	Form of Escrow Agreement

SCHEDULE 2.7	Tax Allocation Methodology
SCHEDULE 6.2	Pre-Closing Conduct of Business
SCHEDULE 6.3(a)	Access Personnel
SCHEDULE 6.10(i)	338 Gross Up
SCHEDULE 6.11	No Shop Exception
SCHEDULE 6.15	Non-Competition Exceptions
SCHEDULE 9.1	Special Indemnification Matters
SCHEDULE 11.1	Company Transaction Expenses – Exceptions
SCHEDULE 11.2	Reorganization
SCHEDULE 11.3	Permitted Leakage
SCHEDULE 11.4	Significant Subsidiaries

GLOSSARY OF DEFINED TERMS

Definition	Location of Defined Terms

965 Taxes	Section 6.10(k)(i)
Acquired Company	Article 11
Adjusted Pro Rata Share	Article 11
Adjustment Escrow Account	Section 2.5(b)
Adjustment Escrow Amount	Section 2.5(b)
Aggregate Cash Consideration	Section 2.1(a)
Aggregate Purchase Price	Section 2.1
Aggregate Share Consideration	Article 11
Agreement	Preamble
Alternative Financing	Section 6.12(a)
Ancillary Document	Article 11
Annual Financial Statements	Section 3.4(a)(i)
Antitrust Laws	Section 6.1(a)
Applicable Law	Article 11
April 2019 Balance Sheet	Section 3.4(a)(iii)
April 2019 Balance Sheet Date	Section 3.4(a)(iii)
Asbestos Trust	Article 11
Bankruptcy Plan	Article 11
Base Deduction Value	Article 11
BIS	Section 3.21(a)
Business	Introduction D
Business Day	Article 11
Buyer	Preamble
Buyer Board	Article 11
Buyer Disclosure Schedule	Article 5
Buyer Fundamental Representations	Article 11
Buyer Indemnified Parties	Section 9.2
Buyer Termination Fee	Section 7.5(a)
Buyer’s Proposed Calculations	Section 2.6(a)
Claim Notice	Section 9.4(a)
Cash Percentage	Article 11
Clayton Act	Article 11
Closing	Section 2.3
Closing Date	Section 2.3
Closing Date Exhibit C	Section 2.2
Closing Leakage Amount	Article 11
Closing Leakage Portion	Article 11
Code	Article 11
Company	Preamble
Company Board	Article 11
Company Common Stock	Article 11
Company IP	Section 3.13(a)
Company Option	Article 11

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Definition	Location of Defined Terms

Company Plan	Article 11
Company Portion of R&W Insurance Premium	Article 11
Company Software	Section 3.13(a)
Company Subsidiary	Article 11
Company Transaction Expenses	Article 11
Composite Tax Returns	Section 6.10(b)
Connected Person	Article 11
Consent	Section 3.3(c)
Contested Tax Return	Section 6.10(c)
Continuing Shareholder	Article 11
Contract	Article 11
Controlling Party	Section 9.5(c)
Data Protection Laws	Article 11
DCP	Schedule 6.2
Debt Commitment Letter	Section 5.10
Debt Financing	Section 5.10
Designated Person	Article 11
Designated Trusts	Article 11
Disclosure Guidance and Transparency Rules	Article 11
Disclosure Schedule	Article 3
Disposal	Section 6.14(a)
DOJ	Section 6.1(b)
Domestication	Article 11
Effective Time	Section 2.3
Employees	Section 3.18(a)
Encumbrance	Article 11
Enforcement Limitation	Article 11
Environmental Claim	Article 11
Environmental Law	Article 11
Equity Financing	Article 11
Equityholders	Article 11
ERISA	Article 11
ERISA Affiliate	Article 11
Escrow Agent	Article 11
Escrow Agreement	Section 2.5(b)
ESOP	Article 11
ESOP Amendment	Section 6.7
ESOP Escrow Shares	Section 2.5(b)
ESOP Fairness Opinion	Section 4.6(d)
ESOP Trust Agreement	Article 11
ESOP Trustee	Article 11
Estimated Aggregate Cash Consideration	Section 2.2
Estimated Aggregate Cash Consideration Calculation Statement	Section 2.2
Estimated Company Transaction Expenses	Section 2.2
Exchange Act	Article 11

Definition	Location of Defined Terms

FaegreBD	Section 10.12
FCA	Article 11
FCA Handbook	Article 11
FCPA	Section 3.20(a)
Federal Trade Commission Act	Article 11
Final Aggregate Cash Consideration Calculation Statement	Section 2.6(a)
Final Allocation	Section 2.7
Final Determination Letter	Section 6.7
Final Exhibit B	Section 2.6(c)
Final Tax Payment	Section 6.10(j)(ii)
Financial Statements	Section 3.4(a)
Financing Sources	Article 11
Financings	Article 11
FSMA	Article 11
FTC	Section 6.1(b)
Fully Diluted Shares	Article 11
GAAP	Article 11
Governmental Authority	Article 11
Hazardous Substance	Article 11
HQ Building	Article 11
HSR Act	Article 11
Incidental Competitive Activity	Section 6.15(c)
Income Tax	Article 11
Indebtedness	Article 11
Indemnified Party	Section 9.4(a)
Indemnified Party Tax Increase	Section 6.10(l)(ii)
Indemnified Taxes	Article 11
Indemnifying Party	Section 9.4(a)
Indemnity Cap	Article 11
Indemnity Escrow Account	Section 2.5(b)
Indemnity Objection Notice	Section 9.4(b)(ii)
Independent Accounting Firm	Section 2.6(b)(ii)
Intellectual Property	Article 11
IPO Prospectus	Article 11
IRS	Article 11
J2 FCA Reports	Section 5.8(a)
J2 Founder Preferred Shares	Article 11
J2 Ordinary Shares	Article 11
J2 Voting Debt	Section 5.5(b)
J2 Warrant	Article 11
June 2019 Financial Statements	Section 3.4(a)(ii)
Knowledge	Article 11
Leakage	Article 11
Leakage Schedule	Section 3.4(f)
Leased Real Property	Section 3.11(a)

Definition	Location of Defined Terms

Liability	Article 11
Listing	Article 11
Listing Rules	Article 11
Locked Box Date	Article 11
Locked Box Period	Article 11
London Stock Exchange	Article 11
Losses	Article 11
Major Contract	Section 3.8(a)
Major Union	Section 3.8(a)(iii)
Marketing Period	Article 11
Material Adverse Effect	Article 11
Money Laundering Laws	Section 3.20(b)
Multiemployer Plan	Article 11
New Plan	Schedule 6.2
Noncontrolling Party	Section 9.5(c)
Nondisclosure Agreement	Section 6.5(a)
Notice of Objection	Section 2.6(b)(i)
OFAC	Section 3.21(a)
Official List	Article 11
Open Source	Section 3.13(g)
Option Exercise Amount	Section 2.1(a)
Option Holder	Article 11
Option Cancellation Agreement	Introduction E
Order	Article 11
Ordinary Course of Business	Article 11
Organizational Document	Article 11
Outside Date	Section 7.3(b)
Owned Real Property	Section 3.11(a)
Party	Article 11
Paying Agent	Section 2.5(e)
Paying Agent Expense Amount	Article 11
Pending Claims	Section 9.1(c)(i)
Per Option Share Closing Consideration	Article 11
Permit	Article 11
Permit Application	Section 6.1(f)
Permitted Encumbrance	Article 11
Permitted Leakage	Article 11
Person	Article 11
Personal Data	Article 11
Plan	Article 11
Plan Sponsor	Article 11
Pre-Closing Tax Period	Article 11
Pre-Closing Tax Returns	Section 6.10(a)
Pre-Sale Communications	Section 10.12
Pro Rata Share	Article 11

Definition	Location of Defined Terms

Proceeding	Article 11
Proposed Allocation	Section 2.7
Purchased Shares	Article 11
R&W Insurance Policy	Article 11
Real Property	Section 3.11(a)
Real Property Lease	Section 3.11(a)
Recoverable Amounts	Section 7.5(b)
Registered IP	Section 3.13(a)
Registration Statement	Article 11
Regulatory Information Service	Article 11
Related Party Agreements	Section 3.19
Release Date	Section 9.1(c)(i)
Reorganization	Article 11
Required Financial Information	Article 11
Restricted Period	Section 6.15(a)
Revocable Trust	Article 11
Sanctions	Section 3.21(a)
SAR Cancellation Agreement	Introduction E
SEC	Section 6.13(a)
SEC Audited Financial Statements	Section 6.13(b)
SEC Financial Statements	Section 6.13(b)
SEC Unaudited Financial Statements	Section 6.13(b)
Section 338(h)(10) Elections	Section 6.10(i)(i)
Securities Act	Article 11
Shareholder	Preamble
Shareholder Closing Cash Consideration	Article 11
Shareholder Fundamental Representations	Article 11
Shareholder Indemnified Parties	Section 9.3
Shareholder Representative	Section 10.13(a)
Shareholder Representative Expense Amount	Section 2.5(c)
Shareholder Representative Expense Fund	Section 2.5(c)
Shares	Article 11
Sherman Act	Article 11
Significant Subsidiary	Article 11
Special Claim	Section 9.5(b)
Special Indemnification Matters	Section 9.1(a)
Straddle Period	Section 6.10(b)
Subsidiary	Article 11
Tax	Article 11
Tax Claim	Section 6.10(l)(i)
Tax Distribution	Section 6.10(j)(i)
Tax Indemnified Parties	Section 6.10(h)
Tax Indemnifying Party	Section 6.10(l)(i)
Tax Return	Article 11
Taxable Shareholders	Schedule 6.10(i)

Definition	Location of Defined Terms

Territory	Article 11
Third Party Claim	Section 9.5(a)
Threatened	Article 11
Transaction Tax Deduction	Section 6.10(a)
Transfer Tax	Article 11
Unregistered IP	Section 3.13(a)
WARN Act	Article 11
Warrant Commitments	Section 5.5(d)
Warrant Exchange Parties	Section 5.5(d)
Warrant Instrument	Article 11
WIP Contract	Article 11
Wire Transfer Instructions	Section 2.2

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BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is entered into as of September 2, 2019, by and among J2 Acquisition Limited, a company incorporated in the British Virgin Islands (“Buyer”), APi Group, Inc., a Minnesota corporation (the “Company”), the shareholders of the Company, all of whom are listed on the signature pages hereto (each, a “Shareholder” and collectively, the “Shareholders”), Lee R. Anderson, Sr. and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Shareholder Representative pursuant to the terms of Section 10.13 of this Agreement. Certain capitalized terms used in this Agreement are defined in Article 11 of this Agreement.

INTRODUCTION

A. The Shareholders own all of the outstanding Shares and the Option Holders own all of the outstanding Company Options.

B. Upon the terms and subject to the conditions specified herein, the Shareholders desire to sell to Buyer, and Buyer desires to purchase from the Shareholders, all of the Purchased Shares.

C. Upon the terms and subject to the conditions specified herein, Buyer and the Company desire to cause all of the Company Options to be vested and cancelled immediately prior to the Effective Time and converted into the right to receive the consideration specified herein.

D. The Acquired Companies are generally engaged in the following business segments: (i) life safety design and installation, inspection services, repair services, and retrofits and upgrades; (ii) industrial and specialty contracting end-to-end solutions, consisting of contracting, maintenance, and retrofit services; (iii) energy and infrastructure services consisting of new projects, ongoing integrity and management services, project management, fiber optic inspection, and training; and (iv) infrastructure services consisting of installation, maintenance, and repair of above and underground electric, gas, water, sewer, communication infrastructure and diversified civil construction services (collectively, the “Business”).

E. Concurrently with the execution and delivery of this Agreement, each Option Holder has executed and delivered to the Company an agreement to cancel all Company Options held by such Option Holder, substantially in the form attached hereto as Exhibit A-1 (each, an “Option Cancellation Agreement”) and/or Exhibit A-2 (each, a “SAR Cancellation Agreement”), which shall be effective immediately prior to the Effective Time on the Closing Date.

AGREEMENT

In consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, each Party hereby agrees as follows:

ARTICLE 1

PURCHASE OF SHARES

Upon the terms and subject to the conditions of this Agreement, at Closing, each Shareholder will sell, assign, and transfer to Buyer, and Buyer will purchase from each Shareholder, all of the Purchased Shares owned by that Shareholder, free and clear of all Encumbrances (other than restrictions imposed by securities laws applicable to securities generally).

ARTICLE 2

PURCHASE PRICE; CLOSING; AND POST-CLOSING AGGREGATE CASH

CONSIDERATION ADJUSTMENT

2.1 Aggregate Purchase Price. The term, “Aggregate Purchase Price,” means:

(a) an amount equal to (i) two billion forty-nine million one hundred eighty-five thousand dollars ($2,049,185,000) in cash, plus (ii) the aggregate exercise price of all Company Options as of the Effective Time (the “Option Exercise Amount” and, collectively, the “Aggregate Cash Consideration”); and

(b) the Aggregate Share Consideration.

2.2 Calculation of Estimated Aggregate Cash Consideration for Closing. On or before the fifth Business Day before the Closing Date, the Company will deliver to Buyer (a) a written statement (the “Estimated Aggregate Cash Consideration Calculation Statement”) setting forth the Company’s good faith estimate of the amount of (i) the Aggregate Cash Consideration (the “Estimated Aggregate Cash Consideration”), (ii) the Company Transaction Expenses (“Estimated Company Transaction Expenses”), (iii) the Closing Leakage Amount and (iv) the Option Exercise Amount and (b) a statement, substantially in the form of Exhibit C attached hereto (“Closing Date Exhibit C”), setting forth (i) the portion of the Estimated Aggregate Cash Consideration to be received by each Option Holder and each Shareholder (in each case in accordance with Section 2.4, Section 2.5(e) and Section 2.5(f)), (ii) the Closing Leakage Portion to be deducted from the portion of the Estimated Aggregate Cash Consideration to be received by each Shareholder, as applicable, and (iii) the number of J2 Ordinary Shares to be issued to each Shareholder. Concurrently with delivery of the Estimated Aggregate Cash Consideration Calculation Statement and Closing Date Exhibit C, the Company shall deliver to Buyer wire transfer instructions and other delivery information for the payments described in Section 2.5 (as may be amended from time to time thereafter by the Shareholder Representative, and as orally confirmed by the Shareholder Representative prior to each payment under or pursuant to this Agreement, the “Wire Transfer Instructions”) provided that Buyer shall have no responsibility for the accuracy of, or amounts set forth in, the Wire Transfer Instructions. Set forth in Exhibit B is an example of the calculation of the Estimated Aggregate Cash Consideration, as contemplated pursuant to this Section 2.2, as if the Closing occurred on June 30, 2019.

2.3 Closing. Subject to the fulfillment or waiver of the conditions precedent set forth in Article 8, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, at 10:00 a.m., New York time, on a date to be mutually agreed upon by the Company and Buyer, which date will be no later than the third Business Day after all of the conditions set forth in Article 8 have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at Closing). Notwithstanding the foregoing, if the Marketing Period has not ended prior to the time that the conditions set forth in Article 8 hereof would have otherwise been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), Buyer shall not be obligated to consummate the Closing prior to the earlier to occur of (a) a date before or during the Marketing Period specified by Buyer on three (3) Business Days’ prior written notice to the Company (provided that such notice may be conditioned upon the simultaneous closing of the Debt Financing and provided further that if such Debt Financing has not closed by the date specified in such notice for any reason, such notice shall be automatically deemed withdrawn) and (b) the third Business Day immediately following the final day of the Marketing Period, subject, in each case, to the satisfaction or, if permissible, waiver of the conditions set forth in Article 8 (other than those conditions that by their terms are to be satisfied at the Closing). The date on which the Closing occurs is referred to herein as the “Closing Date.” Documents may be delivered at the Closing by electronic delivery, and the receiving Party may rely on the receipt of such documents so delivered as if the original had been received. Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Closing will be deemed to have been taken, delivered, and executed simultaneously, and no proceeding will be deemed taken nor documents deemed executed or delivered until all have been taken, delivered, and executed. The Closing will be deemed to be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).

2.4 Company Options. The Company shall take all action necessary to cause each Company Option to become fully vested and cancelled immediately prior to the Effective Time and converted into the right to receive, in cash, a portion of the Aggregate Purchase Price (payable from the Estimated Aggregate Cash Consideration) at Closing pursuant to Section 2.5, equal to the product of (a) the Per Option Share Closing Consideration minus the per share exercise price of that Company Option, multiplied by (b) the number of shares of Company Common Stock subject to that Company Option, minus (c) the portion of that Option Holder’s Pro Rata Share of Estimated Company Transaction Expenses attributable to that Company Option. For the avoidance of doubt, no amount will be payable to the holder of any Company Option for which the per share exercise price of the Company Option exceeds the Per Share Closing Consideration. Further, no amount will be payable with respect to any portion of a Company Option that is forfeited in accordance with its terms prior to the Closing.

2.5 Closing Payments. At Closing, Buyer will:

(a) pay and discharge (or cause to be paid and discharged), on behalf of the Acquired Companies, all Company Transaction Expenses not already paid by the Company, as set forth in the Estimated Aggregate Cash Consideration Calculation Statement, by wire transfer of immediately available funds pursuant to the Wire Transfer Instructions;

(b) deposit with the Escrow Agent (i) 1,746,342 J2 Ordinary Shares (the “ESOP Escrow Shares”) into an account (the “Indemnity Escrow Account”) for such ESOP Escrow Shares and (ii) $1,700,000 in cash (the “Adjustment Escrow Amount”) into an account (the “Adjustment Escrow Account”) for such Adjustment Escrow Amount, pursuant to the terms of an escrow agreement to be entered into by the ESOP Trustee and Buyer, substantially in the form of Exhibit F (the “Escrow Agreement”), to be used pursuant to the terms of this Agreement.

(c) deposit the amount of two hundred fifty thousand dollars ($250,000) (the “Shareholder Representative Expense Amount”) into an account designated by the Shareholder Representative (the “Shareholder Representative Expense Fund”) by wire transfer of immediately available funds pursuant to the Wire Transfer Instructions;

(d) issue, or cause the issuance of, the Aggregate Share Consideration, less the ESOP Escrow Shares, to the applicable Shareholders as specified on the Closing Date Exhibit C;

(e) pay or cause to be paid to the Option Holders, through the payroll system of the Company, the aggregate amount payable to the Option Holders with respect to the Company Options in accordance with the Closing Date Exhibit C; and

(f) pay or cause to be paid the Estimated Aggregate Cash Consideration (less the Option Exercise Amount, the Closing Leakage Amount, the aggregate amount paid to Option Holders under Section 2.5(e), the Estimated Company Transaction Expenses allocable to the Shareholders (it being understood that such amount, when combined with the Estimated Company Transaction Expenses allocated to the Option Holders pursuant to Section 2.4, shall equal one hundred percent (100%) of the Estimated Company Transaction Expenses), the Shareholder Representative Expense Amount and, with respect to the ESOP, the Adjustment Escrow Amount) to Acquiom Financial LLC, in its capacity as payments administrator (the “Paying Agent”), by wire transfer of immediately available funds pursuant to the Wire Transfer Instructions. Immediately following receipt of such funds and all documents reasonably required by the Paying Agent, the Paying Agent shall pay to each Shareholder, pursuant to instructions received by the Paying Agent from each Shareholder, an amount equal to (i) its Shareholder Closing Cash Consideration, minus (ii) that Shareholder’s Closing Leakage Portion, if any, as specified on the Closing Date Exhibit C, minus (iii) with respect to the ESOP, the Adjustment Escrow Amount.

2.6 Aggregate Cash Consideration Adjustment.

(a) Buyer’s Preparation of the Statement. No later than March 31, 2020, Buyer will prepare and deliver to Shareholder Representative a statement (the “Final Aggregate Cash Consideration Calculation Statement”) setting forth, in reasonable detail, Buyer’s calculations (“Buyer’s Proposed Calculations”) of (i) the Company Transaction Expenses, (ii) the Option Exercise Amount, (iii) the Closing Leakage Amount and Closing Leakage Portions, and (iv) the Aggregate Cash Consideration.

(b) Objections; Resolution of Disputes.

(i) Unless Shareholder Representative notifies Buyer in writing within forty-five (45) days after Buyer’s delivery of the Final Aggregate Cash Consideration Calculation Statement of any objection to Buyer’s Proposed Calculations (the “Notice of Objection”), the Final Aggregate Cash Consideration Calculation Statement will become final and binding on the Parties at the end of such forty-five (45) day period. During such forty-five (45) day period, Shareholder Representative and its representatives and advisors will be permitted to review all materials and information used by Buyer in preparing the Final Aggregate Cash Consideration Calculation Statement and Buyer will make available such personnel as are reasonably necessary to assist Shareholder Representative in its review of the Final Aggregate Cash Consideration Calculation Statement. Any Notice of Objection must specify in reasonable detail the basis for the objections set forth therein.

(ii) If Shareholder Representative provides the Notice of Objection to Buyer within such forty-five (45) day period, Buyer and Shareholder Representative will, during the thirty (30) day period following Buyer’s receipt of the Notice of Objection, attempt in good faith to resolve the objections of the Shareholder Representative. During such thirty (30) day period, Buyer and its independent auditors and other representatives and their advisors will be permitted to review the working papers of the Shareholder Representative and, if applicable, its representatives relating to the Notice of Objection and the basis therefor; provided, however, that working papers shall not include working papers of an independent auditor, accountant, or accounting firm if objected to by such independent auditor, accountant, or accounting firm. If Buyer and Shareholder Representative are unable to resolve all such objections within such thirty (30) day period, the matters remaining in dispute that were properly included in the Notice of Objection will be submitted to Deloitte Touche Tohmatsu Limited (or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Buyer and Shareholder Representative in writing and, if Buyer and Shareholder Representative are unable to so agree within ten (10) days after the end of such thirty (30) day period, then Buyer and Shareholder Representative will each select such a firm and such firms will jointly select a third nationally recognized firm to resolve the disputed matters (such selected firm being the “Independent Accounting Firm”)). Buyer and Shareholder Representative will instruct the Independent Accounting Firm to render its decision as promptly as practicable but in no event later than thirty (30) days after its selection. Buyer and Shareholder Representative will further instruct the Independent Accounting Firm to deliver a written report containing its calculation of the disputed items and a written explanation in reasonable detail of each required adjustment to the disputed items, including the basis for those adjustments. The Independent Accounting Firm shall offer Buyer and Shareholder Representative the opportunity to submit, on a schedule to be set by the Independent Accounting Firm within such thirty (30) day period, an initial written submission and a reply submission on the disputed items. Following the initial written submission from the Parties, the Independent Accounting Firm shall, on a schedule to be set by the Independent Accounting Firm, be permitted to ask written questions of, and receive written answers from, the Parties regarding the disputed issues. The thirty (30) day period for the Independent Accounting Firm to deliver its written report shall be tolled during the time that the Parties are responding to the written questions. No discovery, requests for information between the Parties, hearings, or further written or other written or verbal submissions shall take place. The Independent Accounting Firm will act as an expert and not an arbitrator to resolve the disputed matters solely based on submissions made on behalf of the Shareholder Representative and Buyer that are consistent with the terms of this Agreement (and not by independent review or additional discovery in any form). The Independent Accounting Firm will not assign a value to any item that is greater than the greater value for such item claimed by either Party or less than the lesser value for such item claimed by either Party. The resolution of disputed items by the Independent Accounting Firm will be final and binding, and the determination of the Independent Accounting Firm may be enforced as a final, binding and non-appealable award upon which a judgment may be entered by a court having jurisdiction over the Party against which such determination is to be enforced, absent manifest error or fraud by or upon the Independent Accounting Firm. Any Party may seek specific enforcement or take other necessary legal action to enforce any decision made by the Independent Accounting Firm. The other Party’s only defense to such a request for specific enforcement or other legal action shall be manifest error or fraud by or upon the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm will be apportioned between Buyer, on one hand, and the Shareholders, on the other hand, based upon the inverse proportion of the amount of the disputed items on the Final Aggregate Cash Consideration Calculation Statement resolved in favor of each of Buyer and the Shareholders (i.e., so that the prevailing Party bears a lesser amount of such fees and expenses), with any expenses that are the responsibility of the Shareholders being paid out of the Shareholder Representative Expense Fund. The Final Aggregate Cash Consideration Calculation Statement, as adjusted pursuant to this Section 2.6(b)(ii), will be final and binding on the Parties. All information provided by the Parties to each other and the Independent Accounting Firm under this Section 2.6 will be held in confidence and will not be further disclosed by the Parties and the Independent Accounting Firm.

(c) Adjustment Payment. Upon determination, in accordance with Section 2.6(b), of the Final Aggregate Cash Consideration Calculation Statement and the final calculations of the items to be included therein under Section 2.6(a), the Aggregate Cash Consideration will be recalculated using such finally determined amounts. Following such recalculation, Buyer and the Shareholders will update the Closing Date Exhibit C (the “Final Exhibit C”) to reflect the final allocation of the Aggregate Cash Consideration to the Option Holders and the Shareholders (including updating the amounts and allocation of the deductions from Aggregate Cash Consideration contemplated by Section 2.5(f) and allocating to each such Shareholder its (A) Adjusted Pro Rata Share of finally determined Company Transaction Expenses (less that portion of Company Transaction Expenses deducted from the amounts paid to the Option Holders pursuant to Sections 2.4 and 2.5(e)) and (B) Closing Leakage Portion). The Final Exhibit C shall be delivered to each Shareholder promptly upon completion thereof. The following payments, if any, will be deemed to be adjustments to the Aggregate Cash Consideration for all purposes.

(i) If the amount payable to any Shareholder as specified on the Final Exhibit C shall be greater than the amount paid to such Shareholder as specified on the Closing Date Exhibit C, then no later than three (3) Business Days after the Final Exhibit C shall be prepared, (A) Buyer shall pay or cause to be paid the amount of such excess to the Paying Agent by wire transfer of immediately available funds pursuant to the Wire Transfer Instructions (and immediately following receipt of the funds specified in this clause (i), the Paying Agent shall pay to each Shareholder the requisite amounts) and (B) the ESOP Trustee and Buyer will provide joint instructions to the Escrow Agent to release the full Adjustment Escrow Amount from the Adjustment Escrow Account to the ESOP.

(ii) If the amount paid to any Shareholder as specified on the Closing Date Exhibit C shall be greater than the amount payable to such Shareholder as specified on the Final Exhibit C, then no later than three (3) Business Days after the Final Exhibit C shall be prepared, such Shareholder shall pay to Buyer the amount of such excess; provided, that any payment required to be paid by the ESOP pursuant to this clause (ii) shall be paid solely from the Adjustment Escrow Account (and the ESOP Trustee and Buyer will provide joint instructions to the Escrow Agent to release (A) an amount in cash equal to the payment required to be paid by the ESOP from the Adjustment Escrow Account to Buyer and (B) if positive, an amount in cash equal to the Adjustment Escrow Amount minus the amount of cash described in clause (A) to the ESOP).

2.7 Allocation of Aggregate Purchase Price. In connection with the making of the Section 338(h)(10) Elections, the Aggregate Purchase Price and the liabilities of the Acquired Companies (plus other relevant items) will, consistent with Sections 338(h)(10) and Section 1060 of the Code and the regulations thereunder, be allocated among the assets of the Acquired Companies based on their fair market value determined in accordance with the methodology set forth in Schedule 2.7 under the column entitled “Final Value/Allocation”. Within ninety (90) days after the Final Aggregate Cash Consideration Calculation Statement becomes final and binding under Section 2.6(b), Buyer will prepare and deliver to Shareholder Representative a schedule allocating the Aggregate Purchase Price and the liabilities of the Acquired Companies (plus other relevant items) among the assets of the Acquired Companies in accordance with the methodology set forth in Schedule 2.7 and in a manner consistent with Section 1060 of the Code and the regulations thereunder (the “Proposed Allocation”). Unless Shareholder Representative notifies Buyer in writing within thirty (30) days after Buyer’s delivery of the Proposed Allocation of any objection to the Proposed Allocation, the Proposed Allocation will become final and binding on the Parties at the end of such thirty (30) day period. If Shareholder Representative notifies Buyer in writing of any objection prior to the end of such thirty (30) day period, then Shareholder Representative and Buyer will, during the thirty (30) day period following Buyer’s receipt of such notice of objection, attempt in good faith to resolve Shareholder Representative’s objections. If Shareholder Representative and Buyer are unable to resolve all such objections within such thirty (30) day period, the matters remaining in dispute will be submitted to the Independent Accounting Firm, which will be directed to resolve the dispute as promptly as practicable. The fees and expenses of the Independent Accounting Firm will be paid fifty percent (50%) by the Shareholders (from the Shareholder Representative Expense Fund) and fifty percent (50%) by Buyer. The final determination of the Proposed Allocation as agreed to by Buyer and the Shareholder Representative or as determined by the Independent Accounting Firm (the “Final Allocation”) will be binding on all Parties for all Income Tax purposes, and no Party will file any Tax Returns or take any other action that is inconsistent with the Final Allocation unless required by a determination of a Governmental Authority that is final.

2.8 Withholding. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) the payor of any amounts pursuant to this Agreement shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration or other amount payable hereunder or in connection with this Agreement any Taxes required by Applicable Law to be deducted or withheld from such payment, consideration or other amounts, and (b) any amounts deducted or withheld from any such payment, consideration or other amount, shall be timely remitted to the applicable taxing authority or other Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made; provided, however, that the applicable payor shall reasonably cooperate with the applicable payee to obtain reduction or relief from any such withholding obligation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to Buyer as follows:

3.1 Organization and Good Standing. Section 3.1 of the Disclosure Schedule lists all of the Acquired Companies other than the Company (including the owner of the equity interests of each Acquired Company). Each Acquired Company is a duly organized and validly existing corporation or limited liability company (as applicable) in good standing under the laws of the jurisdiction in which it was organized. Each Acquired Company is duly qualified and in good standing to do business as a foreign corporation or limited liability company (as applicable) in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct by it of any Business requires such qualification, except where the failure to be so qualified or in good standing is not material to the Acquired Companies taken as a whole. Each Acquired Company has full corporate or limited liability company (as applicable) power and authority to own and lease its properties and assets and conduct the Business as now conducted. Other than the Company’s ownership, directly or indirectly, of the Company Subsidiaries (or a Company Subsidiary’s direct or indirect ownership of another Company Subsidiary), no Acquired Company holds any equity interest, directly or indirectly, of any other Person. The Company has made available to Buyer a true, correct and complete copy of the Organizational Documents of each Acquired Company.

3.2 Capitalization. The authorized capital stock of the Company consists of one hundred fifty million (150,000,000) shares of Company Common Stock. Section 3.2 of the Disclosure Schedule lists, as of the date hereof, (a) the Shares owned by each Shareholder and (b) the Company Options owned by each Option Holder (including, for each Company Option, the name of such holder, the exercise price, the vesting date(s), and the termination date thereof). Each Shareholder has good and valid title to all Shares owned by it, free and clear of any Encumbrance

(other than restrictions imposed by securities laws applicable to securities generally and rights of Buyer under this Agreement). The Purchased Shares and the Company Options constitute all of the issued and outstanding equity interests of the Company. The equity interests held by the Company of the Company Subsidiaries, or by a Company Subsidiary of another Company Subsidiary, constitute all of the outstanding equity interests of the Company Subsidiaries. All of the equity interests listed in Section 3.2 of the Disclosure Schedule are, or will be when issued, duly authorized, validly issued, and, if capital stock, fully paid and non-assessable. No equity interest of any Acquired Company was issued in violation of any Organizational Document of such Acquired Company, any Applicable Law or any preemptive right (or other similar right) of any Person. The Company or the applicable Company Subsidiaries have good and valid title to all equity interests of the Company Subsidiaries, free and clear of any Encumbrance (other than restrictions imposed by securities laws applicable to securities generally). Other than the Company Options, there is no: (i) preemptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract or commitment of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, any Acquired Company; (ii) equity appreciation, phantom stock, profit participation or similar right with respect to any Acquired Company; or (iii) voting trust, proxy or other Contract with respect to any equity interest of any Acquired Company. No Company Option was granted with an exercise price per share less than the fair market value of a share of Company Common Stock as of the date of grant as determined in accordance with Section 409A of the Code.

3.3 Authority and Authorization; Conflicts; Consents.

(a) Authority and Authorization. The Company has all requisite corporate power to execute and deliver this Agreement and each Ancillary Document to which the Company is a party and the execution, delivery and performance of this Agreement and each Ancillary Document of the Company have been duly authorized and approved by all necessary corporate action and each such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by Buyer of this Agreement and each Ancillary Document of Buyer, this Agreement is, and each Ancillary Document of the Company will be, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.

(b) Conflicts. Subject to the receipt of the Consents and the making of filings and submissions referenced in the next sentence, neither the execution nor delivery by the Company of this Agreement or of any Ancillary Document nor consummation by Company of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (i) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of any Acquired Company; (ii) assuming all filings and notifications under any applicable antitrust, competition, investment or similar Applicable Laws have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any authorizations held by the Company or any Applicable Laws or Orders applicable to the Acquired Companies; (iii) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than any Acquired Company to accelerate, increase, terminate, modify or cancel any right or obligation in a manner adverse to any Acquired Company or result in the creation of any Encumbrance, other than a Permitted Encumbrance, of any Acquired Company under any Major Contract; or (iv) result in the creation or imposition of any Encumbrance on the Purchased Shares, except where such breach, violation, default, conflict or right under clause (ii) or (iii) above is not material to the Significant Subsidiaries taken as a whole.

(c) Consents. The execution and delivery of this Agreement and any Ancillary Documents by the Company, and the performance of this Agreement and any Ancillary Documents by the Company and the consummation of the transactions contemplated herein or therein by the Company will not require any material consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority with respect to the Acquired Companies, except (i) under any applicable antitrust, competition, investment or similar Applicable Laws and (ii) those required by reason of the regulatory status or operations of Buyer. No consent or approval by, notification to or filing with any Person is required under any Major Contract (other than WIP Contracts) in connection with the Company’s execution, delivery or performance of this Agreement or any Ancillary Document of the Company or the consummation of the transactions contemplated herein or therein by the Company or the Shareholders, except (1) as required by Antitrust Laws, and (2) for any consent, approval, notice or filing, the absence of which would not be material to the Significant Subsidiaries taken as a whole, and will not materially and adversely affect the ability of the Company or the Shareholders to consummate the transactions contemplated herein. No consent or approval by, notification to or filing with any Person is required under any WIP Contracts that are Major Contracts in connection with the Company’s execution, delivery or performance of this Agreement or any Ancillary Document of the Company or the consummation of the transactions contemplated herein or therein by the Company or the Shareholders. “Consent” means each consent, approval, notice or filing listed in Section 3.3(c) of the Disclosure Schedule.

3.4 Financial Statements and Undisclosed Liabilities.

(a) Financial Statements Defined. Section 3.4(a) of the Disclosure Schedule contains a true, correct and complete copy of the following:

(i) the audited consolidated balance sheet of the Company and its consolidated Company Subsidiaries as of December 31, 2016, December 31, 2017 and December 31, 2018 and the related audited consolidated statements of income and cash flows of the Company and its consolidated Company Subsidiaries for each of the years then ended together with all related notes and schedules thereto (collectively, the “Annual Financial Statements”), which are attached as Section 3.4(a)(i) of the Disclosure Schedule, and which contains an unqualified report of the Company’s auditors;

(ii) the unaudited consolidated balance sheet of the Company and its consolidated Company Subsidiaries as of June 30, 2019 and the related unaudited consolidated statements of income and cash flows of the Company and its consolidated Company Subsidiaries for the six (6) month period then ended (collectively, the “June 2019 Financial Statements”), which are attached as Section 3.4(a)(ii) of the Disclosure Schedule; and

(iii) the unaudited consolidated balance sheet of the Company and its consolidated Company Subsidiaries as of April 30, 2019 (such date is the “April 2019 Balance Sheet Date” and such balance sheet is the “April 2019 Balance Sheet”), which is attached as Section 3.4(a)(iii) of the Disclosure Schedule. The April 2019 Balance Sheet is true, correct and complete in all material respects.

The Annual Financial Statements, the June 2019 Financial Statements and the April 2019 Balance Sheet are collectively referred to as the “Financial Statements”.

(b) Financial Statements. The Financial Statements (including the notes thereto) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the date thereof and for the period indicated therein, except (i) as otherwise disclosed in any note to the Financial Statements, (ii) that the June 2019 Financial Statements are subject to normal year-end adjustments, provided, that, with respect to the June 2019 Financial Statements, the normal year-end adjustments shall be deemed to include any adjustments that would be necessary to present fairly the financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the date thereof with the same level of accuracy and completeness as the Annual Financial Statements, and (iii) that the June 2019 Financial Statements and April 2019 Balance Sheet do not include footnotes. Schedule 3.4(b) of the Disclosure Schedule includes a description (but not amounts) of the material adjustments that would be made to the April 2019 Balance Sheet if such balance sheet were a year-end balance sheet.

(c) Private Company Accounting Policy Elections. Section 3.4(c) of the Disclosure Schedule includes a description of alternatives available to private companies under U.S. generally accepted accounting principles that were applied by the Acquired Companies in preparation of the Financial Statements.

(d) Undisclosed Liabilities. The Acquired Companies, taken as a whole, do not have any Liabilities, except for Liabilities (i) disclosed in, provided for, adequately reflected in, reserved against or otherwise described in the Financial Statements (including in any note thereto) or that are or will be included in the calculations regarding the determination of the Aggregate Cash Consideration under Section 2.6, (ii) that have arisen in the Ordinary Course of Business of an Acquired Company since the April 2019 Balance Sheet Date and which are not material to the Acquired Companies, taken as a whole, (iii) under this Agreement or any Ancillary Document or otherwise in connection with the transactions contemplated herein or therein, (iv) disclosed in or contemplated by this Agreement, including the Disclosure Schedule, or (v) that would not have been required to be provided for, reflected in, or reserved against in the Financial Statements (including in any notes thereto) in accordance with GAAP.

(e) Internal Controls. The Company maintains internal accounting controls with respect to its business that are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the consolidated financial statements in accordance with GAAP. In connection with the routine audit practices of the Company and its independent auditors, the Company has disclosed to the Company’s independent auditors any fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(f) Leakage. Set forth in Section 3.4(f) of the Disclosure Schedule (the “Leakage Schedule”) are all current arrangements or agreements that have resulted in, or would reasonably be expected to result in, Leakage during the Locked Box Period, the amounts of such Leakage as of August 15, 2019 and expected amounts of such Leakage as of September 30, 2019.

3.5 Taxes.

(a) All material Tax Returns that were required to be filed by, on behalf of or with respect to any Acquired Company were timely filed on or before the applicable due date (taking into account any extension of such due date), and were correct and complete in all material respects. Each Acquired Company has timely and fully paid all amounts of Taxes due and owed by each such Acquired Company with respect to any Pre-Closing Tax Period (whether or not shown on any Tax Returns). In the case of Income Taxes that are the obligation of any Acquired Company attributable to any period or portion thereof ending on or before the April 2019 Balance Sheet Date that are not yet due, such Income Taxes will be paid in full before the Closing Date, or, to the extent not so paid, the obligor and amount thereof shall be as set forth in Section 3.5(a) of the Disclosure Schedule.

(b) No Acquired Company has received a written claim since January 1, 2017 from any Governmental Authority in a jurisdiction where such Acquired Company does not file any Tax Return that such Acquired Company is or may be subject to Taxation by such jurisdiction.

(c) All material Taxes that any Acquired Company is or was required to withhold or collect in connection with any amount paid or owing to any employee, independent contractor, shareholder, nonresident, creditor, partner or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper Governmental Authority or other Person in accordance with Applicable Law.

(d) No Tax audit or other Tax Proceeding is pending or being conducted or is, to the Company’s Knowledge, Threatened against or otherwise with respect to any Acquired Company.

(e) No Acquired Company has in effect any waiver of any statute of limitations regarding any Tax or has agreed to any extension of time regarding the assessment of any Tax deficiency (other than as a result of an extension of time to file any Tax Return obtained in the Ordinary Course of Business).

(f) There is no Encumbrance for any material Tax upon any asset of any Acquired Company, except any Encumbrance for any current material Tax not yet due.

(g) Effective as of January 1, 1998, the Company and its shareholders made a valid election under Section 1362 of the Code and any corresponding state or local tax provision for the Company to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code (and has made corresponding elections for all U.S. corporate subsidiaries to be treated as Qualified Subchapter S Subsidiaries within the meaning of Section 1361(b)(3)(B)) effective for all taxable periods beginning on or subsequent thereto. At all times since January 1, 1998, and through the Closing Date, for federal Income Tax purposes, the Company has been and shall be validly treated as an “S corporation” within the meaning of Section 1361(a) of the Code and has been and shall be validly treated in a similar manner for purposes of the Income Tax laws of all states in which it has been subject to taxation. At all times since January 1, 1998 (or if organized or acquired at a later date, since such later date), for federal Income Tax purposes, each Company Subsidiary organized in the United States has validly been treated as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code or an entity whose separate existence is disregarded as being separate from its owner under Treasury Regulations Section 301.7701-3(b)(1)(ii) and has validly been treated in a similar manner for purposes of the Income Tax laws of all states in which it has been subject to taxation. All direct or indirect Company Subsidiaries, their dates of formation (and if later, date of acquisition), and their Tax classifications are as listed in Section 3.5(g) of the Disclosure Schedule.

(h) No Acquired Company has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(i) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any closing agreement described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law); (ii) any installment sale or open sale transaction disposition made on or prior to the Closing Date; (iii) prepaid amount, advance payment or deferred revenue received on or prior to the Closing Date; (iv) the cash method of accounting or long term contract method of accounting utilized prior to the Closing Date; (v) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-U.S. law) made with respect to any taxable period beginning before the Closing Date; (vi) any change in method of accounting or use of an improper method of accounting, in each case, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (vii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. law); or (viii) any income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Sections 951, 951A, or 956 of the Code. Neither Buyer nor the Company will be required to pay any Taxes in a taxable period (or portion thereof) ending after the Closing Date as a result of an election under Code Section 965 made by, with respect to or affecting any Acquired Company prior to the Closing.

(j) No Acquired Company has (i) ever been a member of an affiliated, consolidated, combined, unitary or similar group filing a consolidated Tax Return (other than a group consisting only of Acquired Companies), (ii) ever been a party to any Tax sharing, indemnification, gross-up, allocation agreement, or similar agreement (excluding agreements the primary subject of which is not Tax but not excluding agreements relating to personal services or compensation therefor), nor does any Acquired Company owe any amount under any such agreement or have any liability to any Person as a result of, pertaining to or arising in connection with any such agreement, or (iii) any Liability for the Taxes of any Persons, including as a transferee or successor, by contract, by operation of Applicable Law or otherwise.

(k) Each Acquired Company is in material compliance with all Applicable Laws related to transfer pricing. The prices for any material property or material services (or for the use of any material property) provided by one Acquired Company to another Acquired Company or any of its Affiliates are arm’s length prices for purposes of the relevant Applicable Laws related to transfer pricing.

(l) No Acquired Company has ever been a controlled foreign corporation as defined in Section 957(a) of the Code or a passive foreign investment company as defined in Section 1297(a) of the Code nor does any Acquired Company own stock in a controlled foreign corporation as defined in Section 957(a) of the Code or a passive foreign investment company as defined in Section 1297(a) of the Code.

(m) None of the Acquired Companies is a party to, has participated in, or is currently participating in, a “reportable transaction” as defined in Section 6707A(c)(2) of the Code and U.S. Treasury Regulations Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-U.S. Law.

(n) Except as expressly provided by this Agreement, none of the Shareholders, directly, indirectly or constructively (applying the rules of Code Sections 318 and 267) own any shares of capital stock of Buyer and have no present plan or intention to acquire any such shares of Buyer or any successor of Buyer.

(o) The Company has provided or otherwise made available to Buyer correct and complete copies of all U.S. federal Income Tax, examination reports and statements of deficiencies assessed against or agreed to by any of the Acquired Companies for all periods beginning on or after January 1, 2016.

(p) Within the last five (5) years, no Acquired Company distributed stock or equity of another Person, or had its stock or equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(q) None of the Shareholders is a “foreign person” as such term is used in Code Sections 1445 or 1446(f) or classified as a disregarded entity for federal tax purposes.

3.6 Litigation and Orders. There is no Proceeding (including any challenge by governmental Intellectual Property office examiners as part of the related application process with respect to material Intellectual Property owned by an Acquired Company) pending or, to the Company’s Knowledge, Threatened against any Acquired Company as of the date of this Agreement (other than workers’ compensation claims of less than seven hundred fifty thousand dollars ($750,000)), in each case that, if decided adversely to such Acquired Company would be material to the Acquired Companies taken as a whole or will materially and adversely affect the ability of the Company or the Shareholders to consummate the transactions contemplated herein. As of the date of this Agreement, no Acquired Company is specifically identified as a party that is subject to any material restriction or limitation on any of its operations under any Order.

3.7 Compliance with Law; Permits. Each Acquired Company is, and has been since January 1, 2017, in compliance with all Applicable Laws (including those relating to maintaining Permits required of such Acquired Company to conduct the Business), except where the failure to be in compliance would not be material to the Significant Subsidiaries taken as a whole. No written notice has been received by any Acquired Company from January 1, 2017 to the date of this Agreement from any Governmental Authority alleging that any Acquired Company is not or was not in compliance with any Applicable Law that has not been remedied or where such non-compliance would not be material to the Acquired Companies taken as a whole. Each Acquired Company has in effect all Permits that are required for the Acquired Companies (taken as a whole) to conduct the Business as currently conducted in all material respects, all such Permits are valid and in full force and effect, and each Acquired Company is in compliance in all material respect with the terms of such Permits.

3.8 Contracts.

(a) Section 3.8(a) of the Disclosure Schedule lists the following Contracts, in effect as of the date hereof, to which any Acquired Company is a party (each a “Major Contract”):

(i) each Contract providing for the payment of any cash or other compensation or benefits upon the sale of all or a portion of any Acquired Company or the Business of any Acquired Company;

(ii) each Contract for the employment of an individual or engagement of a consultant, in each case earning an annual base salary of three hundred fifty thousand dollars ($350,000) or more per year (other than offer letters entered into in the Ordinary Course of Business for employees or consultants who are terminable at-will without any material Liability to any Acquired Company);

(iii) all collective bargaining agreements and Contracts with the twenty-five (25) largest union locals (or other labor organizations) of the Acquired Companies, measured by pension contribution dollars paid by an Acquired Company during the year ended December 31, 2018 (each a “Major Union”);

(iv) each WIP Contract that is reasonably expected to involve revenues to be recognized by an Acquired Company of greater than twenty million dollars ($20,000,000) after Closing (other than those Contracts that on the Closing Date will be terminable at will or upon not more than ninety (90) days’ notice by any Acquired Company without any Liability to any Acquired Company, other than Liability with respect to services rendered before the termination thereof that is unrelated to such termination);

(v) each Contract for the purchase by any Acquired Company of any supplies that is reasonably expected to involve payments by an Acquired Company of greater than ten million dollars ($10,000,000) in the twelve months following the April 2019 Balance Sheet Date (other than those Contracts that on the Closing Date will be terminable at will or upon not more than ninety (90) days’ notice by any Acquired Company without any Liability to any Acquired Company, other than Liability with respect to services rendered before the termination thereof that is unrelated to such termination);

(vi) each Contract (other than Contracts that are disclosed or are not required to be disclosed under Sections 3.8(a)(iv) or (v) of the Disclosure Schedule) for the purchase by or from any Acquired Company of any products, goods, or services that is reasonably expected to involve payments by or to an Acquired Company of greater than ten million dollars ($10,000,000) in the twelve (12) months following the April 2019 Balance Sheet Date (other than those Contracts that on the Closing Date will be terminable at will or upon not more than ninety (90) days’ notice by any Acquired Company without any Liability to any Acquired Company, other than Liability with respect to services rendered before the termination thereof that is unrelated to such termination);

(vii) each Contract that restricts or limits in any material respect the ability of the Acquired Companies (taken as a whole) to (1) solicit customers, (2) compete with another Person in any manner (including any non-competition covenants, exclusivity restrictions, restrictions on use of Intellectual Property, rights of first refusal or most-favored pricing clauses) or (3) conduct any line of business, other than distribution agreements that include territorial limitations entered into in the Ordinary Course of Business, in any location or in any business;

(viii) each Contract (other than any Contract that is terminable at will or upon not more than ninety (90) days’ notice without any Liability to any Acquired Company, other than Liability with respect to periods prior to the termination thereof that is unrelated to such termination) that (1) requires any Person to purchase its total requirements or any material portion of any product or service from any other Person or contains “take or pay” or similar provisions, or (2) contains a “most-favored nation” clause or similar term that provides preferential pricing or treatment or grants exclusive rights of any type or scope to any Person, in each case under clauses (1) and (2), that is material to the Significant Subsidiaries taken as a whole;

(ix) each Real Property Lease;

(x) each Contract pursuant to which any Acquired Company is required to pay any royalty or license fee, or pursuant to which a license is granted (including by means of a covenant not to sue), for any Intellectual Property of a third party (other than a non-exclusive license for the use of any commercially available off-the-shelf software with an aggregate annual license or maintenance fee of less than one million dollars ($1,000,000));

(xi) each Contract under which any Acquired Company grants an exclusive license or other exclusive rights (including by means of a covenant not to sue) with respect to any Intellectual Property;

(xii) each Contract under which any Acquired Company is obligated to repay or has guaranteed any outstanding indebtedness for borrowed money or remains obligated to lend to or make any investment in (in the form of a loan, capital contribution or otherwise) any other Person, other than any other Acquired Company, with outstanding principal amounts in the aggregate for such Person exceeding twenty million dollars ($20,000,000);

(xiii) each Contract involving the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise), including any such Contract under which any Acquired Company has ongoing obligations for (1) deferred purchase price, contingent, or earn-out payments, (2) covenants, (3) indemnities or (4) other contractual obligations that could impose a liability that is material to the Acquired Companies taken as a whole;

(xiv) each Contract involving a material partnership, joint venture, or otherwise with respect to any equity interests of or owned by any Acquired Company or involving a share of profits, losses, costs, or Liabilities by any Acquired Company with any other Person, or the appointment of officers, directors, managers, or governors of any Acquired Company;

(xv) each Contract under which any Acquired Company has any outstanding Indebtedness for borrowed money;

(xvi) each Contract providing for a severance, termination, change of control, retention or similar payment of one hundred thousand dollars ($100,000) or more to an employee of an Acquired Company;

(xvii) any bonds or Contracts of guarantee in which any Acquired Company (or an insurance company or other entity acting on behalf of any Acquired Company) acts as a surety or guarantor with respect to any obligation (fixed or contingent), of another Person (other than another Acquired Company) in excess of one million dollars ($1,000,000);

(xviii) each Contract providing that an Acquired Company indemnify any person (other than another Acquired Company or in the Ordinary Course of Business), in an amount that would be material to the Significant Subsidiaries taken as a whole;

(xix) each Contract that grants to any person any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial portion of the assets of the Acquired Companies taken as a whole;

(xx) each Contract that would prohibit any of the Acquired Companies from making dividends or distributions to the Shareholders following the Closing; or

(xxi) each material Contract that would provide for any standstill arrangements.

(b) The Company has made available to Buyer a true, correct and complete copy of each Major Contract, or a form thereof (or, in the case of any oral Major Contract, an accurate summary of the material terms thereof), including any change orders to any WIP Contract that is a Major Contract resulting in a net increase in excess of twenty-five percent (25%) of the consideration of such WIP Contract that is a Major Contract. With respect to each Major Contract (and with the following assuming that each Consent is obtained, which, for any Consent that is a filing or notice, means the making of such filing or notice) (i) such Major Contract is in full force and effect and is enforceable in accordance with its terms against the Acquired Company that is a party thereto and, to the Company’s Knowledge, against each other party thereto, except in each case to the extent enforceability may be limited by any Enforcement Limitation, (ii) such Acquired Company is not and, to the Company’s Knowledge, no other party thereto is in material breach under such Major Contract and (iii) no party to such Major Contract has terminated, modified, accelerated, or canceled such Major Contract or any material right or Liability thereunder or communicated in writing such party’s desire or intent to do so.

(c) Section 3.8(c) of the Disclosure Schedule sets forth, as of three (3) Business Days before the date hereof, the aggregate WIP Contract amounts, the total amounts billed under the WIP Contracts, the total costs and expenses for the WIP Contracts and the total over and under billed calculations of the WIP Contracts, in each case, as of the Locked Box Date, each as calculated in accordance with the historical practices of the Acquired Companies. The aggregate WIP Contract amounts are accurately reflected on the April 2019 Balance Sheet in all material respects. The Company did not incur or identify, throughout its subsequent monthly reviews, any contract write downs out of the Ordinary Course of Business or material in the aggregate to the April 2019 Balance Sheet.

3.9 Title to and Condition of Certain Assets. Each Acquired Company has good title to, or a valid leasehold interest in or valid license for, each material tangible asset used by it, shown on the April 2019 Balance Sheet or acquired by it after the April 2019 Balance Sheet Date, free and clear of any Encumbrance other than any Permitted Encumbrance, except for any asset disposed of in its Ordinary Course of Business since the April 2019 Balance Sheet Date. The tangible properties and assets of the Acquired Companies are in all material respects in satisfactory operating condition for the uses for which they are currently being put, subject to ordinary wear and tear and subject to any maintenance or repairs performed in the Ordinary Course of Business.

3.10 Certain Accounts. Section 3.10 of the Disclosure Schedule lists each bank account, cash account, brokerage account and other similar account in which any Acquired Company has any interest.

3.11 Real Property.

(a) Section 3.11(a) of the Disclosure Schedule lists (i) all real property owned by any Acquired Company (each being “Owned Real Property”); and (ii) all real property leased or otherwise occupied by any Acquired Company pursuant to a real property lease that requires any Acquired Company to make payments of base rent in an amount greater than two hundred fifty thousand dollars ($250,000) during the Company’s fiscal year ending December 31, 2019 (each such agreement for lease or occupancy, being a “Real Property Lease” and any real property leased or occupied under a Real Property Lease being “Leased Real Property”). The Owned Real Property and the Leased Real Property are, collectively, the “Real Property.”

(b) Except as would not reasonably be expected to be material to the Acquired Companies taken as a whole:

(i) All of the land, buildings, structures and other improvements used by any Acquired Company in the conduct of its Business are included in the Real Property (except for that real property which is the subject of leases or occupancy agreements which are not Real Property Leases). Except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Owned Real Property or Leased Real Property. There is no pending or, to the Company’s Knowledge, Threatened Proceeding regarding condemnation or other eminent domain Proceeding affecting any Real Property or any sale or other disposition of any Real Property in lieu of condemnation. There are no options or rights in favor of any party to purchase or acquire any ownership interest in any Owned Real Property including pursuant to any executory contracts of sale, rights of first refusal or options.

(ii) The relevant Acquired Company has a valid leasehold interest under each Real Property Lease, subject to any Enforcement Limitation. No Real Property Lease imposes any restriction that prevents or materially impairs the operation of the Business conducted at that Leased Real Property. To the Knowledge of the Company, no Acquired Company is in material breach or default under any Real Property Lease.

(iii) The relevant Acquired Company has valid fee title to all Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(iv) The Company has made available to Buyer a true, correct and complete copy of, all ALTA land title surveys and all title insurance commitments and policies covering any Owned Real Property that are in the possession or control of any Acquired Company.

(v) To the Company’s Knowledge, (i) the current use of the Real Property does not violate, in any material respect, any recorded restrictive covenants affecting the Real Property, and (ii) each Acquired Company has all material licenses required by the applicable local municipality for the occupancy and operation of the Real Property as presently being used by the applicable Acquired Company.

3.12 Environmental Matters.

(a) The Company has made available to Buyer a true, correct and complete copy of all Phase I and Phase II environmental site assessments and other material investigations, studies, audits, tests, reviews or other analyses related to any of the Real Property that are in the Company’s possession or control.

(b) Except as would not reasonably be expected to be material to any Significant Subsidiary, each Acquired Company has obtained all Permits that are required under any Environmental Law and each Acquired Company is in compliance with all Environmental Laws and the terms and conditions of all Permits issued pursuant to any Environmental Law.

(c) There is no material Environmental Claim pending or, to the Company’s Knowledge, Threatened as of the date of this Agreement against any Acquired Company.

(d) No Significant Subsidiary has installed, used, generated, treated, transported, stored, handled, disposed of or arranged for the disposal of any Hazardous Substance in violation of Environmental Law in any material respect or in a manner so as to create any material Liability under any Environmental Law.

(e) Except for the obligation to make contributions to the Asbestos Trust pursuant to the Bankruptcy Plan, (i) no Acquired Company has any material Liability based on or arising out of asbestos-containing materials or exposure to asbestos and (ii) there are currently no Proceedings pending or, to the Company’s Knowledge, Threatened against any Acquired Company based on or arising out of asbestos-containing materials or exposure to asbestos.

(f) No Significant Subsidiary has assumed any environmental Liability of another entity, including any entity for which it performed or performs services, that is material to the Significant Subsidiary other than under a Contract entered into in the Ordinary Course of Business.

3.13 Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedule lists all Intellectual Property owned by each Acquired Company that is (i) registered with any Governmental Authority (or with any Person that maintains domain name registrations); (ii) all applications for any such registration (collectively, the “Registered IP”); and (iii) all material unregistered Intellectual Property including material proprietary software developed for and by and owned exclusively by each Acquired Company (“Company Software”), material trade secrets (only a non-confidential description thereof) and any material unregistered trademarks owned by each Acquired Company, (the “Unregistered IP”), (clauses (i) through (iii), collectively “Company IP”). To the Company’s Knowledge, each item of Registered IP under clause (i) is valid, in full force and effect, and enforceable. The applicable Acquired Company owns all right, title, and interest in and to each item of Company IP, free and clear of all Encumbrances except Permitted Encumbrances.

(b) Each Acquired Company owns or will own on the Closing Date (free and clear of all Encumbrances, other than any Permitted Encumbrance), or has the right to use or will have the right to use on the Closing Date without payment of a royalty, license fee or similar fee (other than pursuant to a Major Contract or a Contract not required to be disclosed in the Disclosure Schedule to avoid a breach under Section 3.8), the Intellectual Property including the Company IP, currently used by that Acquired Company in the operation of the Business, except where the failure of that Acquired Company to so own or have the right to use any such Intellectual Property is not material to the Acquired Companies taken as a whole.

(c) No Acquired Company has received written notice that any material Company IP has been declared unenforceable or otherwise invalid by any Governmental Authority.

(d) (i) No Acquired Company has received any written charge, complaint, claim, demand or notice since January 1, 2017, alleging that any use, sale or offer to sell any good or service of any Acquired Company infringes upon, misappropriates or violates any Intellectual Property right of any other Person, including any claim that any Acquired Company must license or refrain from using any Intellectual Property right of any other Person or any offer by any other Person to license any Intellectual Property right of any other Person (but excluding offers to license solely as part of bona fide offers to sell commercial software).

(ii) To the Company’s Knowledge, no Acquired Company is infringing upon, misappropriating or violating, or since January 1, 2017 has infringed upon, misappropriated or violated, the Intellectual Property of any other Person.

(iii) To the Company’s Knowledge, no other Person is infringing upon, misappropriating or violating, or since January 1, 2017 has infringed upon, misappropriated or violated, the Intellectual Property of any Acquired Company, except as has not materially and adversely affected the operation of the Business.

(e) Each Acquired Company has taken reasonable steps to protect, preserve and maintain the confidentiality of all of its confidential information and trade secrets used or held for use in the operation of the Business. To the Company’s Knowledge, no confidential information, trade secrets or other confidential Intellectual Property owned by each Acquired Company has been disclosed by such Acquired Company to any Person except pursuant to commercially reasonable non-disclosure or license agreements that (i) obligate such Person to keep confidential such trade secrets or other confidential Intellectual Property; and (ii) with respect to which no Acquired Company or, to the Company’s Knowledge, any other party is in default thereunder.

(f) To the Company’s Knowledge, all current and former employees, consultants and independent contractors of each Acquired Company that are or were substantively involved in the development, creation, and modification of any material Company IP owned by each Acquired Company, have executed and delivered to such Acquired Company an agreement which includes (i) provisions related to the protection of proprietary information and trade secrets of each Acquired Company and (ii) a present assignment of all right, title and interest to such Intellectual Property to such Acquired Company. To the Company’s Knowledge, no employee, consultant or independent contractor of any Acquired Company is in violation of any such agreement. To the Company’s Knowledge, no current or former officer, director, shareholder, employee, consultant or independent contractor of any Acquired Company has any right, ownership claim or interest in or with respect to any material Company IP.

(g) No Company Software contains any Open Source and is used in a manner that will require any Acquired Company to re-license or redistribute at no charge any source code for such Company Software. For purposes of this Agreement, “Open Source” means any software code that: (a) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, shareware (e.g., Linux), or similar licensing or distribution models; and (b) is subject to any agreement with terms requiring that such software code be (i) disclosed or distributed in source code or object code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable. Open Source includes, but is not limited to, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) Netscape Public License; (B) the Berkeley software design (“BSD”) license including Free BSD or BSD-style license; (C) an Open Source Foundation License (e.g., CDE and Motif UNIX user interfaces); and (D) any licenses listed at www.opensource.org/licenses.

(h) To the Company’s Knowledge, all material Company Software is free of all “viruses”, “worms”, “trojan horses”, “time bombs”, “back doors” and other infections or harmful routines designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software, or any other associated software, firmware, hardware, computer system or network. Each Acquired Company exercises commercially reasonable measures to protect and maintain the confidentiality, security and operation of the Company Software, websites, systems and networks (and the data and transactions transmitted thereby), including protecting the same from any unauthorized use or access by third parties, and, to the Company’s Knowledge, there have been no material violations of same within the last two (2) years.

(i) Notwithstanding the foregoing, no representation or warranty is made in this Agreement regarding any infringement, misappropriation or violation with, upon, of, by or otherwise relating to any (i) license for Intellectual Property embedded in any equipment or fixture, (ii) non-exclusive implied license of Intellectual Property or (iii) non-exclusive license for the use of any commercially available off-the-shelf software.

3.14 Insurance. Section 3.14 of the Disclosure Schedule lists all the material insurance policies of the Acquired Companies, other than those associated with Company Plans. The Acquired Companies maintain insurance policies which, in all material respects, insure the Acquired Companies against risks of a character and in such amounts as would reasonably be expected to be customary for companies of a similar size operating in the same or similar industry and are sufficient to comply with Applicable Law in all material respects. Each material insurance policy of the Acquired Companies is in full force and effect as of the date of this Agreement, and all premiums payable thereunder to date have been paid. Since January 1, 2017, no Acquired Company has received any written notice regarding (a) the cancellation or invalidation of any of the existing material insurance policies of the Acquired Companies or (b) any refusal of coverage under or any rejection of any material claim under, any such material insurance policies of the Acquired Companies.

3.15 Absence of Certain Events. Since December 31, 2018, (a) the Acquired Companies have conducted the Business in the Ordinary Course of Business and (b) there has not been any event that has had a Material Adverse Effect. Since the April 2019 Balance Sheet Date, the Acquired Companies have not taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require the consent of Buyer under, Section 6.2.

3.16 Employee Benefits.

(a) Section 3.16(a) of the Disclosure Schedule lists all Company Plans.

(b) With respect to each Company Plan, the Acquired Companies have made available to Buyer, to the extent applicable, (i) current, accurate and complete copies of each such Company Plan; (ii) copies of the most recent IRS determination letter; (iii) copies of the non-discrimination testing results and ACA compliance reports (Form 1094C/1095), as applicable, for the most recent plan year; (iv) copies of the three (3) most recent Forms 5500 annual report and accompanying schedules, and the most recent actuarial report; and (v) all nonroutine material correspondence from any Governmental Authority with respect to any Company Plan within the last three (3) years.

(c) With respect to each Company Plan: (i) each is in compliance in all material respects with its terms and with all applicable requirements of the Code and ERISA including Section 409A of the Code; (ii) all premiums, contributions, or other payments required to have been made by law or under the terms of any Company Plan or any contract or agreement relating thereto as of the Closing Date have been timely made; (iii) no “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code for which an Acquired Company could reasonably be expected to incur material liability; and (iv) there have been no acts or omissions by the Company or any ERISA Affiliate that have given rise to or would reasonably be expected to give rise to any material fines, penalties, taxes or related material charges under Sections 502 or 4071 of ERISA or Section 511 of the Code, or under any other similar Applicable Law, for which the Company or any ERISA Affiliate may be liable.

(d) Each Company Plan that is intended to be qualified under Section 401 of the Code is subject to a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under IRS pronouncements, that such plan is so qualified under Section 401(a) of the Code and, to the Knowledge of the Company, no action or omission occurred with respect to any such plan since the date of its most recent determination letter, opinion letter or advisory letter, which would reasonably be expected to adversely affect its qualification.

(e) Section 3.16(e) of the Disclosure Schedule lists each Multiemployer Plan that an Acquired Company is required to make contributions under any collective bargaining agreement with a Major Union to which an Acquired Company is subject. Except for the Multiemployer Plans disclosed in Section 3.16(e) of the Disclosure Schedule and Multiemployer Plans that an Acquired Company is required to maintain under any collective bargaining agreement with a union or other labor organization that is not a Major Union, neither any Acquired Company nor any of its ERISA Affiliates has or reasonably expected to have any Liability under a plan subject to Section 412 of the Code or Title IV of ERISA. No Company Plan is (i) a multiple employer plan as described in Section 413 of the Code or (ii) a multiple employer welfare arrangement under ERISA.

(f) To the Company’s Knowledge, no Multiemployer Plan to which any Acquired Company contributes or has contributed is a coal industry plan or a welfare plan that imposes an exit fee or withdrawal fee or termination fee.

(g) There is no material Proceeding pending or, to the Company’s Knowledge, Threatened against or with respect to any Acquired Company as of the date of this Agreement regarding any Company Plan, in each case that was brought by or on behalf of any current or former employee of such Acquired Company, by any beneficiary or dependent of any such employee, by any Governmental Authority with jurisdiction over any Company Plan or by any fiduciary or co-fiduciary, in each case other than routine claims for benefits.

(h) With respect to any Company Plan that is a Multiemployer Plan, to the Company’s Knowledge: (i) all contributions required to be made with respect to employees of the Acquired Companies have been timely paid; (ii) neither any Acquired Company nor any ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability against any of them; and (iii) neither any Acquired Company nor any ERISA Affiliate has any actual or contingent liability under Section 4204 of ERISA.

(i) Neither the Acquired Companies nor any of their ERISA Affiliates has or is reasonably expected to have any material obligations or liability as of the Closing Date in connection with a complete or partial withdrawal from any Multiemployer Plan that an Acquired Company or any other ERISA Affiliates are required to make contributions to under any collective bargaining agreement with a Major Union.

(j) No Acquired Company is obligated under any Company Plan or otherwise to provide medical or death benefits with respect to any employee or former employee of the Company or its predecessors after termination of employment, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA or other Applicable Law.

(k) Each of the Acquired Companies and each ERISA Affiliate has complied, in all material respects, with the requirements of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and the Patient Protection and Affordable Care Act of 2010, as amended, with respect to each Company Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code.

(l) No Acquired Company is or will be obligated to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The transactions contemplated by this Agreement will not be the direct or indirect cause of any amount paid or payable by the Company being classified as an excess parachute payment under Section 280G of the Code.

(m) No Company Plan is, and no Acquired Company has at any time had or are they reasonably likely to have any liability with respect to, a Plan which provides defined benefit pension or retirement benefits for any current or former employee or worker in the United Kingdom.

3.17 ESOP.

(a) The Company has made available to Buyer a complete and correct copy of the ESOP and ESOP Trust Agreement, and each are in full force and effect on the date of this Agreement.

(b) The ESOP Trustee (and each prior trustee of the ESOP) has been (or was) duly and properly appointed and granted full authority to act as the trustee of the ESOP and exercise trust powers thereunder, and the ESOP Trustee has been authorized to exercise such authority and powers and shall have full power and authority to perform the ESOP Trustee’s obligations under this Agreement and to carry out the transactions herein contemplated. During the current ESOP plan year and each of the past six (6) completed plan years, (i) the ESOP Trustee and each prior trustee of the ESOP acted without causing a fiduciary breach, never entered into a prohibited transaction for which no exemption existed and all requirements were satisfied, acted solely in the best interests of the ESOP participants and their beneficiaries and (ii) the Company has satisfied all fiduciary duties in the selection and oversight of each ESOP fiduciary, including each of the current and prior trustees of the ESOP during that period.

(c) The ESOP is now and at all times since its inception been an employee stock ownership plan described in Section 4975(e)(7) of the Code and the regulations thereunder and tax-exempt trust within the meaning of Sections 401(a) and 501(a) of the Code. The Company has received from the IRS and is entitled to rely upon a determination dated November 25, 2014 that the ESOP is tax-qualified under Code Section 401(a) and 4975(e)(7). To the Company’s Knowledge, no facts exist that would jeopardize the Company’s reliance on such determination. The ESOP is, and at all times has been, maintained and administered in compliance with the Code and ERISA in all material respects and, no prohibited transactions (within the meaning of Code Section 4975(c)) have occurred with respect to the ESOP for which an exemption is not available, and no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the ESOP.

(d) The Shares acquired by the ESOP and held by the ESOP are and at all times have been “employer securities” under Section 407(d)(1) of ERISA and Section 409(l) of the Code and “qualifying employer securities” for purposes of Section 407(d)(5) of ERISA and Section 4975(e)(8) of the Code.

(e) During the current ESOP plan year and each of the past six (6) completed plan years: (i) each purchase or sale of Shares by the ESOP, was determined to be in the interests of, and fair from a financial point of view to, the participants and beneficiaries in the ESOP by the ESOP Trustee (or, as applicable, the prior trustee of the ESOP); (ii) no prior purchase of the stock of the Company, or distribution or sale of stock of the Company, has adversely affected the qualified status of the ESOP under Section 401(a) of the Code or the status of the ESOP as an employee stock ownership plan under Section 4975(e)(7) of the Code; (iii) each loan incurred by the ESOP and each loan outstanding during that period has satisfied the requirements of Section 408(b)(3) of ERISA and Section 4975(d)(3) of the Code; (iv) the purchase price paid by the ESOP each time Shares were purchased by the ESOP did not exceed “adequate consideration” (as defined in Section 3(18) of ERISA and the regulations issued thereunder) for such Shares; (v) in the case of a transaction between the ESOP Trustee (or, as applicable, the prior trustee of the ESOP) and any “party in interest” or “disqualified person,” value was determined as of the date of the transaction, while for all other purposes value was determined as of the ESOP’s most recent valuation date; and (vi) any stock of the Company that was distributed by the ESOP to the eligible ESOP participants and beneficiaries was distributed in compliance with the applicable provisions of the ESOP and Applicable Law, and the Company redeemed such Shares from the recipient ESOP participants and beneficiaries in accordance with a “fair valuation formula,” as required under Section 409(h)(2) of the Code.

(f) For the current ESOP plan year, and for each of the past six (6) completed plan years, each time a valuation of the Shares held by the ESOP was required to be performed, including at the end of each plan year and when the Shares held by the ESOP were purchased or sold, the valuation of such Shares was performed by an independent appraiser within the meaning of Section 401(a)(28)(C) of the Code. The historical information and projections provided by the Company to the ESOP’s then trustee and the ESOP’s independent financial advisor fairly and accurately represented the Company’s assets, business operations and condition as of each such applicable date.

(g) Section 3.17(g) of the Disclosure Schedule lists all “synthetic equity” as that term is defined by Section 409(p)(6) of the Code and the regulations issued thereunder. The ESOP has performed adequate testing to demonstrate compliance with Section 409(p) of the Code and the regulations thereunder. As of the Closing Date, neither the Company nor the ESOP shall have made any “prohibited allocations” within the meaning of Treasury Regulation Section 1.409(p)-1(b)(2) or caused the incurrence of a “nonallocation year,” as defined in Treasury Regulation Section 1.409(p)-1(c), issued any synthetic equity to a disqualified person for purposes of Section 4979A of the Code, or engaged in any other transaction that could result in the Company being liable for excise tax under Section 4979A of the Code.

(h) Section 3.17(h) of the Disclosure Schedule lists the outstanding principal balance of all existing indebtedness of the ESOP.

(i) The transactions contemplated by this Agreement, and any related transactions, are not “prohibited transactions” under Section 406 of ERISA and Section 4975(c) of the Code, or are otherwise exempt from such provisions pursuant to Section 408(e) of ERISA, Section 4975(d)(13) of the Code, or under other prohibited transaction exemption provisions of ERISA and the Code, and the rules and regulations promulgated thereunder.

(j) No pass-through vote to the participants of the ESOP is required by the provisions of Section 409(e)(3) of the Code or the terms of the ESOP for the transactions contemplated by this Agreement.

(k) Section 3.17(k) of the Disclosure Schedule lists all documents that provide for indemnification of the fiduciaries of the ESOP or such fiduciaries’ financial advisors in connection with any prior transactions involving the ESOP or the transactions contemplated hereby.

(l) There are no pending elections by any participant in the ESOP to receive distributions from the ESOP in the form of employer securities of the Company.

(m) During the current ESOP plan year and each of the past six (6) completed plan years, the ESOP has not been subject to an audit or investigation by either the IRS or the U.S. Department of Labor, except for routine compliance audits and the review of the ESOP made by the IRS in connection with an application for a favorable determination letter.

(n) Other than routine claims for benefits submitted by participants or beneficiaries in the ordinary course of administration, no claim against, or Proceeding involving, the ESOP is pending or, to the Company’s Knowledge, Threatened.

3.18 Employees and Labor Relations.

(a) All employees (whether full-time or part-time) of the Acquired Companies (collectively, the “Employees”) are “at will” employees whose employment may be terminated without notice and without material Liability therefor. The Acquired Companies do not have any written agreements with any of the Employees providing for severance except as provided in Section 3.18(a) of the Disclosure Schedule, which includes a list of each Employee who is a party to a written agreement with an Acquired Company that entitles the Employee to severance. No Acquired Company has entered into a Contract with any Employee or former employee of the Acquired Companies with respect to compensation, promotion, retention, termination or similar matters in connection with the transactions contemplated hereby or otherwise.

(b) With respect to each Acquired Company: (i) Section 3.8(a)(i) of the Disclosure Schedule lists each collective bargaining agreement and Contract with a Major Union; (ii) no national office of a labor organization or employee group has filed any representation petition or made any written demand to an Acquired Company for recognition; (iii) to the Company’s Knowledge, since January 1, 2017, no employees of any Acquired Company have engaged in any efforts with any union, labor organization, or employee group to organize such employees and no such efforts are Threatened; (iv) no labor strike, work stoppage, picketing, slowdown or other material labor dispute has occurred since January 1, 2017 or, to the Company’s Knowledge, is Threatened; and (v) there is no material employment-related Proceeding pending or, to the Company’s Knowledge, Threatened regarding an alleged violation or breach by such Acquired Company (or any of its managers, officers, directors, or governors) of any Applicable Law or Contract.

(c) Since January 1, 2017, no Acquired Company has implemented a plant closing or mass layoff of employees or similar action implicating the WARN Act or any similar Applicable Law.

(d) The Acquired Companies are in compliance with all Applicable Laws relating to employment and employment practices, including those relating to labor, labor relations, wages, hours, worker classification, discrimination, immigration and worker authorization, leaves of absence, safety and health, and unfair labor practices, to the extent the same relate to employees of the Acquired Companies, except where the failure to be in compliance would not be material to the Acquired Companies taken as a whole. No Acquired Company has received any written notice from any Governmental Authority or other Person regarding any violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized to work in the United States, or, since January 1, 2017, otherwise applying to any term or condition of employment, except where such violation or alleged violation would not be material to the Acquired Companies, taken as a whole. Each individual classified by any Significant Subsidiary as an independent contractor, or as exempt from any law, statute, rule or ordinance with respect to wages and hours, is properly so classified, except, in each case, as would not be material to the Significant Subsidiary.

(e) To the Company’s Knowledge, (i) each Significant Subsidiary maintains accurate and complete I-9 forms for each current employee and has retained those forms in accordance with Applicable Laws and (ii) none of the current employees of the Significant Subsidiaries are not authorized to work in the United States.

(f) Section 3.18(f) of the Disclosure Schedule contains a correct and complete list of each independent contractor or consultant that is an individual who has performed services for the Acquired Companies since January 1, 2019, the cost of which (on an annualized basis) exceeded one hundred fifty thousand dollars ($150,000), specifying the date of engagement, a brief description of the nature of services provided, and whether each is a party to an independent contractor agreement.

3.19 Certain Business Relationships. No Acquired Company is a party to any material Contract or material transaction with any of its Affiliates (other than any other Acquired Company), except (a) employment Contracts and Company Plans, (b) any Contract or transaction on terms comparable in all material respects to terms customary in an arms-length arrangement of such type where the termination of such Contract or transaction will not materially and adversely affect the operation of the Business, (c) any stock or asset acquisition agreement, or other similar business combination agreement, or any lease of Real Property, with any current or former employee of an Acquired Company, in each case to the extent such Contract has continuing obligations, or (d) as otherwise expressly contemplated herein (clauses (a) through (d), collectively, the “Related Party Agreements”).

3.20 FCPA Matters.

(a) No Acquired Company (including any of their respective officers, directors, agents or employees) has during the past five (5) years, directly or indirectly taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery law applicable to the Acquired Companies in any jurisdiction other than the United States (collectively, the “FCPA”) or, in violation of the FCPA, (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly or (iii) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

(b) The operations of each Acquired Company are, and during the past five (5) years have been, conducted in compliance with all anti-money laundering laws and all related financial record keeping and reporting requirements, rules, regulations and guidelines (collectively “Money Laundering Laws”) in all material respects and no investigation, action, suit or proceeding before any Governmental Authority involving any Acquired Company with respect to Money Laundering Laws is pending or, to the Company’s Knowledge, Threatened.

3.21 Sanctions and Export Controls.

(a) No Acquired Company nor any of its directors, officers, employees, agents, Affiliates or, to the Company’s Knowledge, representatives is a Person that is or is owned in any amount, directly or indirectly, or controlled by a Person that is (i) designated on any of the various U.S. government lists of sanctioned entities administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the Bureau of Industry and Security of the U.S. Commerce Department (“BIS”), including the Specially Designated Nationals list, or the target of any other sanctions administered or enforced by OFAC, BIS, or any other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in Cuba, Iran, North Korea, the Crimea region of Ukraine, or Syria.

(b) During the past five (5) years, no Acquired Company has engaged in or is now engaged in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject of Sanctions or with any Person located, organized or resident in Cuba, Iran, North Korea, the Crimea region of Ukraine, Sudan or Syria in violation of Sanctions.

(c) During the past five (5) years, no Acquired Company is lending or has lent, is contributing or has contributed or otherwise is making or has made available any monies to (i) fund any activities of any business with any Person that, at the time of such funding, is or was the subject of Sanctions, or is or was in Cuba, Iran, North Korea, the Crimea region of Ukraine, Sudan, Syria or in any other country or territory that, at the time of such funding, is or was the subject of Sanctions or (ii) in any other manner that will result in a violation of Sanctions by any other Person.

(d) During the past five (5) years, no Acquired Company is in violation or has violated any U.S. export controls or Sanctions laws or regulations, including the Export Administration Regulations (15 C.F.R. Parts 730-774), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130) or the various sanctions related rules and regulations administered by OFAC.

3.22 CFIUS. No Acquired Company is a “pilot program U.S. business” as defined in the Department of the Treasury’s Office of Investment Security regulations at 31 C.F.R. § 801.213; produces, designs, tests, manufactures, fabricates, or develops any “critical technologies” as defined at 31 C.F.R. § 801.204; or operates in, or designs any “critical technology” for use in, any of the “pilot program industries” as defined in 31 C.F.R. § 801.212 such that the transactions contemplated by this Agreement require a mandatory declaration pursuant to 31 C.F.R. Part 801, Subpart D.

3.23 Data Protection.

(a) Since January 1, 2017, each Acquired Company has in relation to its Business complied in all material respects with the Data Protection Laws.

(b) Since January 1, 2017, none of the Acquired Companies have received any written notice (including any enforcement notice, de-registration notice or transfer prohibition notice), letter, or complaint, or been the subject of any written enquiry from a data protection authority, or any data subject, alleging non-compliance with the Data Protection Laws.

(c) To the Company’s Knowledge, no Person has intentionally gained unauthorized access to or made any unauthorized use of any Personal Data maintained by the Company in the past two (2) years.

3.24 Brokers. No Acquired Company has any Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause Buyer or any Acquired Company to become liable for payment of any fee or expense with respect thereto.

3.25 No Other Representations or Warranties. NONE OF THE ACQUIRED COMPANIES, THE SHAREHOLDERS, SHAREHOLDER REPRESENTATIVE OR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES TO BUYER OR ANY OTHER PERSON EXCEPT AS CONTAINED IN ARTICLE 3 OR ARTICLE 4 OF THIS AGREEMENT, IN EACH CASE AS MODIFIED BY THE DISCLOSURE SCHEDULE, OR IN ANY OTHER ANCILLARY DOCUMENT EXECUTED AND DELIVERED BY OR ON BEHALF OF AN ACQUIRED COMPANY, ANY SHAREHOLDER OR SHAREHOLDER REPRESENTATIVE PURSUANT TO THIS AGREEMENT AND THE ACQUIRED COMPANIES, THE SHAREHOLDERS, AND SHAREHOLDER REPRESENTATIVE HEREBY DISCLAIM ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, INCLUDING REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR SIMILAR OTHER FORWARD-LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE ACQUIRED COMPANIES, THE SHAREHOLDERS OR SHAREHOLDER REPRESENTATIVE.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Except as disclosed in the Disclosure Schedule, each Shareholder, severally with respect to itself only and not jointly, represents and warrants to Buyer as follows (except for Section 4.6, which representations and warranties are only being made by the ESOP Trustee):

4.1 Organization and Good Standing

(a) Such Shareholder, if it is an entity, (i) is duly organized and validly existing under the Applicable Laws of its jurisdiction of organization and (ii) is duly qualified and in good standing to do business in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect such Shareholder’s ability to consummate the transactions contemplated in this Agreement.

(b) Such Shareholder, if it is a trust, has, through its trustee(s), the requisite power and authority to enter into and perform its obligations under this Agreement and any Ancillary Document to which it is a party and no further action or approval by such Shareholder or any of its trustee(s) is necessary for the execution, delivery or performance by such Shareholder of this Agreement or any Ancillary Document to which that Shareholder is a party.

4.2 Title. Such Shareholder has good and valid title to all Purchased Shares owned by it, free and clear of any Encumbrance (other than restrictions imposed by securities laws applicable to securities generally and rights of Buyer under this Agreement).

4.3 Authority and Authorization; Conflicts.

(a) Authority and Authorization.

(i) Such Shareholder, if it is an entity, (1) has all requisite power to execute and deliver this Agreement and each Ancillary Document to which such Shareholder is a party, perform its obligations hereunder and thereunder and to consummate the transaction contemplated hereunder and (2) the execution, delivery and performance by such Shareholder of this Agreement and each Ancillary Document has been duly authorized by all necessary action and each such authorization remains in full force and effect. Such Shareholder, if he or she is an individual, has full power, capacity and authority to enter into and perform his or her obligations under this Agreement and each Ancillary Document of such Shareholder.

(ii) If such Shareholder is a trust, the person executing this Agreement and each Ancillary Document on behalf of such Shareholder constitutes a duly appointed trustee of such trust and such trustee has full authority under the terms of the governing instrument creating such trust and Applicable Law to enter into and perform that Shareholder’s obligations under this Agreement and each Ancillary Document of that Shareholder.

(iii) Assuming due authorization, execution and delivery by Buyer of this Agreement and each Ancillary Document of Buyer, this Agreement is, and each Ancillary Document of that Shareholder will be, the legal, valid and binding obligation of that Shareholder, enforceable against that Shareholder in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.

(b) Conflicts. Subject to the receipt of the Consents and the making of filings and submissions referenced in Section 4.3(c), the execution and delivery by such Shareholder of this Agreement and of any Ancillary Document and consummation by such Shareholder of the transactions contemplated herein and therein does not and will not (with or without the passage of time or giving of notice): (i) if such Shareholder is a trust, constitute a breach of, violate, conflict with or give rise to or create any right or obligation under the governing instrument creating such trust (including, with respect to the ESOP, the ESOP plan document and the ESOP Trust Agreement); (ii) assuming all filings and notifications under any applicable antitrust, competition, investment or similar Applicable Laws have been made and any waiting periods thereunder have terminated or expired, materially conflict with or materially violate any authorizations held by such Shareholder or any Applicable Laws or Orders applicable to such Shareholder; or (iii) result in the creation or imposition of any Encumbrance on the Purchased Shares owned by such Shareholder.

(c) Consents. Subject to the receipt of the Consents and the making of filings and submissions referenced in Section 4.3(c), the execution and delivery by such Shareholder of this Agreement and of any Ancillary Document and consummation by such Shareholder of the transactions contemplated herein and therein does not and will not (with or without the passage of time or giving of notice): require any material consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority with respect to such Shareholder except (i) as required by Antitrust Laws, and (ii) for any consent, approval, notice or filing, the absence of which will not materially and adversely affect the ability of such Shareholder to consummate the transactions contemplated herein.

4.4 Litigation and Orders. There is no Proceeding pending or, to the Knowledge of such Shareholder, Threatened against such Shareholder as of the date of this Agreement that would prevent or materially delay the performance by such Shareholder of its obligations under this Agreement.

4.5 Brokers. Such Shareholder does not have any Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause Buyer or any Acquired Company to become liable for payment of any fee or expense with respect thereto.

4.6 ESOP. The ESOP Trustee represents and warrants to Buyer as follows:

(a) ESOP Trustee. The ESOP Trustee is a trust company organized, validly existing and in good standing under the Applicable Laws of the state of Illinois. The ESOP Trustee is (i) the duly appointed independent trustee of the ESOP, with the power and authority to act on its behalf, (ii) a fiduciary of the ESOP, as described in Section 3(21)(A) of ERISA, (iii) independent of all parties to this Agreement, and (iv) vested with the authority to act on behalf of the ESOP to the extent specified in the ESOP’s plan and trust documents, including the ESOP Trust Agreement. The ESOP Trustee’s due diligence review of the transactions contemplated by the Agreement, and the ESOP Trustee’s selection of its independent financial advisor, has been completed in a manner consistent with the terms of the “Agreement Concerning Fiduciary Engagements and Process Requirements for Employer Stock Transactions” entered into by the Department of Labor and GreatBanc Trust Company in June 2014.

(b) Ownership and Transfer of Shares. The ESOP Trustee is the record owner and the participants in the ESOP are the beneficial owners of all of the authorized and outstanding Shares in the ESOP, with good title, free and clear of any and all Encumbrances (other than those arising under applicable securities laws). The ESOP Trustee has the power and authority to sell, transfer, assign and deliver the Purchased Shares in the ESOP to Buyer, the delivery of which will convey good and marketable title to such Purchased Shares, free and clear of any and all Encumbrances (other than those arising under applicable securities laws).

(c) No Claims. Except for ordinary course payments with respect to participants’ accounts, neither the ESOP nor the ESOP Trustee or, to the ESOP Trustee’s Knowledge, any prior trustee of the ESOP has any outstanding claims for Liabilities or indemnification against the Company pursuant to the ESOP’s plan and trust documents (including the ESOP Trust Agreement), the ESOP Trustee’s engagement agreement for its service as the ESOP’s trustee, and the documents or agreements for any internal loans between the Company and the ESOP.

(d) Fairness Opinion. The ESOP Trustee has received (and has provided a copy to Buyer of) an opinion from Prairie Capital Advisors, Inc., the ESOP’s independent financial advisor, dated as of the date of this Agreement, concluding that as of the date of that opinion, (i) the consideration that the ESOP shall receive for the Purchased Shares sold to Buyer pursuant to this Agreement is not less than fair market value as that term is defined under Section 3(18)(B) of ERISA, and (ii) the transactions contemplated by this Agreement, taken as a whole, are fair to the ESOP from a financial point of view (the “ESOP Fairness Opinion”).

4.7 Risk; Continued Ownership

(a) Such Shareholder, if it is a Continuing Shareholder, qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(b) Such Shareholder, if it is a Continuing Shareholder, is an informed and sophisticated participant in the transactions contemplated by this Agreement and has sufficient knowledge and experience to evaluate the technical, commercial, financial, legal and other risks associated with the acquisition by such Continuing Shareholder of the J2 Ordinary Shares on the terms hereunder. Such Continuing Shareholder understands that the J2 Ordinary Shares to be transferred to it pursuant to the terms of this Agreement involve substantial risk. Such Continuing Shareholder can bear the economic risk of its investment (which may be for an indefinite period).

(c) Such Shareholder, if it is a Continuing Shareholder, acknowledges and agrees that the J2 Ordinary Shares are subject to the restrictions on transfer as set forth in Section 6.14.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the disclosure schedule delivered by Buyer concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Schedule”), Buyer represents and warrants to the Company and the Shareholders as follows:

5.1 Organization and Good Standing. Buyer is a business company validly existing under the Applicable Laws of its jurisdiction of incorporation. Buyer is duly qualified and in good standing to do business in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated in this Agreement. Buyer has made available to the Company a true, correct and complete copy of the Organizational Documents of Buyer.

5.2 Authority and Authorization; Conflicts; Consents.

(a) Authority and Authorization. Buyer has all requisite corporate and organizational power and authority to execute and deliver this Agreement and the Ancillary Documents to which Buyer is a party, to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Ancillary Document of Buyer has been duly authorized and approved by all necessary corporate action with respect to Buyer, and such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by the Company and the Shareholders of this Agreement and each Ancillary Document to which any is a party, this Agreement is, and each Ancillary Document of Buyer at Closing will be, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.

(b) Conflicts. Subject to the receipt of the Consents and the making of filings and submissions referenced in the next sentence, neither the execution nor delivery by Buyer of this Agreement or of any Ancillary Document nor consummation by Buyer of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (i) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Buyer; (ii) assuming all filings and notifications under any applicable antitrust, competition, investment or similar Applicable Laws have been made and any waiting periods thereunder have terminated or expired, materially conflict with or materially violate any authorizations held by Buyer or any Applicable Laws or Orders applicable to Buyer; or (iii) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Buyer to accelerate, increase, terminate, modify or cancel any material right or obligation in a manner adverse to Buyer under any Contract to which Buyer is a party, except where such a breach, violation, default, conflict or right under clause (ii) or (iii) above will not materially and adversely affect the ability of Buyer to consummate the transactions contemplated herein.

(c) Consents. The execution and delivery of this Agreement and the Ancillary Documents by Buyer, and the performance of this Agreement and the Ancillary Documents by Buyer and the consummation of the transactions contemplated herein or therein by Buyer, will not, require any material consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority with respect to Buyer, except any applicable antitrust, competition, investment or similar Applicable Laws. No consent or approval by, notification to or filing with any Person is required in connection with Buyer’s execution, delivery or performance of this Agreement or any Ancillary Document of Buyer or the consummation by Buyer of the transactions contemplated herein or therein, except (i) as required by Antitrust Laws, or (ii) for any consent, approval, notice or filing, the absence of which will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.3 Litigation and Orders. There is no Proceeding pending that, if decided adversely to Buyer, will materially and adversely affect Buyer’s ability to consummate the transactions contemplated in this Agreement. As of the date of this Agreement, Buyer is not subject to an Order that will materially and adversely affect Buyer’s ability to consummate the transactions contemplated in this Agreement.

5.4 Securities. Buyer is acquiring the Purchased Shares hereunder for investment, solely for Buyer’s own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities law. Buyer acknowledges that none of the Purchased Shares may be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities law. Buyer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Purchased Shares. Buyer is able to bear the economic risk of holding the Purchased Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Buyer has had access to sufficient information regarding each Acquired Company and its business and condition to make an informed decision to purchase the Purchased Shares.

5.5 Capitalization.

(a) The maximum number of shares Buyer is authorized to issue consists of an unlimited number of J2 Ordinary Shares and an unlimited number of J2 Founder Preferred Shares. As of the date of this Agreement, the issued and outstanding shares of Buyer consist of one hundred twenty-one million thirty-two thousand five hundred (121,032,500) J2 Ordinary Shares and four million (4,000,000) J2 Founder Preferred Shares. As of the date hereof, there are one hundred twenty-five million thirty-two thousand five hundred (125,032,500) J2 Warrants issued and outstanding exercisable, in the aggregate, for up to forty-one million six hundred seventy-seven thousand five hundred (41,677,500) J2 Ordinary Shares. As of the date of this Agreement, there are one hundred sixty-two thousand five hundred (162,500) options issued and outstanding exercisable, in the aggregate, to purchase up to one hundred sixty-two thousand five hundred (162,500) J2 Ordinary Shares. There are no other authorized and outstanding equity interests of Buyer convertible into or exchangeable for any other equity interests of Buyer. There are no shareholder agreements, voting trusts or proxies or other agreements or understandings in effect with respect to the voting of the J2 Ordinary Shares or the J2 Founder Preferred Shares, in each case, to which Buyer or any of its Subsidiaries is a party.

(b) There are no bonds, debentures, notes or other Indebtedness of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of J2 Ordinary Shares or J2 Founder Preferred Shares, as applicable, may vote (“J2 Voting Debt”).

(c) Except for any obligations pursuant to this Agreement or any Ancillary Documents, there are no securities (including convertible or exchangeable securities), options warrants, calls, rights, commitments, agreements, arrangements, contracts or undertakings of any kind to which Buyer is a party or by which it is bound (i) obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause to be repurchased, redeemed or otherwise acquired, any J2 Ordinary Shares, J2 Founder Preferred Shares or J2 Voting Debt, or any security convertible or exchangeable for any J2 Voting Debt, J2 Ordinary Shares, J2 Founder Preferred Shares, or other equity securities of Buyer, (ii) obligating any such party to issue, grant, extend or enter into, as applicable, any such security, option, warrant, call, right, commitment, agreement, arrangement, contract or undertaking or (iii) that give any Person the right to receive any economic interest of a nature accruing to the holders of J2 Ordinary Shares or J2 Founder Preferred Shares and Buyer has not granted any share appreciation rights or any other contractual rights the value of which is derived from the financial performance of any such party or the value of any J2 Ordinary Shares or J2 Founder Preferred Shares.

(d) As of the date hereof, Buyer has received commitments with respect to the Equity Financing from each of the Persons (the “Warrant Exchange Parties”) set forth on Schedule 5.5(d) (the “Warrant Commitments”). To the Knowledge of Buyer, each of the Warrant Commitments is in full force and effect and is a valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms, subject to any Enforcement Limitation. The terms of the transactions contemplated under this Agreement are not materially different than the terms disclosed to the Warrant Exchange Parties by Buyer.

5.6 Voting. No vote of the holders of J2 Ordinary Shares or any other equity of Buyer is necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement.

5.7 Special Purpose Acquisition Company. Buyer was formed to undertake an acquisition of a target company or business. Buyer does not have any Subsidiaries (however, Buyer may form a wholly-owned Delaware Subsidiary to effect the acquisition of the Shares).

5.8 FCA Reports; Financial Statements; No Undisclosed Liabilities.

(a) Buyer has filed all forms, reports, schedules, statements and other documents required to be filed by Buyer with the FCA pursuant to the Listing Rules or the Disclosure Guidance and Transparency Rules since the date the J2 Ordinary Shares were admitted to the Official List and began trading on the London Stock Exchange’s main market for listed securities (collectively, the “J2 FCA Reports”). The J2 FCA Reports (i) were and, in the case of the J2 FCA Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the FCA, FSMA, the Listing Rules and the Disclosure Guidance and Transparency Rules and (ii) did not at the time they were filed, and in the case of such forms, reports and documents filed by Buyer with the FCA after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such J2 FCA Reports or necessary in order to make the statements in such J2 FCA Reports, in light of the circumstances under which they were and will be made, not misleading. To the Knowledge of Buyer, as of the date hereof, none of the J2 FCA Reports is the subject of ongoing review or outstanding investigation by the FCA.

(b) Buyer is, and has been since the date the J2 Ordinary Shares were admitted to the Official List and began trading on the London Stock Exchange’s main market for listed securities, in compliance, in all material respects, with the Listing Rules, the Market Abuse Regulation (Regulation 596/2014), and the Disclosure Guidance and Transparency Rules.

(c) Buyer does not have any Liabilities (including Liabilities for Income Taxes), except for Liabilities (i) disclosed in, provided for, adequately reflected in, reserved against, or otherwise described in Buyer’s Report and Financial Statements from incorporation on September 18, 2017 to August 31, 2018 (including in any note thereto) and its Unaudited Financial Statements from September 1, 2018 to February 28, 2019 with comparative periods (including in any note thereto), (ii) that have arisen in the Ordinary Course of Business of Buyer since February 28, 2019, (iii) under this Agreement or any Ancillary Document or otherwise in connection with the transactions contemplated herein or therein, or (iv) that would not have a material adverse effect on Buyer.

5.9 Brokers. Buyer does not have any Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause any Acquired Company or any Shareholder to become liable for payment of any fee or expense with respect thereto.

5.10 Financial Capability. Attached hereto as Exhibit D is a true, correct and complete copy of the executed debt commitment letter and related fee letter (with only the fee amounts and the economic terms of the “flex” provisions contained therein redacted) in effect as of the date of this Agreement, dated on or about the date hereof, between Buyer and each of Citigroup Global Markets Inc., Bank of America, N.A., BofA Securities, Inc., Barclays Bank PLC, UBS AG, Stamford Branch and UBS Securities LLC, including all exhibits, schedules, debt fee letters, and annexes attached thereto (collectively, the “Debt Commitment Letter”), pursuant to which Citigroup Global Markets Inc., Bank of America, N.A., BofA Securities, Inc., Barclays Bank PLC, UBS AG, Stamford Branch and UBS Securities LLC have agreed upon the terms and subject to the conditions thereof, to lend the amounts set forth therein for purposes including the financing of the transactions contemplated by this Agreement and the payment of related fees and expenses (the “Debt Financing”). As of the date hereof, the Debt Commitment Letter in the form so attached is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of Buyer, and to the Knowledge of Buyer, the other parties thereto, in each case in accordance with its terms, subject to any Enforcement Limitation. As of the date hereof, the commitments in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect. There are no conditions precedent or contingencies related to the funding of the full amount of the Debt Financing contemplated by the Debt Commitment Letter to be funded on the Closing Date other than as set forth in the Debt Commitment Letter, and as of the date hereof, other than as set forth in the Debt Commitment Letter, there are no side letters or other Contracts related to the Debt Financing that could affect the availability of the Debt Financing contemplated by the Debt Commitment Letter. No event has occurred that, with or without notice, lapse of time, or both, would constitute a default or breach on the part of Buyer or, to the Knowledge of Buyer, any other party thereto, in each case under the terms and conditions of the Debt Commitment Letter; provided, that Buyer is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in Articles 3 (as modified by the Disclosure Schedule) or 4 or the nonperformance or noncompliance by the Company or any Shareholder of its obligations hereunder. Assuming the satisfaction of the conditions set forth in Article 8, the accuracy of the representations and warranties set forth in Articles 3 (as modified by the Disclosure Schedule) and 4, the compliance and performance by the Company and the Shareholders of their respective covenants and agreements set forth in this Agreement, and subject to the satisfaction of the conditions of the financing contemplated by the Debt Commitment Letter, the net proceeds contemplated from the Debt Financing, when funded in accordance with the Debt Commitment Letter, will, in the aggregate, together with the net proceeds of the Equity Financing and Buyer’s immediately available funds, be sufficient on the Closing Date for (a) the satisfaction of all of Buyer’s payment obligations due at Closing under this Agreement and any related agreement in connection with consummating the transactions contemplated by this Agreement, and (b) the payment of any fees and expenses payable at Closing by Buyer in connection with the transactions contemplated hereby. Buyer has fully paid all commitment fees and other fees required to be paid on or prior to the date of this Agreement pursuant to the Debt Commitment Letter. Assuming the satisfaction of the conditions set forth in Article 8, the accuracy of the representations and warranties set forth in Articles 3 (as modified by the Disclosure Schedule) and 4, and the compliance and performance by the Company and the Shareholders of their respective covenants and agreements set forth in this Agreement, Buyer does not have Knowledge of any fact or occurrence that would reasonably be expected to result in any of the conditions to the Debt Financing set forth in the Debt Commitment Letter not being satisfied on a timely basis (taking into account the Marketing Period and the anticipated timing of Closing) or the full amount of the Debt Financing contemplated by the Debt Commitment Letter to be funded on the Closing Date not being available to Buyer at the Closing. For purposes of this Agreement, if a Debt Commitment Letter shall be amended, modified, waived, or replaced in accordance with Section 6.12(a), references to “Debt Commitment Letter” means or includes (as the case may be) such Debt Commitment Letter as so amended, modified, waived or replaced and references to “Debt Financing” means the financing contemplated by such Debt Commitment Letter as so amended, modified, waived or replaced, in each case from and after such amendment, modification, waiver or replacement.

5.11 Taxes. Buyer is a British Virgin Island company and is not engaged in a trade or business in the United States. Buyer does not have any liability for Taxes in any jurisdiction.

5.12 Absence of Certain Changes or Events. Between the date of its formation and the date of this Agreement, (a) there has not been any change, effect, event or occurrence that has had or is reasonably likely to have a material adverse effect on Buyer and (b) Buyer has conducted its business only in the Ordinary Course of Business.

ARTICLE 6

CERTAIN COVENANTS

6.1 Certain Actions to Close Transactions.

(a) Consents and Notifications Generally. On the terms and subject to the conditions of this Agreement (including Sections 6.1(b) and 6.1(c)), the Company, Buyer and the Designated Person will use (and will cause their respective Subsidiaries to use, as applicable) their commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, consummation of the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain as promptly as practicable (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (iii) defend any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) obtain as promptly as practicable all necessary consents, approvals or waivers from third parties. For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. None of the Company, the Shareholders, or Buyer will, nor will they permit any of their respective Affiliates to, take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in Article 6 either being delayed or not being satisfied.

(b) Antitrust Notification. In furtherance and not in limitation of the foregoing, the Company and Buyer will (i) as promptly as practicable, but in no event later than ten (10) Business Days after the date of this Agreement, file or cause to be filed with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and (ii) supply as promptly as practicable any additional information and documentary material that may be requested by the FTC, the DOJ or any other Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its commercially reasonable efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 6.1 necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable (and in any event no later than the Outside Date). The Company and the Shareholders, on one hand, and Buyer, on the other hand, will furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission under the HSR Act or such other Antitrust Law. All filing fees or other applicable disbursements in connection with obtaining any approvals or making the notifications or filings required under the Antitrust Laws, shall be paid one half, by the Shareholders as a Company Transaction Expense, and the other half by Buyer.

(c) Antitrust Actions. Buyer agrees to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve such objections, if any, that a Governmental Authority may assert under any Antitrust Law with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Buyer (or its Subsidiaries), (ii) creating, terminating, or divesting relationships, ventures, contractual rights, or obligations of Buyer

(or its Subsidiaries) and (iii) otherwise taking or committing to take any action that would limit Buyer’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines, or properties of Buyer (or its Subsidiaries), in each case as may be required in order to obtain all approvals, consents, clearances, expirations, or terminations of waiting periods, registrations, permits, authorizations, and other confirmations required directly or indirectly under any Antitrust Law or to avoid the commencement of any action to prohibit the transactions contemplated by this Agreement under any Antitrust Law, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Proceeding seeking to prohibit the transactions contemplated by this Agreement or delay the Closing beyond the Outside Date. For the avoidance of doubt, nothing in this Agreement requires the Company or any Shareholder to, and Buyer may not and may not agree to, divest, hold separate, or otherwise take any action that limits Buyer’s, any Acquired Company’s, any Shareholder’s or their respective Affiliates’ freedom of action, ownership or control with respect to, any of the businesses, assets, equity interests, product lines or properties of any Acquired Company, any Shareholder, or any of their respective Affiliates.

(d) Antitrust Proceedings. In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.1, if any Proceeding, including any Proceeding by a private party, is instituted (or Threatened to be instituted) challenging the transactions contemplated by this Agreement or the Ancillary Documents as violative of any Antitrust Law, the Company and Buyer will use commercially reasonable efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Cooperation. The Company, the Designated Person and Buyer will use (and will cause their respective Affiliates to use) their commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any Proceeding initiated by a private party, (ii) promptly inform the other Party of (and supply to the other Party) any communication received by such Party from, or given by such Party to, the FTC, the DOJ, or any other Governmental Authority and of any material communication received or given in connection with any Proceeding by a private party, in each case regarding the transactions contemplated by this Agreement, (iii) permit the other Party to review in advance and incorporate the other Party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated by this Agreement and (iv) consult with the other Party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any Proceeding by a private party, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and teleconferences. The Parties will take commercially reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.1(e) in a manner so as to preserve the applicable privilege.

(f) Permits. Each Acquired Company will cooperate in all reasonable respects (which shall include supplying information known to the Acquired Companies and execution of such documents as may be legally required) with Buyer in connection with the applications for newly issued Permits, as necessary for the continued operation of the Business in the Ordinary Course of Business in all material respects immediately upon Closing (the “Permit Application”). Buyer shall diligently and in good faith proceed with the Permit Applications.

(g) No Liability for Unobtained Consents and Permits. Except the obligation to use commercially reasonable efforts set forth in Section 6.1 (or as a result of a breach of any representation or warranty in Article 3 or Article 4), none of the Acquired Companies or any Shareholder will have any obligation whatsoever to Buyer arising out of, relating to, or resulting from the failure to obtain any Consent or Permit. No term of this Agreement will be breached, and no condition will be deemed not satisfied as a result of (i) the failure to obtain any Consent or Permit or (ii) any Proceeding commenced or Threatened by or on behalf of any Person arising out of, relating to, or resulting from the failure to obtain any Consent or Permit.

6.2 Pre-Closing Conduct of Business. Except (i) for actions related to the Reorganization and (ii) as expressly contemplated in this Agreement (including in Schedule 6.2), as required under Applicable Law or any Contract in existence on the date of this Agreement to which an Acquired Company is a party, or as otherwise consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned, or delayed), from the date of this Agreement through Closing:

(a) each Acquired Company will, and the Designated Person will direct each of the Acquired Companies to, conduct the Business of such Acquired Company in its Ordinary Course of Business; provided, however, that:

(i) no action or failure to take action by any Acquired Company with respect to the matters addressed in Section 6.2(b) shall constitute a breach of this Section 6.2(a) unless such action or failure to take such action would also constitute a breach of Section 6.2(b); and

(ii) nothing in this Section 6.2(a) requires that any Acquired Company make any capital expenditure or otherwise pay any amounts or incur any expense; and

(b) no Acquired Company will, and the Designated Person will direct each Acquired Company not to, do any of the following:

(i) issue or otherwise allow to become outstanding or redeem or otherwise acquire any equity interest of any Acquired Company or right to any such equity interest, other than with respect to outstanding awards, as of the date of this Agreement, in the ordinary course administration of any Company Plan;

(ii) split, combine, or reclassify any equity interests of any Acquired Company;

(iii) make any purchase, sale, or disposition of any asset (including by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any other Person) of more than five million dollars ($5,000,000) individually or in a series of related transactions, except in its Ordinary Course of Business and except for transactions with any other Acquired Company (including internal reorganization transactions);

(iv) grant any Encumbrance on any material asset, other than (A) pursuant to a Major Contract (or a Contract not required to be disclosed in the Disclosure Schedule to avoid a breach under Section 3.8) or (B) any Permitted Encumbrance;

(v) sell, assign, convey, transfer, abandon, allow to lapse, fail to maintain or dispose of any material Intellectual Property, except as required by Applicable Law;

(vi) become a guarantor with respect to any obligation of any other Person, other than any other Acquired Company, or assume any obligation of any such Person for borrowed money;

(vii) incur any indebtedness for borrowed money, other than indebtedness (A) to any other Acquired Company or (B) that may be prepaid at any time without penalty and is incurred in the Ordinary Course of Business;

(viii) except in its Ordinary Course of Business, enter into any Contract which would result in the receipt or expenditure of more than two hundred fifty thousand dollars ($250,000) or amend or terminate any Contract in any respect that is material and adverse to any Significant Subsidiary;

(ix) (A) fail to prepare and timely file all material Tax Returns with respect to such Acquired Company required to be filed before Closing, timely withhold and remit any employment Taxes applicable to such Acquired Company or timely pay any other Taxes required to be paid by such Acquired Company, (B) make or change any material election with respect to Taxes or change any accounting method with respect to Taxes or (C) settle or compromise any Tax liability, enter into any agreement with any Tax authority, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or make any claim for a refund with respect to Taxes other than in the Ordinary Course of Business;

(x) (A) adopt or change any material accounting method or principle used by such Acquired Company, except as required under GAAP, or (B) change any annual accounting period;

(xi) except in its Ordinary Course of Business or as may be required under any existing Contract or Applicable Law, (A) enter into any employment agreement or grant any bonus or otherwise materially increase the compensation payable to or to become payable to, or benefits of, any director, officer or management-level employee of such Acquired Company with an annual salary of more than three hundred fifty thousand dollars ($350,000) other than annual cost of living or merit increases of not more than five percent (5%) (as determined by reference to the employees of the each Acquired Company in the aggregate), or (B) amend in any material respect or terminate any Company Plan of such Acquired Company or enter into any new arrangements that would, if existing on the date hereof, constitute a Company Plan;

(xii) amend any of its Organizational Documents;

(xiii) pay, discharge, settle or satisfy any material Liability, except (A) in its Ordinary Course of Business or (B) to the extent reflected or reserved for on the April 2019 Balance Sheet;

(xiv) commence or settle any litigation claim that is pending or Threatened against, relating to or involving any Acquired Company, other than in the Ordinary Course of Business, if the settlement amount would not be covered by insurance or reserves reflected in the Financial Statements and would be in excess of one hundred thousand dollars ($100,000) individually or one million dollars ($1,000,000) in the aggregate;

(xv) file a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against such entity under any other similar Applicable Law;

(xvi) abandon or discontinue any material existing aspect of the Business or enter into any material new line of business; or

(xvii) agree or commit to do any of the foregoing.

(c) The Company shall notify Buyer in writing promptly after the Company obtains Knowledge of any new Leakage items not contemplated by Section 3.4(f) (including the specific amount of such Leakage).

6.3 Access to Information.

(a) Pre-Closing Access for Buyer. From the date hereof through Closing, subject to the Nondisclosure Agreement, the Company will (i) cause Buyer and its representatives to have reasonable access during normal business hours and upon prior consent of the Company (not to be unreasonably withheld, conditioned or delayed) to the facilities, books and records of each Acquired Company for the opportunity to investigate the Business, and (ii) furnish to Buyer and its representatives such additional financial and operating data and other information relating to the Business as Buyer reasonably requests. Buyer and its representatives will conduct such investigation in a manner that does not unreasonably interfere with the operations of any Acquired Company and will not have access to any personnel other than those listed in Schedule 6.3(a) without the written consent of an executive officer of the Company. All non-public or otherwise confidential information regarding the Acquired Companies obtained by Buyer or any of its representatives pursuant to this Section 6.3(a) will be kept confidential in accordance with the Nondisclosure Agreement. Nothing contained in this Section 6.3 obligates any Acquired Company or any of its Affiliates to (1) violate any Applicable Law, (2) breach any duty of confidentiality owed to any Person whether such duty arises contractually, statutorily or otherwise (provided that the Acquired Company will, and will cause its Affiliates to, use commercially reasonable efforts to obtain any third-party consents or waivers that would permit the supply of such information), or (3) jeopardize the protection of any attorney-client or attorney work product privilege or similar privilege.

(b) Post-Closing Access for the Shareholder Representative. Throughout the seven (7) year period after Closing, subject to the reasonable confidentiality precautions set forth in that certain nondisclosure agreement between Shareholder Representative and the Company and enforceable by Buyer after Closing, Buyer will, during normal business hours and upon reasonable notice from the Shareholder Representative: (i) cause the Shareholder Representative and its representatives to have reasonable access to the books and records (including financial and Tax records, Tax Returns, files, papers and related items) of each Acquired Company, and to the personnel responsible for preparing and maintaining such books and records, in each case to the extent necessary or reasonably desirable to (1) defend or pursue any Proceeding, (2) prepare or file Tax Returns, or (3) address Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; and (ii) permit the Shareholder Representative to make copies of such books and records for the foregoing purposes, at the Shareholders’ expense (from the Shareholder Representative Expense Fund). If requested by Buyer, the Shareholder Representative will provide reasonable substantiation of the purpose for such access to show that such access is for any of the foregoing purposes. Nothing contained in this Section 6.3 obligates Buyer or any of its Affiliates to (A) violate any Applicable Law, (B) breach any duty of confidentiality owed to any Person whether such duty arises contractually, statutorily or otherwise (provided that Buyer will, and will cause its Affiliates to, use commercially reasonable efforts to obtain any third-party consents or waivers that would permit the supply of such information), or (C) jeopardize the protection of any attorney-client or attorney work product privilege or similar privilege.

(c) Post-Closing Retention of Information by the Shareholders and the Shareholder Representative. At and after Closing, the Shareholders and the Shareholder Representative may retain in their possession, subject to Buyer’s reasonable confidentiality precautions, any copies of any books or records of such types described in Section 6.3(b) that are in the possession or control of the Shareholders or the Shareholder Representative, in each case for any purpose described in Section 6.3(b).

6.4 Further Assurances. If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as the other Party reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting Party (in the case of Shareholder Representative, at the expense of the Shareholders from the Shareholder Representative Expense Fund), except to the extent this Agreement otherwise allocates such expense to any other Party.

6.5 Confidentiality and Publicity.

(a) Nondisclosure Agreement. Subject to the other terms of this Section 6.5, Buyer, the Company, and each Shareholder acknowledges that the information being furnished or made available to it in connection with the transactions contemplated under this Agreement and the Ancillary Documents is subject to the terms of the Nondisclosure Agreement between the Company and Buyer, dated August 9, 2019 (the “Nondisclosure Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Nondisclosure Agreement will terminate with respect to information relating exclusively to the Acquired Companies.

(b) Confidentiality. From and after the Closing, each Shareholder shall keep confidential any and all non-public information relating to the Acquired Companies or the Business; provided, however, that no Shareholder shall be liable hereunder with respect to any disclosure to the extent such disclosure is determined by that Shareholder (with the advice of counsel) to be required or requested in connection with any Applicable Law or Order; and provided further that a Shareholder may disclose any such information as reasonably necessary to perform its obligations or enforce its rights under this Agreement and the Ancillary Documents. If a Shareholder is required or requested in connection with any Applicable Law or Order to disclose any non-public information, that Shareholder shall (i) to the extent permissible by such Applicable Law or Order, provide Buyer with prompt written notice of such requirement, (ii) disclose only that information that the Shareholder determines (with advice of counsel) is required or requested to be disclosed, and (iii) use commercially reasonable efforts to preserve the confidentiality of such non-public information, including by, at Buyer’s request, reasonably cooperating with Buyer (at Buyer’s sole cost and expense) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information. Notwithstanding the foregoing, such non-public information shall not include information that is or becomes available to the public after the Closing other than as a result of a disclosure by a Shareholder in breach of this Section 6.5(b).

(c) Publicity. Except as stated in this Section 6.5(c), each Party will not, and each Party will cause each of its Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated herein without the prior written approval thereof of each Party (other than as required by Applicable Law or any rule and regulation of the London Stock Exchange, in which case the Party required to make the release or announcement shall use its commercially reasonable efforts to allow the other Party reasonable time to comment on each release or announcement in advance of such issuance and shall consider in good faith the views and comments made by such other Party); provided, however, that no party shall be required to obtain consent pursuant to this Section 6.5(c) to the extent any proposed release or announcement is consistent with information that has previously been made public without breach of the obligations under this Section 6.5(c). Each Party will cooperate with the other in issuing a press release (with mutually agreed upon text) that announces the Parties’ entry into this Agreement and the transactions contemplated herein generally.

6.6 Employee Matters.

(a) Compensation. Throughout the twelve (12) month period after Closing, Buyer will, or will cause one or more of Buyer’s Affiliates (including any Acquired Company) to, provide to each employee of an Acquired Company (i) base salary or hourly wages which in the aggregate are no less favorable than the base salary or hourly wages provided by the applicable Acquired Company immediately prior to the Closing and (ii) target bonus and incentive opportunities which are no less favorable than the target bonus and incentive opportunities, if any, provided by the applicable Acquired Company immediately prior to the Closing to eligible employees.

(b) Employee Benefits. Throughout the twelve (12) month period after Closing, Buyer will, or will cause one or more of Buyer’s Affiliates (including any Acquired Company) to, provide to each employee of an Acquired Company (and their dependents) employee benefits that are substantially similar, in the aggregate in all material respects to the employee benefits received by the employees (and their dependents) as employees of an Acquired Company immediately before Closing (excluding any equity compensation plans and arrangements, but including any profit sharing plan that Buyer may determine to offer in substitution of the ESOP). Without limiting any obligation already existing, for purposes of eligibility and vesting for all benefits and for purposes of accruals (except defined benefit pension plans or equity compensation plans) or entitlement to vacation, sick leave and paid time off, Buyer will cause each employee of an Acquired Company to be given or retain (as applicable) full credit under the employee benefits of Buyer and its Affiliates (including any Acquired Company) after Closing for such employee’s service with any Acquired Company or Affiliate before Closing (including the full carryover to such benefits or retention, as applicable, of any earned, but unused, time or pay with respect to the foregoing) but only to the extent such credits do not result in duplication of benefits. To the extent permitted by Applicable Law, each such employee (and such dependent) will be allowed to participate in such employee benefits without regard to preexisting conditions, waiting periods, evidence of insurability or other exclusions or limitations not imposed on such individual by, or which were otherwise satisfied under, any Acquired Company’s employee benefit arrangements before Closing. To the extent permitted by Applicable Law, Buyer will apply or credit (or cause to be applied or credited) toward any deductible requirements under all welfare benefit Plans all amounts paid by employees (or dependents) under the welfare benefit Plans of any Acquired Company during the Company Plan year in which the Closing Date occurs.

(c) Equity Compensation Plan. As promptly as practicable after the Closing, the Buyer Board will adopt (and, to the extent necessary, will recommend to its shareholders for adoption) a long-term incentive compensation plan, in which the employees of the Company will be eligible to participate after the Closing. As promptly as practicable after the effectiveness of the Registration Statement, the Buyer Board will adopt (and, to the extent necessary, will recommend to its shareholders for adoption) an employee stock purchase plan, in which the employees of the Company will be eligible to participate after the Closing.

(d) No Amendment of Benefits nor Third-Party Beneficiary. Without limiting Section 10.4, (i) no Company Plan or other employee benefit is or will be deemed to be amended by any term hereof and (ii) no Person, including any employee (or dependent thereof) of any Acquired Company, is a third-party beneficiary of any term of this Section 6.6.

6.7 Termination of the ESOP. The Company shall, on or before the Closing Date, amend the ESOP (the “ESOP Amendment”) as set forth in Exhibit E, contingent upon the completion of the Closing and effective as of the day following the Closing Date to permanently discontinue contributions to and terminate the ESOP and convert the ESOP into a qualified profit sharing plan. The ESOP Amendment shall provide that, as soon as administratively feasible following the Closing Date, the ESOP Trustee shall make available distributions, in cash, of fifty percent (50%) of the value of each ESOP participant’s account balance, including accounts already in pay status (such value to be determined without regard to the possible adjustment in the value of the ESOP Escrow Shares). At least ten (10) Business Days prior to the Closing Date, the Company shall provide to Buyer a draft notice to the participants of the ESOP describing the transactions contemplated by this Agreement and stating that the pre-Closing Company Board will permanently discontinue contributions to and terminate the ESOP. The Company shall provide Buyer with a reasonable opportunity to review and comment upon such notice and any other communications to the participants in the ESOP regarding the transactions contemplated by this Agreement. As soon as reasonably practicable following the Closing Date, the Company shall submit an application in a form reasonably acceptable to the Shareholder Representative to the IRS requesting a favorable determination with respect to the amendment and termination of the ESOP (the “Final Determination Letter”). As soon as reasonably practicable following the later of the receipt of such determination letter and the final distribution of the ESOP Escrow Shares, the ESOP Trustee shall distribute all remaining ESOP account balances. Furthermore, such amendment to the ESOP shall provide that the ESOP shall not make a final distribution of ESOP account balances until the final distribution of the ESOP Escrow Shares. The Company shall keep Buyer reasonably informed on the status of the ESOP termination as contemplated by this Section 6.7.

6.8 Post-Closing Administration of ESOP. The Company is authorized to act as the administrator of the ESOP and may delegate that authority to a committee. The Company shall remain authorized to amend the ESOP plan document in any way that it determines to be necessary and appropriate (other than in a manner inconsistent with the terms of this Agreement), including amendments made at the request of the IRS in connection with its issuance of a final determination letter for the ESOP. Subject to the terms of the engagement agreement between the Company and the ESOP Trustee, the ESOP Trustee shall not be removed by the Company until the final resolution and distribution of the ESOP Escrow Shares pursuant to the terms of this Agreement and the Escrow Agreement, and the final distribution of the ESOP account balances. If the ESOP Trustee is so removed by the Company, the Company shall choose an independent institutional replacement trustee.

6.9 Exculpation and Indemnification of Directors and Officers. Throughout the six (6) year period after Closing, Buyer will prevent the amendment, repeal or modification of any provision in any Organizational Document of any Acquired Company relating to exculpation or indemnification and hereby guaranties, and agrees to promptly pay or cause to be paid, all amounts required to be indemnified by any Acquired Company for pre-Effective Time acts or omissions of its former officers, directors, governors, members, partners, or managers holding office before the Effective Time (except to the extent required by Applicable Law), it being the intent of the Parties that such officers, directors, governors, members, partners, or managers will continue to be entitled to such exculpation and indemnification for such acts or omissions to the greatest extent permitted under Applicable Law. Prior to the Effective Time, the Company will purchase “tail” directors’, officers’ and ERISA fiduciaries’ liability insurance policies, covering the same persons and providing at least the same coverage and amount and containing terms and conditions that are not less advantageous to such covered persons as the existing policies, and the terms of which will provide coverage until the sixth anniversary of the Closing. Any cost or expense of obtaining such “tail” policies shall be a Company Transaction Expense. Throughout the six (6)-year period after Closing, Buyer will maintain (or cause to be maintained) in effect, at the expense of the Taxable Shareholders, such “tail policies” and will not (and will cause its Affiliates, including the Acquired Companies, not to) take any action to cause such “tail” policies to be cancelled or any provision therein to be amended or waived. Buyer’s obligations under this Section 6.9 will not be terminated or modified in a manner that adversely affects any Person to whom this Section 6.9 relates with respect to pre-Effective Time acts or omissions without the consent of such affected Person (it being expressly agreed that such Person to whom this Section 6.9 relates will be a third party beneficiary of this Section 6.9).

6.10 Certain Tax Matters.

(a) Pre-Closing Tax Returns. The Acquired Companies will timely prepare and file at the expense of the Company (or the relevant Acquired Company) all Tax Returns of or including any Acquired Company that are required to be filed (with extensions) on or before the Closing Date and pay all Taxes shown as due on any such Tax Return. After the Closing, Shareholder Representative (at the expense of the Shareholders) shall cause to be prepared and shall submit to the Company for filing in a timely manner all Tax Returns for each Acquired Company for any tax period ending on or before the Closing Date, and which are filed after the Closing Date (the “Pre-Closing Tax Returns”). To the extent required by Applicable Law, each Taxable Shareholder shall include any income, gain, loss, deduction or other Tax items for any Pre-Closing Tax Period on his, her, or its respective tax returns in a manner consistent with the Schedule K-1 with respect to the Pre-Closing Tax Returns that are either the U.S. Federal 1120S return or corresponding state or local income Tax Returns. The Shareholder Representative shall provide Buyer with completed drafts of the Pre-Closing Tax Returns for Buyer’s review and comment at least fifteen (15) days prior to the due date for filing thereof, and will consider in good faith changes reasonably and timely requested by Buyer. Buyer and Shareholder Representative will attempt in reasonable good faith to resolve any disagreements regarding the Pre-Closing Tax Returns prior to the due date for filing. To the extent that Buyer and

Shareholder Representative are unable to reach an agreement regarding any of the Pre-Closing Tax Returns, the dispute will be submitted to the Independent Accounting Firm for resolution, with the costs of the Independent Accounting Firm to be borne fifty percent (50%) by the Shareholders (from the Shareholder Representative Expense Fund) and fifty percent (50%) by Buyer. Upon resolution of any disagreements regarding any Pre-Closing Tax Return, the Shareholders shall pay, out of the Shareholder Representative Expense Fund, to the relevant Acquired Company the amount shown due on any such Pre-Closing Tax Return (to the extent that such Tax Liabilities were not reflected in the calculation of Aggregate Cash Consideration), and Buyer shall (i) cause the relevant Acquired Company to file the Pre-Closing Tax Return, (ii) pay the Tax Liability shown thereon to the appropriate Governmental Authority, and (iii) provide Shareholder Representative with a copy of the notice from the relevant Governmental Authority that such Tax Liabilities have been paid. The Parties agree that to the maximum extent permitted under Applicable Law for U.S. federal and applicable state and local income Tax purposes, all deductions related to the Company Transaction Expenses shall be allocated to the taxable year of the Company ending on the Closing Date. Buyer will (and will cause each Acquired Company to) cooperate with Shareholder Representative to enable Shareholder Representative to prepare the Pre-Closing Tax Returns, including providing access to books and records and the Company’s accounting staff. For the avoidance of doubt, the Company will be responsible for filing the Pre-Closing Tax Returns. To the extent permitted by Applicable Law, Buyer, on behalf of the Company, agrees to file composite Income Tax Tax Returns covering all eligible Shareholders in all states where the Company will file an Income Tax Tax Return for any Pre-Closing Tax Period (the “Composite Tax Returns”). Shareholders have been advised that the Company will be required to pay the Income Tax as shown due for each Shareholder participating in any Composite Tax Return. Buyer shall not be required to allow any Shareholder to participate in any Composite Tax Return unless such Shareholder has paid or causes to be paid to the Company, at or prior to the time for filing such Composite Tax Return, an amount equal to such Shareholder’s share of the Income Tax liability reflected on such Composite Tax Return and provides all required consents and other documentation required for the Company to file a Composite Tax Return on behalf of such Shareholder in any state or other jurisdiction. Buyer and the Shareholder Representative agree that all Tax Returns filed by the Acquired Companies will, to the maximum extent permitted by Applicable Law, include the Transaction Tax Deductions as an Income Tax deduction on or before the Closing Date. To the extent not discussed in the immediately preceding sentence, such Returns will be prepared in a manner consistent with the past practice of the Acquired Companies, except as otherwise required by Applicable Law. “Transaction Tax Deduction” means: (A) the amount of any Company Transaction Expense (notwithstanding the definition, whenever incurred); (B) the employer portion of any employment Tax on any Company Transaction Expense or other compensatory payment; (C) any payment described in the definition of Indebtedness that gives rise to any deduction for Income Tax purposes; and (D) any other payment made in connection with any of the transactions contemplated hereby that gives rise to any deduction for Income Tax purposes. For purposes of this Agreement, the Parties agree that 70% of success-based fees paid by any Acquired Company or any of its Affiliates will be deductible under Rev. Proc. 2011-29 and will be a Transaction Tax Deduction that falls in the Taxable period ending on the Closing Date.

(b) Straddle Period Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of each Acquired Company for Tax periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”). All Straddle Period Tax Returns shall be prepared in a manner consistent with the past practice of the Acquired Companies except as otherwise required by Applicable Law. Buyer shall provide Shareholder Representative with completed drafts of such Straddle Period Tax Returns for Shareholder Representative’s review and comment at least forty-five (45) days prior to the due date for filing thereof, and will consider in good faith changes reasonably and timely requested by Shareholder Representative. Buyer and Shareholder Representative will attempt in reasonable good faith to resolve any disagreements regarding such Straddle Period Tax Returns prior to the due date for filing. To the extent that Buyer and Shareholder Representative are unable to reach an agreement regarding any such Straddle Period Tax Returns, the dispute will be submitted to the Independent Accounting Firm for resolution, with the costs of the Independent Accounting Firm to be paid fifty percent (50%) by the Shareholders (from the Shareholder Representative Expense Fund) and fifty percent (50%) by Buyer. The Shareholders shall pay to the relevant Acquired Company within ten (10) days of its receipt of notice from Buyer that such Taxes have been paid to the appropriate Governmental Authority by the Acquired Company an amount equal to the portion of such Taxes that relate to the Pre-Closing Tax Period portion of such Straddle Period (except to the extent that such Tax Liabilities were reflected in the calculation of Aggregate Cash Consideration). For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, receipts, or payroll, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Taxes based upon or related to income, receipts, or payroll, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant Straddle Period ended on the Closing Date.

(c) Contested Tax Returns. If Shareholder Representative and Buyer have not yet agreed upon a final Tax Return to be filed under Section 6.10(a) or Section 6.10(b) (a “Contested Tax Return”) on the due date of such Tax Return (as such due date may be extended), the responsible filing party shall cause such Tax Return to be executed and duly and timely filed with the appropriate Tax authority as follows: (i) any Pre-Closing Tax Return shall be filed as prepared by Shareholder Representative; and (ii) any Straddle Period Tax Return shall be filed as prepared by Buyer. Thereafter, if the Independent Accounting Firm resolves a dispute regarding a Contested Tax Return as set forth in Section 6.10(a) or Section 6.10(b), and such resolution requires a change to such Contested Tax Return, the responsible filing party will file or cause to be filed an amended Tax Return to the previously filed Contested Tax Return, in a manner consistent with the decision of the Independent Accounting Firm.

(d) Cooperation. Buyer, the Shareholders, and the Acquired Companies will cooperate fully as and to the extent reasonably requested by the other party in connection with the preparation and filing of any Tax Return and the defense of any Proceeding with respect to Taxes of the Acquired Companies and the Shareholders. Buyer agrees to, and to cause each Acquired Company to, abide by all record retention requirements of, or record retention agreements entered into with, any Tax authority. To the extent that action by Buyer or any company controlled by it is required by Applicable Laws or administrative pronouncements in order to extend any statute of limitation for any Tax Return or Proceeding described above in this Section 6.10(d), such party will take such action as is necessary to extend a statute of limitations where such extension is reasonably requested by the other party in connection with the preparation by such other party of such Tax Return or defense by such other party of such Proceeding.

(e) Transfer Taxes. The Shareholders and Buyer will each pay half of all Transfer Taxes, and the Shareholders and Buyer will cooperate in timely making all filings, returns, reports, and forms as may be required to comply with the provisions of Applicable Law relating thereto or to reduce or eliminate any Transfer Taxes. The Transfer Taxes for which the Shareholders shall be responsible shall be included in the Company Transaction Expenses.

(f) Refunds. Any Tax refunds that are received by Buyer or an Acquired Company that relate to the Pre-Closing Tax Period of an Acquired Company shall be for the account of the Shareholders, and Buyer shall pay over to the Shareholders any such refund within ten (10) Business Days after receipt or entitlement thereto; provided, however, that if any such Tax refund is subsequently reduced or disallowed, the Shareholders shall promptly reimburse the Acquired Company for the amount of any reduction or disallowance of such Tax refund. Amounts paid under this clause shall be treated as adjustments to the Aggregate Purchase Price.

(g) Amendments. Buyer shall not, and shall not cause or permit any Acquired Company to, (i) amend any Tax Returns filed with respect to any Pre-Closing Tax Period or any Straddle Period or (ii) make any Tax election that has retroactive effect to any Pre-Closing Tax Period or Straddle Period, in each case without the prior written consent of Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(h) Tax Indemnity. From and after the Closing Date, the Taxable Shareholders shall severally based on their Adjusted Pro Rata Share and not jointly indemnify, defend and hold harmless Buyer, the Acquired Companies, their successors and assigns (if any) (collectively, the “Tax Indemnified Parties”), from and against any and all Losses resulting or arising from Indemnified Taxes; provided, however, that for purposes of this Section 6.10(h), each Shareholder’s Adjusted Pro Rata Share shall be calculated by treating Shares held by the ESOP as not outstanding; provided further that Buyer shall first seek recovery for any such Losses under the R&W Insurance Policy to the extent coverage is reasonably available thereunder. Amounts paid under this clause shall be treated as adjustments to the Aggregate Purchase Price.

(i) Section 338(h)(10) Elections.

(i) Buyer and the Shareholders shall join in timely making an election under Section 338(h)(10) of the Code (and any corresponding elections under Applicable Laws) (collectively, the “Section 338(h)(10) Elections”) with respect to the purchase and sale of the Purchased Shares pursuant to this Agreement and Buyer and the Shareholders shall cooperate in the completion and timely filing of such elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of Applicable Laws) or any successor provision. At the Closing, each of the Shareholders and any other Persons who may be treated as holders of capital stock of the Company for purposes of Section 338 of the Code shall deliver to Buyer a signed IRS Form 8023 in form and substance reasonably satisfactory to Buyer, to be filed by Buyer for purposes of making the Section 338(h)(10) Elections.

(ii) The Shareholders, Buyer and the Company, agree to (i) report the purchase of Purchased Shares contemplated hereby as a “qualified stock purchase” for federal, state and local income Tax purposes and (ii) not to take any position to the contrary thereto in any Tax Return, any action, claim or proceeding before any Governmental Authority or otherwise.

(iii) In connection with the Section 338(h)(10) Elections, Buyer shall pay to the Shareholders the payments provided for in Schedule 6.10(i) hereto in accordance with the provisions set forth in such Schedule. Amounts paid under this clause shall be treated as adjustments to the Aggregate Purchase Price. Buyer shall pay or cause to be paid such amounts, by wire transfer of immediately available funds pursuant to the Wire Transfer Instructions, to each Taxable Shareholder such amounts in accordance with Schedules 6.10(i), 6.10(i)-1 and 6.10(i)-2. Notwithstanding anything herein to the contrary, Buyer may choose, on or prior to December 31, 2019, not to make one or more Section 338(h)(10) Elections (and shall provide written notification to the Shareholder Representative of such decision on or before December 31, 2019). If a Section 338(h)(10) Election is not made, then the provisions of Schedule 6.10(i)-3 shall apply and the Shareholders shall not be required to perform the covenants in Section 6.10(i)(i)-(iii) and Buyer shall return to the Shareholder Representative any forms delivered pursuant to Section 7.1(f).

(j) Certain Tax Distributions.

(i) On or and after the date of this Agreement and prior to April 13, 2020, the Company shall make Tax Distributions two (2) Business Days prior to the dates on which the Shareholders are required to pay any estimated federal, state and local Income Taxes owed by such Shareholders in accordance with Section 6654(c) of the Code and similar provisions of state and local Applicable Laws with respect to the 2019 Taxable year. Each “Tax Distribution” will be an aggregate amount (paid pro rata to all Shareholders in accordance with their Adjusted Pro Rata Share) calculated (A) to provide each Shareholder with a sufficient distribution to pay his, her or its estimated Income Taxes on the Company’s income for the relevant quarter in accordance with Sections 6654(d)(1)(B)(ii) and 6654(d)(1)(C) of the Code (relating to the 110% safe harbor for estimates) and similar provisions of state and local Applicable Law; and (B) based on such Shareholder’s Share ownership, to determine a per-Share amount of such distribution, which will then be paid to such Shareholder and all other Shareholders. If the Closing shall have occurred prior to the payment of a Tax Distribution hereunder then the Tax Distribution after the Closing Date shall be paid by Buyer and such Tax Distribution shall be treated for Income Tax purposes as an adjustment to the Aggregate Purchase Price.

(ii) The Buyer shall make a Final Tax Payment to the Shareholders on April 13, 2020 with respect to the 2019 Taxable year “Final Tax Payment” in an aggregate amount (paid pro rata to all Shareholders of the Company in accordance with their Adjusted Pro Rata Share), that when added to previous Tax Distributions paid for the 2019 Taxable year (A) will provide the Shareholder with the highest combined federal, state and local Income Tax rate a sufficient payment to pay his, her or its actual Income Taxes on the Company’s income for the 2019 Taxable year and (B) will be based on such Shareholder’s Share ownership, to determine a per-Share amount of such payment, which is then paid to such Shareholder and all other Shareholders of the Company in accordance with their Share ownership immediately prior to the Closing.    The Final Tax Payment shall be treated for Income Tax purposes as an adjustment to the Aggregate Purchase Price.

(iii) Income for purposes of each Tax Distribution and the Final Tax Payment shall be (A) determined consistent with the principles in Section 6.10(a); (B) exclude income arising as a result of any election pursuant to Section 965 of the Code for any Taxable period, or similar provisions of state or local Applicable Law; (C) exclude any income arising as a result of the Section 338(h)(10) Elections; and (D) shall be calculated on the basis that the Shareholders and the Company shall, as permitted by Applicable Law, claim all deductions and credits available to each to the maximum extent allowed under Applicable Law (including deductions under Section 199A of the Code). Also, any amounts paid by the Company with respect to a composite Tax Return will not be duplicated in a Tax Distribution or Final Tax Payment.

(iv) Fifteen (15) days prior to making Tax Distributions or Final Tax Payment, the Company shall provide the Shareholder Representative and Buyer with a calculation of the amounts to be paid with supporting documentation for review and comment. The Company will consider any comments made by the Shareholder Representative and Buyer within ten (10) days of receipt of such calculations.

(k) Payment of Certain Tax Amounts.

(i) Subject to the provisions, limits and deductions provided for in this Section 6.10(k), on April 1, 2020, Buyer shall pay to the Shareholders an amount, in cash by wire transfer pursuant to the Wire Transfer Instructions, which equals the amount of Taxes incurred by the Shareholders under Section 965 of the Code in connection with the Company (the “965 Taxes”), but in no event shall the aggregate payments pursuant to this Section 6.10(k) exceed twenty-two million five hundred thousand dollars ($22,500,000). This amount shall be transmitted by Buyer to the Shareholders in accordance with their Adjusted Pro Rata Shares.

(ii) The net amount paid under this Section 6.10(k) shall be treated as an adjustment to the Aggregate Purchase Price. Each of the Taxable Shareholders shall pay the amount of its 965 Taxes to the applicable Governmental Authorities promptly after Buyer makes the payment under clause (i) above (specifically designating such payment as a payment of Taxes relating to the Company under Code Section 965) and no elections shall be made to defer or postpone the payment of such Taxes to any applicable Governmental Authorities. Each of the Taxable Shareholders shall provide the Buyer with written evidence of payment of the foregoing amounts to the applicable Governmental Authorities and designation of such payment as relating to the Company under Code Section 965 within ten (10) days of such payment. Such written evidence of payment and designation of payment shall consist of (1) a copy of a check or wire transfer confirmation transmitting payment to the applicable Governmental Authorities (including as part of an estimated Tax payment), (2) a letter signed by the Taxable Shareholder to the Buyer confirming that payment of its 965 Taxes to the applicable Governmental Authorities has been made, and (3) no later than five (5) days after the earlier of filing of the Taxable Shareholder’s Tax Returns relating to its 965 Taxes hereunder with the applicable Governmental Authorities, or the due date (with extensions) for the filing of such Tax Returns, true and correct copies of the applicable forms, schedules and pages required to be included with the Taxable Shareholder’s Tax Returns as filed with the applicable Governmental Authorities showing the amount and payment of the 965 Taxes to the applicable Governmental Authorities. If a Taxable Shareholder does not provide such written evidence in accordance with this paragraph, Buyer shall withhold and offset the amounts paid by Buyer under clause (i) above from other payments due to such Taxable Shareholder until such written evidence is provided to Buyer.

(l) Tax Contests.

(i) If any Shareholders are responsible for the payment of Taxes pursuant to Section 6.10(h) or in connection with a Form 1120S for any Pre-Closing Tax Period (or any similar state or local Income Tax Tax Return) (the “Tax Indemnifying Party”) and a party entitled to indemnity from a Tax Indemnifying Party (a “Tax Indemnified Party”) receives notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim (a “Tax Claim”) with respect to such Taxes, the Tax Indemnified Party will notify the Shareholder Representative in writing within ten (10) days of such Tax Claim, but the failure to so notify the Tax Indemnifying Party will not relieve the Tax Indemnifying Party of any liability they may have to the Tax Indemnified Party, except to the extent the Tax Indemnifying Party has suffered actual prejudice thereby.

(ii) With respect to any Tax Claim, the Shareholder Representative may assume and control all proceedings taken in connection with such Tax Claim and, without limiting the foregoing, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any applicable Governmental Authorities with respect thereto, and may, either pay the Tax claimed and sue for a refund where Applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the Shareholder Representative will consult with the Tax Indemnified Party in the negotiation and settlement of any Tax Claim and the Shareholder Representative will not, without the written consent of the Tax Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed, settle or compromise any Tax Claim in any manner if such settlement or compromise would have the effect of increasing the Taxes of the Tax Indemnified Party (“Indemnified Party Tax Increase”); provided, that, to the extent that a Tax Claim relates to the Straddle Period, the Shareholder Representative and Buyer will jointly control all proceedings taken in connection with any such Tax Claim.

(iii) The Tax Indemnified Party will cooperate with the Shareholder Representative in contesting any Tax Claim, which cooperation will include the retention and (upon the Shareholder Representative’s request) the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

(iv) Neither party will settle or compromise a Tax Claim relating solely to Taxes of an Acquired Company for a Straddle Period without the other party’s written consent which consent shall not be unreasonably withheld, conditioned or delayed.

(m) Closing Date. For the portion of the day of the Closing after the time of Closing, other than the transactions expressly contemplated hereby, Buyer will cause the Acquired Companies to carry on their business only in the Ordinary Course of Business and will not convert or otherwise change the form of an Acquired Company under Applicable Law. Buyer will not cause or permit any Acquired Company to (i) file or amend or otherwise modify any Income Tax Tax Return that relates in whole or in part to any taxable period ending on or prior to the Closing Date; (ii) make or change any election for, or that has retroactive effect to, any taxable period ending on or prior to the Closing Date; (iii) voluntarily approach any Governmental Authority with respect to any taxable period ending on or prior to the Closing Date or Income Taxes attributable to a such a taxable period; or (iv) extend or waive the statute of limitations with respect to any taxable period ending on or prior to the Closing Date with respect to Income Taxes.

(n) Debt Financing. Buyer and its Affiliates, including the Acquired Companies after the Closing Date, covenant and agree that Buyer and the Acquired Companies shall maintain the ability under their loan and credit facilities to borrow sufficient funds that, when aggregated with all other borrowing pursuant such loan and credit facilities, will allow the Company to timely make the payments under Section 6.10(j) and Section 6.10(k). Buyer and its Affiliates, including the Acquired Companies after the Closing Date, covenant and agree to make such borrowings, or cause the Acquired Companies to make such borrowings, if required for the Company to timely make the payments under Section 6.10(j) and Section 6.10(k).

6.11 No Shop. Except as set forth in Schedule 6.11, throughout the period that begins on the date hereof and ends upon the earlier of the Effective Time or the termination of this Agreement pursuant to Section 7.3, neither the Company nor any Shareholder will, and the Company will cause each Acquired Company and each authorized representative or agent of the Shareholders or any Acquired Company not to, directly or indirectly, solicit, initiate, seek, or encourage any inquiry, proposal, or offer from, furnish any information to, or participate in any discussion or negotiation with any Person (other than Buyer or any Person on its behalf) regarding, or accept any offer or enter into any agreement with respect to, any acquisition of (a) any Shares or (b) a substantial portion of any Acquired Company’s equity interests, assets, or business, in whole or in part (by purchase, merger, tender offer, statutory share exchange, joint venture or otherwise), except the sales and purchases of inventory and fixed assets in the Ordinary Course of Business of the applicable Acquired Company. Except as set forth in Schedule 6.11, the Shareholders and the Company will, and will cause each Acquired Company and each authorized representative or agent of the Shareholders or any Acquired Company to, immediately terminate all such discussions or negotiations that may be in progress on the date hereof. Throughout the period that begins on the date hereof and ends upon the earlier of the Effective Time or the termination of this Agreement pursuant to Section 7.3, the ESOP Trustee shall not effect any transfer, assignment, conveyance or disposition of any Shares to any Person.

6.12 Financing.

(a) Prior to the Closing Date, Buyer shall use its commercially reasonable efforts to (i) consummate the maximum amount of the Equity Financing and (ii) ensure that the proceeds of the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter will be available as of the Closing Date. Buyer shall use its commercially reasonable efforts to: (A) maintain in effect the Debt Commitment Letter, (B) satisfy on a timely basis all conditions within its control applicable to funding of the Debt Financing, (C) to the extent necessary, enter into definitive agreements with respect to the Debt Financing on terms and conditions contained in the Debt Commitment Letter or consistent in all material respects with the Debt Commitment Letter, and (D) comply with all of its obligations and enforce its rights under the Debt Commitment Letter provided that all of the conditions set forth in Article 8 (except those to be satisfied on the Closing Date, but subject to those conditions being capable of satisfaction) have been satisfied or waived and all conditions to the Debt Commitment Letter (except those to be satisfied on the Closing Date, but subject to those conditions being capable of being satisfied on such date) have been satisfied or waived. Buyer shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt

Financing. Buyer shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter (1) if such amendment, modification or waiver could reasonably be expected to impact, delay or otherwise adversely affect the ability of Buyer to consummate the transactions contemplated hereby, (2) if such amendment, modification, waiver or remedy adversely affects in any material respect the conditions of the Debt Financing or the amount of such Debt Financing (including by changing the amount of fees to be paid in connection therewith or the original issue discount thereof) or (3) if such amendment, modification or waiver materially and adversely impacts the rights of Buyer against the other parties to the Debt Commitment Letter (provided that Buyer may amend the Debt Commitment Letter to add additional lenders, arrangers, bookrunners, agents and other similar entities). If any portion of the Debt Financing is unavailable in the manner or from the sources contemplated in the Debt Commitment Letter (other than as a result of the Company’s breach of any representation, warranty, covenant or agreement set forth in this Agreement or failure to satisfy the conditions set forth in Article 8), Buyer will use its commercially reasonable efforts to obtain alternative debt financing for such portion from alternative sources on terms and conditions no less favorable in all material respects than those contained in the Debt Commitment Letter (the “Alternative Financing”).

(b) Prior to Closing, Buyer shall not engage in any equity financing transaction other than the Equity Financing or as otherwise permitted pursuant to the Warrant Commitments. The exercise price for the J2 Warrants under the Warrant Commitments and in connection with the Equity Financing will be at least $10.25 per J2 Ordinary Share.

(c) The Company agrees to use its commercially reasonable efforts to provide, and shall cause the other Acquired Companies and their respective representatives (including legal and accounting) to use their commercially reasonable efforts to provide, at the sole expense of Buyer, such cooperation as reasonably requested by Buyer in connection with the Financings, including using commercially reasonable efforts (i) to, upon reasonable advance notice by Buyer, provide assistance with the preparation of customary confidential information or placement memoranda, ratings agency presentations, other lender presentations or other offering materials related to the syndication of the Debt Financing (including assistance with pro forma financial information), in each case as customary for a financing of a type similar to the Debt Financing and to the extent reasonably requested by Buyer and to execute and deliver customary authorization letters with respect thereto on terms consistent with the Debt Commitment Letter (provided that no Acquired Company shall be required to give representations, warranties or indemnities in such letter); (ii) to cause senior management and representatives of the Company and the other Acquired Companies, in each case, with appropriate seniority and expertise, to, upon reasonable advance notice by Buyer, participate in a reasonable number, meetings, presentations, drafting sessions and due diligence sessions with ratings agencies, the Financing Sources and prospective lenders; (iii) to cooperate with the marketing efforts of Buyer and the Financing Sources upon the reasonable written request of Buyer; (iv) to provide as promptly as reasonably practicable (but, in any event, no later than the dates required under the Debt Commitment Letter) all Required Financial Information and such other financial data and other customary information regarding the Company and the other Acquired Companies as may reasonably be requested by Buyer or the Financing Sources; (v) to afford to the Financing Sources, at reasonable times and on reasonable notice, access to the Acquired Companies’ respective properties and facilities; (vi) to promptly (but, in any event, no later than three (3) Business Days prior to the Closing) furnish to the Financing Sources all documentation and other information reasonably requested by the Financing Sources in connection with applicable “know your customer” and anti-money laundering and other anti-corruption rules and regulations, including the USA PATRIOT Act and the requirements of 31 C.F.R. §1010.230, in each case as reasonably requested by Buyer in writing at least ten (10) days prior to the Closing Date; (vii) to execute and deliver documents for the Debt Financing as may be reasonably requested by Buyer, including (A) documents relating to the repayment of the existing indebtedness of the Company and the other Acquired Companies and the release of related liens, including customary payoff letters, and (B) definitive financing documents and certificates, including agreements, documents or certificates that facilitate the creation and perfection of liens securing the Debt Financing as reasonably requested by Buyer or the Financing Sources; (viii) to obtain such accountants’ comfort letters, insurance certificates, consents, landlord waivers, payoff letters and lien releases as reasonably requested by Buyer or the Financing Sources in connection with the Debt Financing, in each case, effective as of the Closing; (ix) to furnish any other customary financing deliverables (including delivering stock or limited liability company certificates for certificated securities and limited liability company membership or equity interests with transfer powers executed in blank) of the Company and the other Acquired Companies; (x) to cooperate with Buyer’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing; (xi) subject to Section 6.12(e)(II) to take all corporate actions, subject to the occurrence of the Closing and which shall not be effective until the Closing, reasonably requested by Buyer to permit the consummation of the Financings; and (xii) to obtain customary payoff letters as of the Closing Date, as requested by Buyer, for Indebtedness of the Acquired Companies.

(d) The Company agrees to use its commercially reasonable efforts to provide, and shall cause the other Acquired Companies and their respective representatives (including legal and accounting) to use their commercially reasonable efforts to provide, such cooperation as reasonably requested by Buyer in connection with the Equity Financing, including using commercially reasonable efforts (i) to provide assistance with the preparation or review of risk factors for any private placement memoranda or other offering materials related to the Equity Financing and (ii) to cause senior management and representatives of the Company and the other Acquired Companies, in each case, with appropriate seniority and expertise, to, upon reasonable advance notice by Buyer, participate in a reasonable number of meetings and due diligence sessions with existing holders of J2 Warrants. The Company has been provided drafts of all financial information to be included in the Debt Financing and the Equity Financing and hereby consents to Buyer’s (i) use in any private placement memoranda (which the Company acknowledges will be made available on Buyer’s website) or other offering materials related to the Debt Financing or Equity Financing of such financial information and to any public disclosure of such financial information as may be required by Applicable Law and (ii) making available the Financial Statements on Buyer’s website.

(e) The Company hereby consents to the use of all of its and the other Acquired Companies’ logos in connection with the Financings; provided that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Acquired Companies or the reputation or goodwill of the Acquired Companies. Notwithstanding the foregoing, none of the Acquired Companies nor any of their respective Affiliates or representatives shall be required to (1) pay any commitment or other fee in connection with the Financings, (2) enter into any Contract (other than the customary authorization letters referred to above) or modification of any Contract the effectiveness of which is not contingent upon the Closing, (3) give any indemnities in connection with the Financings (other than indemnities from the Acquired Companies that are not effective prior to the Closing), (4) provide any information the disclosure of which is prohibited or restricted (but only to the extent of such restrictions) under Applicable Law or any Contracts (that, in the case of Contracts, are in effect on the date hereof and which have been disclosed to Buyer on or prior to the date hereof) so long as the Company shall have used its commercially reasonable efforts to disclose such information in a way that would not violate such prohibition or restriction, (5) provide any memoranda that are subject to legal privilege so long as the Company shall have used its commercially reasonable efforts to disclose such information in a way that would not waive such privilege or (6) take any action to the extent that it would (A) unreasonably interfere with the business or operations of the Acquired Companies or their Affiliates, (B) violate any Applicable Law or Contract (that, in the case of Contracts, are in effect on the date hereof and which have been disclosed to Buyer on or prior to the date hereof) so long as the Company shall have used its commercially reasonable efforts to take such action in a way that would not violate such Applicable Law or Contract, (C) be reasonably likely to result in the waiver of any attorney-client privilege (so long as the Company shall have used its commercially reasonable efforts to take such action in a way that would not waive such privilege), the unauthorized disclosure of any trade secrets of third parties or the breach of any applicable confidentiality obligations (so long as the Company shall have used its commercially reasonable efforts to take such action in a way that would not breach such obligation), or (D) be reasonably likely to cause any representation or warranty in this Agreement to be breached by the Company; provided, further, (I) no director, officer, manager, governor, employee or other representative of the Acquired Companies, any Shareholder or any of their Affiliates shall be required to deliver any certificate or opinion or take any other action pursuant to this Section 6.12 other than in his or her capacity as a director, officer, manager, or governor of an Acquired Company after the Effective Time and in no event shall any such certificate or opinion be effective prior to the Closing or result in personal liability to such director, officer, manager, governor, employee or other representative or to an Acquired Company, any Shareholder or any of their Affiliates and (II) neither the Shareholders nor the members of the boards of directors (or other applicable authorizing bodies) of the Acquired Companies prior to the Closing that shall not remain in such position following the Closing shall be required to approve any Financings or definitive documents related thereto prior to the Closing.

(f) Buyer will promptly upon request, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) incurred by it and the other Acquired Companies in complying with their respective covenants pursuant to this Section 6.12. Buyer shall defend, indemnify and hold harmless the Acquired Companies and their Affiliates, and their respective pre-Closing directors, officers, employees, agents and other representatives, from and against any and all losses suffered or incurred in connection with the Financing (including providing the support and cooperation contemplated by this Agreement) or any information provided in connection therewith, in each case, other than any such losses arising out of, or in connection with (i) any historical financial information relating to the Company and other than information furnished by or on behalf of the Company or the Shareholders used in connection with the Financing specifically required by this Agreement or (ii) the gross negligence, bad faith or willful misconduct of the Company, as finally determined by a court of competent jurisdiction.

6.13 Registration Statement; Financial Statements.

(a) Each of the Shareholders and the Company shall use commercially reasonable efforts to (i) furnish Buyer with information concerning itself, any Acquired Company or their respective Affiliates as may be commercially reasonably necessary or advisable in connection with the preparation and filing by Buyer of the Registration Statement with the U.S. Securities and Exchange Commission (“SEC”) (including the Listing), and (ii) provide such other assistance as may be reasonably requested by Buyer in connection with the preparation and filing of the Registration Statement with the SEC (including the Listing).

(b) The Company shall use commercially reasonable efforts to continue the preparation of (i) audited consolidated financial statements consisting of the consolidated balance sheet of the Company and its consolidated Company Subsidiaries as of December 31, 2016, 2017 and 2018, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended (the “SEC Audited Financial Statements”), and (ii) unaudited consolidated financial statements consisting of the consolidated balance sheet of the Company and its consolidated Company Subsidiaries as of June 30, 2019 or any later period required to be included in the Registration Statement and the related consolidated statements of income, stockholders’ equity and cash flows for the period then ended (the “SEC Unaudited Financial Statements” and together with the SEC Audited Financial Statement, the “SEC Financial Statements”), which SEC Financial Statements, including, in each case, any related notes thereto will: (A) comply as to form with the published rules and regulations of the SEC with respect thereto; (B) be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (C) fairly present in all material respects the financial position of Company at the respective dates thereof and the results of Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC. From the date of the Agreement through the Closing Date, the Company and the Shareholders shall use their commercially reasonable efforts, including dedicating reasonable internal and external resources, to cause the SEC Financial Statements to be finalized and delivered as soon as possible following the date of this Agreement. Notwithstanding the foregoing, Buyer acknowledges and agrees that the SEC Financial Statements will not be completed prior to the Closing Date and that no Equityholder will have any Liability arising out of or related to this Agreement with respect to any financial statements that are filed with the SEC or otherwise made public by Buyer or the Company after the Closing.

(c) Buyer will promptly upon request, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including third party accountants and advisors) incurred prior to or after the date of this Agreement by it and the other Acquired Companies in complying with their respective covenants pursuant to this Section 6.13.

(d) As promptly as practicable after the Closing, Buyer will file with the SEC a registration statement to register the J2 Ordinary Shares issuable pursuant to this Agreement under the Securities Act. Buyer will use its commercially reasonable efforts to complete the Domestication, cause such registration statement to be declared effective by the SEC and apply for and cause such J2 Ordinary Shares to be listed on the New York Stock Exchange.

6.14 Lock-Up.

(a) Subject to Section 6.14(c), each Continuing Shareholder agrees with Buyer that during the ninety (90) day period following the date of the Listing, without the prior written consent of Buyer, such Continuing Shareholder shall not, and shall not authorize, permit or direct its Subsidiaries or Affiliates to, directly or indirectly, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, warrant to purchase or otherwise transfer or dispose of any of its J2 Ordinary Shares or (ii) enter into any derivative transaction of any type whatsoever (including any swap, contract for differences, option, warrant or futures transaction or arrangement) that transfers, in whole or in part, any of the economic consequences of its ownership of any of its J2 Ordinary Shares (each of (i) and (ii) above, a “Disposal”), whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of any J2 Ordinary Shares, in cash or otherwise.

(b) Notwithstanding the foregoing, the restrictions contained in this Section 6.14 shall not apply to any of the following Disposals: (i) a Disposal of J2 Ordinary Shares to another Continuing Shareholder; (ii) a Disposal of J2 Ordinary Shares to any Affiliates of the Continuing Shareholder at any time; (iii) a Disposal of J2 Ordinary Shares for estate planning purposes to persons immediately related to such person making such Disposal by blood, marriage or adoption; (iv) a Disposal of J2 Ordinary Shares to any trust that is solely for the benefit of such person or the persons described in Section 6.14(b)(iii), including such Disposal made to any trust (or any direct or indirect subsidiary of any trust) of which such person is a beneficiary; (v) an acceptance of a general offer for the J2 Ordinary Shares made to all holders of J2 Ordinary Shares on equal terms; or (vi) the provision of an irrevocable undertaking to accept an offer as described in Section 6.14(b)(v); provided, however, that with respect to any of the Disposals listed Section 6.14(b)(i) through Section 6.14(b)(iv), Buyer shall be given written notice prior to said Disposal, identifying the name and address of such transferee and such transferee(s) assume in writing the obligations of such Continuing Shareholder under this Agreement by executing appropriate joinder agreements (or standalone lock-up agreement) in a form reasonably acceptable to Buyer.

(c) Notwithstanding anything set forth in this Section 6.14, the ESOP Trustee hereby agrees that it shall not effect any (i) transfer of Purchased Shares or (ii) Disposal (which, for the avoidance of doubt, shall include any distribution of J2 Ordinary Shares to any participant) until the earlier of (A) such time as the Registration Statement has been declared effective by the SEC or (B) March 31, 2021.

6.15 Non-Competition.

(a) For a period of five (5) years after the Closing (the “Restricted Period”), no Designated Person or Taxable Shareholder shall engage, directly or indirectly, in any business anywhere in the Territory that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by any of the Acquired Companies as of the Closing or, without the prior written consent of Buyer, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with Buyer, the Business or any of the Acquired Companies in manufacturing, producing or supplying products or services of the kind manufactured, produced or supplied by any of the Acquired Companies as of the Closing.

(b) As a separate and independent covenant, no Designated Person or Taxable Shareholder shall, for a period of five (5) years following the Closing, in any way, directly or indirectly, for the purpose of conducting or engaging in any business that manufacturers, produces or supplies products or services of the kind manufactured, produced or supplied by any of the Acquired Companies as of the Closing, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of any of the Acquired Companies with whom any of the Acquired Companies had any dealings prior to the Closing or take away or interfere or attempt to interfere with any custom, trade, business or patronage of any of the Acquired Companies, or interfere with or attempt to interfere with any officers, employees, representatives or agents of any of the Acquired Companies, or induce or attempt to induce any of them to leave the employ of any of the Acquired Companies or violate the terms of their contracts, or any employment arrangements, with any of the Acquired Companies; provided, however, that the foregoing will not prohibit a general solicitation to the public of general advertising.

(c) Notwithstanding the foregoing, the following shall not be deemed to be a violation of this Section 6.15 by a Designated Person or Taxable Shareholder: (i) ownership of securities having no more than two percent (2%) of the outstanding voting power of any competitor which are listed on any national securities exchange as long as the Designated Person or Taxable Shareholder owning such securities has no other connection or relationship with such competitor or (ii) continuation and growth of the business interests and continuation of the types of activities for each entity as described in Schedule 6.15, but such entities may not expand into additional types of business activities that would violate paragraphs (a) and (b) of this Section 6.15. In addition, a business in which a Designated Person or Taxable Shareholder is directly or indirectly engaged shall not be deemed to be in competition with the any of the Acquired Companies if (A) no more than ten percent (10%) of the annual consolidated revenues of such business (based upon its most recently completed fiscal year) are attributable to one or more business activities (“Incidental Competitive Activity”) that are in competition with the business of the Acquired Companies and (B) the Designated Person or Taxable Shareholder is not engaged, directly or indirectly, in such Incidental Competitive Activity and has no direct or indirect responsibility for, or oversight of, such Incidental Competitive Activity. Real estate holding companies, including those which may be customers of any of the Acquired Companies, shall not be considered engaged in or competitive with the business of any of the Acquired Companies.

(d) The Restricted Period with respect to any Designated Person or Taxable Shareholder shall, to the maximum extent permitted by Applicable Law, be extended by the length of any period during which such Designated Person or Taxable Shareholder shall be in breach of the terms of this Section 6.15.

(e) Each Designated Person and Taxable Shareholder acknowledges that the covenants of such Designated Person or Taxable Shareholder set forth in this Section 6.15 are an essential element of this Agreement and that, but for the agreement of such Designated Person or Taxable Shareholder to comply with these covenants, Buyer would not have entered into this Agreement. Such Designated Person or Taxable Shareholder acknowledges that this Section 6.15 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement by Buyer. Each Designated Person and Taxable Shareholder has independently consulted with its own counsel and after such consultation agrees that the covenants set forth in this Section 6.15 are reasonable and proper.

(f) If the duration of, the scope of or any business activity covered by any provision of this Section 6.15 is excess of what is determined to be valid and enforceable under Applicable Law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Each Designated Person and Taxable Shareholder hereby acknowledges that this Section 6.15 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under Applicable Law.

(g) On the Closing Date, the Company and the Designated Person shall execute and deliver to each other a license agreement granting the Designated Person, APi Supply, Inc., and APi Supply Company, and their respective Affiliates, a royalty free license to continue to use the names “APi Supply, Inc.” and “APi Supply Company”. The terms of such license agreement shall be negotiated in good faith between the Company and the Designated Person; provided that, the license agreement shall contain at least the following terms: (i) the license shall initially expire on December 31, 2021; (ii) the license may be renewed for additional three (3) year periods at the Company’s discretion, which renewals shall not be unreasonably withheld; (iii) if the Company shall fail to renew such license, the Designated Person shall promptly (and in no event later than five (5) Business Days following the expiration of such license) file, or cause the filing of, all such documents and instruments, in form and substance reasonably satisfactory to the Company, necessary to change the legal name of each of APi Supply, Inc. and APi Supply Company to a name that a reasonable person would not mistake as being associated with one or more of the Acquired Companies; and (iv) the Designated Person shall furnish such written consents and assignments, and take any and all actions, as the Company shall thereafter reasonably request in connection with such name change.

6.16 Reorganization.

(a) Except as otherwise set forth in Schedule 11.2, each asset and liability to be transferred as part of the Reorganization shall be transferred to the Designated Person, and the Designated Person will purchase or assume each such asset or liability, at the greater of book value or the fair market value thereof, as determined in accordance with this Section 6.16. Included on Schedule 11.2, is the net book value of each such asset as of July 31, 2019 and the Company’s good faith estimate of the net fair market value of each such asset as of the date hereof. The Company has, or will as promptly as practicable following the date of this Agreement, obtain an independent appraisal of the fair market value of each applicable asset and liability subject to the Reorganization. The Company will promptly deliver a copy of each such appraisal to the Designated Person. The Designated Person may, within ten (10) days after the receipt of any appraisal, dispute the amount thereof by delivering written notice to the Company. If the Designated Person does not deliver a dispute notice within such ten (10)-day period, then the applicable appraisal will become final and binding on the Company and the Designated Person at the end of such ten (10)-day period. If the Designated Person timely submits a dispute notice, then the Designated Person may, at his own expense, promptly engage another independent valuation firm to conduct an appraisal of the asset or liability in question within thirty (30) days of delivery of the dispute notice by the Designated Person. If the second appraisal is within ten percent (10%) of the value of the first appraisal, then the fair market value will be the average of the two appraisals. If the difference between the first and second appraisals is more than ten percent (10%), then the two appraisers shall select a third independent appraiser to determine the fair market value of the asset or liability in question, the cost of which shall be borne fifty percent (50%) by the Company and fifty percent (50%) by the Designated Person. Such third appraisal must be completed within 20 days of the engagement of the third appraiser. The fair market value of any asset or liability that is appraised by a third appraiser will be the average of the two closest appraisals. Notwithstanding the foregoing, the Parties shall complete the Reorganization not later than December 15, 2019; provided that the Parties shall complete transfer of the interests in the HQ Building not later than the Closing.

(b) The Designated Person (except with respect to item 12 of Schedule 11.2,) shall indemnify and hold harmless the Buyer Indemnified Parties from and against, and will pay to the Buyer Indemnified Parties the value of, any and all Losses incurred, suffered, or paid by the Buyer Indemnified Parties arising out of, relating to or resulting from the Reorganization and all Liabilities relating to any properties or assets which were distributed by the Company pursuant to the Reorganization; provided, that any such Losses or Liabilities that are “Indemnified Taxes” shall be subject to Section 6.10 rather than this Section 6.16(b).

6.17 R&W Insurance Policy. On or prior to the date hereof Buyer shall have provided to the Company a true, accurate and complete copy of the R&W Insurance Policy. Buyer shall not agree to any material modification of the R&W Insurance Policy without the prior written consent of the Company, which shall not be unreasonably withheld, delayed or conditioned. Within (10) days of the date hereof, Buyer and the Company will pay the following portions of the premium for the R&W Insurance Policy: Buyer will pay three hundred seventy-one thousand nine hundred twenty-five dollars ($371,925); and the Company will pay four hundred ten thousand twenty-five dollars ($410,025). At Closing, Buyer and the Company will pay the balance of such premiums as follows: Buyer will pay three million three hundred forty-seven thousand three hundred twenty-two dollars ($3,347,322); and the Company will pay three million six hundred ninety thousand two hundred twenty-three dollars ($3,690,223).

ARTICLE 7

CLOSING DELIVERIES AND TERMINATION

7.1 Closing Deliveries by the Company or the Shareholders. At Closing, the Company or the Shareholders, as applicable, shall deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:

(a) assignments of Purchased Shares, dated the Closing Date and executed by each Shareholder, in a form suitable for transferring the Purchased Shares to Buyer in the records of the Company, as applicable;

(b) the written resignation (or documentation reasonably satisfactory to Buyer showing the removal) of each director, governor, officer, and manager (as applicable) of each Acquired Company, with each such resignation (or removal) effective no later than the Effective Time;

(c) the Escrow Agreement, dated the Closing Date and executed by the ESOP Trustee;

(d) an officer’s certificate of a duly authorized officer of the Company, dated the Closing Date and executed by such officer, certifying that attached thereto is a true, correct and complete copy of the resolutions of the Company Board authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of the Company, and the transactions contemplated herein and therein (including the vesting and cancellation of all outstanding Company Options), in each case as are then in full force and effect;

(e) an officer’s certificate of a duly authorized officer of the Company, dated the Closing Date and executed by such officer, certifying the items in Sections 8.2(a) and 8.2(b);

(f) the IRS forms provided for in Section 6.10(i)(i) by each Shareholder and any other Persons treated as holders of capital stock of the Company for purposes of Section 338 of the Code;

(g) a certificate of non-foreign status, in form and substance reasonably acceptable to Buyer, conforming to the requirements of U.S. Treasury Regulations Section 1.1445-2(b)(2), from each Shareholder;

(h) duly completed and executed IRS Forms W-9 for each of the Shareholders, in form and substance reasonably acceptable to Buyer; and

(i) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by the Company or the Equityholders at Closing.

7.2 Closing Deliveries by Buyer. At Closing, Buyer shall deliver, or cause to be delivered, to the Company (or as this Agreement otherwise directs), the following:

(a) payment of the amounts specified in, and in accordance with, Section 2.5;

(b) evidence, in form and substance reasonably acceptable to the Company, of delivery of the Aggregate Share Consideration to the Continuing Shareholders as specified on the Closing Date Exhibit C;

(c) the Escrow Agreement, dated the Closing Date and executed by Buyer;

(d) an officer’s certificate of a duly authorized officer of Buyer, dated the Closing Date and executed by such officer, certifying that attached thereto is a true, correct and complete copy of the resolutions of the Buyer Board authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of Buyer and the transactions contemplated herein and therein, in each case as are then in full force and effect;

(e) an officer’s certificate of a duly authorized officer of Buyer, dated the Closing Date and executed by such officer, certifying the items in Sections 8.3(a) and 8.3(b); and

(f) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Buyer at Closing.

7.3 Termination of Agreement. The sole and exclusive rights to terminate this Agreement before Closing (and the Party that has any such right) are as follows:

(a) by mutual written consent of Buyer and the Company;

(b) by either Buyer or the Company, if the terminating Party (including, with respect to the Company, the Shareholders) is not then in material breach of any provision of this Agreement or the failure to satisfy any condition to Closing or consummate the transactions contemplated herein results in any material respect from the breach by such Party of any of its representations, warranties, covenants, or agreements herein or in any Ancillary Document, if Closing has not occurred on or before January 15, 2020 (the “Outside Date”);

(c) by Buyer, if any condition in Section 8.1 or Section 8.2 becomes incapable of fulfillment by the Outside Date, unless Buyer has waived such condition or unless such failure results in any material respect from the breach by Buyer of any of its representations, warranties, covenants, or agreements herein or in any Ancillary Document;

(d) By Buyer, if Buyer confirms to the Company that the condition set forth in Section 8.2(e) will not be satisfied;

(e) by the Company, if any condition in Section 8.1 or Section 8.3 becomes incapable of fulfillment by the Outside Date, unless the Company has waived such condition or unless such failure results in any material respect from the breach by the Company (or any Shareholder) of any of its representations, warranties, covenants, or agreements herein or in any Ancillary Document; or

(f) by either Buyer or the Company, if the Company or the ESOP Trustee confirms to Buyer that the condition set forth in Section 8.1(c) will not be satisfied.

A termination of this Agreement under any of the preceding clauses (b) through (e) will be effective two (2) Business Days after the Party seeking termination gives to the other Party written notice of such termination.

7.4 Effect of Termination. Termination of this Agreement under Section 7.3 will terminate all obligations of the Parties under this Agreement, without Liability of any Party to any other Party, or of the Financing Sources or any other Person on the part of any Party, provided that the terms of Section 6.5 (Confidentiality and Publicity), Article 10 (Certain General Terms and Other Agreements), Section 7.5 (Termination Fees) and this Section 7.4 shall survive such termination and, except as set forth in Section 7.5, termination of this Agreement pursuant to Section 7.3 shall not relieve any party from any Liability for any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

7.5 Termination Fees

(a) If this Agreement is terminated (i) pursuant to Section 7.3(b), and at the time of such termination the condition in Section 8.2(e) has not been satisfied or waived by Buyer, or (ii) pursuant to Section 7.3(d) (except, in the cases of clauses (i) and (ii), if the Debt Financing shall not be available solely as a result of failure of any of the conditions specified in Section 8.1 or Section 8.2 (other than Section 8.2(e)), then Buyer shall pay to the Company, by wire transfer of immediately available funds, one hundred million dollars ($100,000,000) (the “Buyer Termination Fee”), within seven (7) Business Days after any such termination. The Company shall then promptly distribute to each Shareholder such Shareholder’s Adjusted Pro Rata Share of the Buyer Termination Fee. If, in order to obtain the payment of the Buyer Termination Fee, the Company commences a Proceeding which results in a final judgment not subject to reasonable further appeal (or any settlement payment) against Buyer for payment of the Buyer Termination Fee, Buyer shall pay to the Company its reasonable out of pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with such action or proceeding and enforcing its rights hereunder, together with interest on such amounts at the prime lending rate as published in The Wall Street Journal on the date such payment was required to be made. Buyer acknowledges and agrees that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and the Shareholders would not enter into this Agreement. Solely for purposes of establishing the basis for the amount thereof, it is agreed that the Buyer Termination Fee when payable in the circumstances specified herein is liquidated damages, and not a penalty, and the payment of the Buyer Termination Fee in the circumstances specified herein is supported by due and sufficient consideration (including the fact that the Company and the Equityholders would not be entitled to receive the purchase consideration hereunder and would suffer other losses of an incalculable nature and amount).

(b) If the Buyer Termination Fee is payable and paid pursuant to this Section 7.5, the Company agrees that (i) the right to receive the Buyer Termination Fee and the reimbursable expenses described in clause (a) above (the “Recoverable Amounts”), shall be the sole and exclusive remedy of the Company against Buyer, its Affiliates and, if applicable, Financing Sources and their respective representatives relating to or arising out of this Agreement and the transactions contemplated hereby (including any loss or damage suffered as a result of the breach of this Agreement or any representation, warranty, covenant or agreement contained herein or any failure of the transactions contemplated hereby to be consummated), (ii) upon payment of the Recoverable Amounts by Buyer, none of Buyer, its Affiliates, its Financing Sources or their respective representatives shall have any further liability or obligation to the Equityholders, the Acquired Companies, or any of their respective representatives relating to or arising out of this Agreement or the transactions contemplated hereby, including for (A) any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the transactions contemplated by this Agreement to be consummated and (B) any consequential, special, indirect or punitive damages, and (iii) none of the Acquired Companies, the Equityholders, or any other Person shall be entitled to bring or maintain any action or Proceeding against Buyer, its Affiliates or, if applicable, Financing Sources or their respective representatives arising out of or in connection with this Agreement or the transactions contemplated by this Agreement (or the abandonment or termination thereof) or any matters forming the basis for such termination; provided, however, that no such payment of the Recoverable Amounts will relieve Buyer of any liability or damages to any other Party resulting from any fraud or willful and material breach of this Agreement. Under no circumstances will the Company, any Equityholder, or any other Person be entitled to receive both a grant of specific performance and the Buyer Termination Fee.

(c) Notwithstanding anything herein to the contrary, no Financing Source shall have any liability for any obligations or liabilities of the Parties hereto or for any claim (whether at law or equity, in tort, contract or otherwise), based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall any of the Company or the Equityholders, and each of the Company and the Equityholders agrees not to, (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source or (ii) seek to enforce the commitments against, make any claims for breach of the Debt Commitment Letter against, or seek to recover monetary damages from, or otherwise sue or the Financing Sources for any reason, including in connection with the Debt Commitment Letter or the obligations of the Financing Sources thereunder. Nothing in this Section 7.5 shall in any way limit or qualify the liabilities of the Financing Sources and the other parties to the Debt Financing and the Equity Financing (or the definitive documents entered into pursuant thereto) to each other thereunder or in connection therewith.

ARTICLE 8

CONDITIONS TO OBLIGATIONS TO CLOSE

8.1 Conditions to Obligations of Each Party to Close. The obligations of each Party to effect the Closing herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Buyer and the Company:

(a) No Legal Actions. No Governmental Authority of competent jurisdiction will have instituted any Proceeding to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated herein that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated herein and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the purchase or sale of the Purchased Shares or the consummation of the other transactions contemplated herein.

(b) Antitrust Laws. The applicable waiting period, and any extension thereof, under the HSR Act and any other applicable Antitrust Law will have expired or been duly terminated.

(c) ESOP Fairness Opinion. The ESOP Trustee shall have received an update to the ESOP Fairness Opinion dated as of the Closing Date.

(d) Termination of ESOP. The Company shall, as provided by Section 6.7, permanently discontinue contributions to and terminate the ESOP in accordance with the ESOP Amendment.

8.2 Conditions to Obligation of Buyer to Close. The obligation of Buyer to effect the Closing herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Buyer, in Buyer’s sole discretion:

(a) Accuracy of Representations and Warranties. Each representation and warranty of the Company in Article 3 (as modified by the Disclosure Schedule) and the Shareholders in Article 4 (i) that is not a Shareholder Fundamental Representation will be true and correct (without regard to any qualifications by “materiality” or “Material Adverse Effect”) as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date), except for any inaccuracy in any such representation or warranty that, individually or in the aggregate with any other such inaccuracy, has not had a Material Adverse Effect and/or does not materially and adversely affect the ability of the Company or the Shareholders to consummate the transactions contemplated herein; and (ii) that is a Shareholder Fundamental Representation that (1) is not qualified by “Material Adverse Effect” will be true and correct in all material respects (without regard to any qualifications by “materiality”), or (2) that is qualified by “Material Adverse Effect” will be true and correct in all respects, in each case as of the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date).

(b) Observance and Performance. The Company and the Shareholders will have performed or complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by the Company or the Shareholders, as applicable, on or before the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred after the date of this Agreement.

(d) FIRPTA Affidavit. The Company will have delivered to Buyer a certificate, sworn under penalty of perjury and dated as of the Closing Date, stating that the Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and the applicable Treasury Regulations during the five (5)-year period ending on the Closing Date, in form and substance reasonably acceptable to Buyer.

(e) Debt Financing. The terms of the Debt Commitment Letter shall have been satisfied.

(f) Cancellation of Company Options. The Company shall have delivered (or cause to be delivered) evidence, in form and substance reasonably acceptable to Buyer (which Buyer acknowledges may be the certificate contemplated by Section 7.1(d)), of the vesting and cancellation of the Company Options in accordance with Section 2.4.

(g) Transfer of HQ Building. The parties shall have completed the transfer of the interests in the HQ Building to the Company pursuant to the Reorganization.

(h) Tail Fiduciary Coverage. The Company shall have delivered to Buyer evidence that the Company shall have purchased the tail coverage policy contemplated by Section 6.9, which includes a policy limit of at least $30 million and a term of at least six (6) years, for any ESOP related liabilities (the cost of which shall be a Company Transaction Expense).

(i) UCC Termination Statements. The Company shall have filed UCC termination statements in all appropriate jurisdictions evidencing the termination of all outstanding UCC financing statements specified in Schedule 3.9(b) of the Disclosure Schedule, or taken such other action with respect to such outstanding UCC financing statements or the underlying agreements, as reasonably required by the Debt Financing.

(j) Delivery of Other Items. The Company and the Equityholders shall have delivered (or caused to be delivered) to Buyer each of the other items contemplated to be so delivered by this Agreement, including each item listed in Section 7.1.

8.3 Conditions to Obligation of the Company and the Shareholders to Close. The obligation of the Company and the Shareholders to effect the Closing herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by the Company and the Shareholders, in their sole discretion:

(a) Accuracy of Representations and Warranties. Each representation and warranty of Buyer in Article 5 will be true and correct (without regard to any qualifications by “materiality” or “material adverse effect”) as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date), except for any inaccuracy in any such representation or warranty that, individually or in the aggregate with any other such inaccuracy, does not materially and adversely affect the ability of Buyer to consummate the transactions contemplated herein.

(b) Observance and Performance. Buyer will have performed or complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing Date.

(c) Trustee Determination. The ESOP Trustee shall have determined that the consummation of the transactions contemplated by this Agreement do not violate its duties under ERISA and the Code and are not otherwise inconsistent with the requirements of ERISA or the Code.

(d) No Material Adverse Effect. Since the date of this Agreement, there has not been any change, effect, event or occurrence that has had or is reasonably likely to have a material adverse effect on Buyer.

(e) Delivery of Other Items. Buyer shall have delivered (or caused to be delivered) to the Company and the Shareholders each of the other items contemplated to be so delivered by this Agreement, including each item listed in Section 7.2.

ARTICLE 9

SURVIVAL; SPECIAL INDEMNIFICATION

9.1 Survival.

(a) Except as specified below, none of the covenants that by their terms were to be performed prior to the Closing will survive the Effective Time. Notwithstanding the foregoing, (i) the special indemnification matters set forth in Schedule 9.1 (the “Special Indemnification Matters”) will survive the Closing for a period of six (6) years following the Closing Date, (ii) the representations and warranties set forth in Article 3, Article 4 and Article 5 will survive the Closing until the later of March 31, 2021 or receipt by the Company of the Final Determination Letter and (iii) solely for purposes of “Indemnified Taxes,” the representations and warranties set forth in Section 3.5 (Taxes)

(other than representations and warranties set forth in Section 3.5(g)) will survive the Closing until expiration of the applicable statute of limitations. It is the express intent of the Parties that, if an applicable survival period as contemplated by this Section 9.1 is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

(b) All claims for indemnification under Section 9.2 or Section 9.3 must be asserted prior to (i) the expiration of the applicable survival period set forth in Section 9.1(a) or (ii) with respect to a claim against the ESOP, prior to the earlier of the applicable survival period set forth in Section 9.1(a) or receipt by the Company of the Final Determination Letter. Notwithstanding the foregoing, if an Indemnified Party delivers a Claim Notice to the Indemnifying Party before expiration of the applicable survival period of a representation, warranty or covenant as set forth in Section 9.1(a) (or, with respect to the ESOP, the earlier of such date or the receipt by the Company of the Final Determination Letter), either a Claim Notice based upon a breach of any such representation, warranty or covenant, or a Claim Notice that, as a result of a Third Party Claim, the Indemnified Party reasonably expects to incur Losses, then the applicable representation, warranty or covenant will survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice. If the claim with respect to which such Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.

(c) The ESOP Trustee and Buyer will provide joint written instructions to the Escrow Agent to release the ESOP Escrow Shares as follows:

(i) on the later of March 31, 2021 or receipt by the Company of the Final Determination Letter (the “Release Date”), all of the then-remaining ESOP Escrow Shares in an amount (valued at $10.25 per J2 Ordinary Share) in excess of any amounts with respect to (1) which a Buyer Indemnified Party has asserted a claim for, but not yet received, indemnification against the ESOP, and (2) any unresolved claims of a Buyer Indemnified Party for indemnification against the ESOP, pursuant to this Article 9 (all such claims in clauses (1) and (2), collectively, “Pending Claims”), and

(ii) promptly upon resolution pursuant to the Escrow Agreement and this Agreement of any Pending Claims existing as of the Release Date, all of the then-remaining ESOP Escrow Shares that would have been released from the Indemnity Escrow Account to the ESOP in the absence of such Pending Claim that is not payable to a Buyer Indemnified Party in accordance with such resolution.

The ESOP’s indemnification obligations shall in any and all events be limited to, and it will not have any obligation to replenish, the Indemnity Escrow Account.

(d) Notwithstanding anything herein to the contrary, (i) any indemnification limitation contained in this Agreement shall not limit Buyer’s ability to recover indemnified Losses under the R&W Insurance Policy in accordance with the terms thereof, (ii) the terms of the R&W Insurance Policy will be given independent effect from the terms of this Agreement, except to the extent expressly set forth in the R&W Insurance Policy, (iii) Buyer will seek recovery under the R&W Insurance Policy (to the extent coverage is reasonably available thereunder) first before bringing a claim against any Shareholder (for the avoidance of doubt, (A) coverage shall not be deemed available if such Losses, together with all other Losses, would fall within any retention or deductible under such policy and (B) coverage shall be deemed to be available only to the extent all other claims against the R&W Insurance Policy shall have been satisfied from the R&W Insurance Policy), (iv) Buyer will ensure that the R&W Insurance Policy expressly excludes any right of subrogation by the insurers thereunder against the Equityholders or their Affiliates, except in the case of intentional fraud by a Shareholder in making a representation and warranty in this Agreement and (v) Buyer will not allow the R&W Insurance Policy to be amended in a manner that would reasonably be expected to be adverse to any Shareholder without the prior written consent of the Shareholders.

9.2 Indemnification by the Shareholders. Subject to the limitations expressly set forth in this Article 9, from and after the Closing:

(a) the Shareholders shall, severally in accordance with their Adjusted Pro Rata Shares and not jointly, indemnify and hold harmless Buyer and its Affiliates (including, following the Closing, the Acquired Companies) and their respective directors, officers, employees, agents and other advisors and representatives (collectively, the “Buyer Indemnified Parties”) from and against, and will pay to the Buyer Indemnified Parties the value of, any and all Losses incurred, suffered, or paid by the Buyer Indemnified Parties arising out of, relating to or resulting from any of the following:

(i) the Special Indemnification Matters set forth in Schedule 9.1;

(ii) any inaccuracy in or breach of any of the representations and warranties set forth in Article 3 and Article 4 other than the Shareholder Fundamental Representations and Section 3.2 (Capitalization); or

(iii) any inaccuracy in or breach of any of the representations and warranties set forth in Section 3.2 (Capitalization).

(b) each Shareholder shall severally, and not jointly, indemnify and hold harmless the Buyer Indemnified Parties from and against, and will pay to the Buyer Indemnified Parties the value of, any and all Losses incurred, suffered, or paid by the Buyer Indemnified Parties arising out of, relating to or resulting from any inaccuracy in or breach of any Shareholder Fundamental Representation made by that Shareholder.

For purposes of this Section 9.2, any inaccuracy in, or breach of any representation or warranty or other statement, and the amount of any Losses associated therewith, will be determined without regard for any materiality, “Material Adverse Effect” or similar qualification.

9.3 Indemnification by Buyer. Subject to the limitations expressly set forth in this Article 9, from and after the Closing, Buyer shall indemnify and hold harmless the Shareholders, their Affiliates, and their respective directors, officers, employees, agents and other advisors and representatives (collectively, the “Shareholder Indemnified Parties”) from and against, and will pay to the Shareholder Indemnified Parties the value of, any and all Losses incurred, suffered, or paid by the Shareholder Indemnified Parties arising out of, relating to or resulting from any inaccuracy in or breach of any of the Buyer Fundamental Representations.

For purposes of this Section 9.3, any inaccuracy in, or breach of any representation or warranty or other statement, and the amount of any Losses associated therewith, will be determined without regard for any materiality, “material adverse effect” or similar qualification.

9.4 Claim Procedure.

(a) A party that seeks indemnity under this Article 9 (an “Indemnified Party”) will give prompt written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, to the extent known or reasonably ascertainable, the estimated amount of any Losses incurred or reasonably expected to be incurred by such Indemnified Party, (ii) a reasonable explanation of the basis for the Claim, and (iii) a demand for payment of those Losses. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability under this Agreement except to the extent the Indemnifying Party has suffered Losses as a result of the delay or other deficiency.

(b) Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

(i) agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

(ii) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Indemnity Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(c) If the Indemnifying Party fails to take either of the foregoing actions within thirty (30) days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have delivered an Indemnity Objection Notice.

(d) If the Indemnifying Party delivers an Indemnity Objection Notice to the Indemnified Party, or is deemed to have delivered an Indemnity Objection Notice to the Indemnified Party, then the dispute may be resolved by any legally available means consistent with Section 10.6.

(e) All Buyer Indemnified Parties shall be entitled to reimbursement solely from the Adjustment Escrow Account for amounts due from the ESOP under Section 2.6(c) and from the Indemnity Escrow Account for any indemnification payment due by the ESOP to such Buyer Indemnified Party pursuant to Sections 9.2(a) and (b) (with the ESOP Escrow Shares valued at $10.25 per J2 Ordinary Share).

(f) If an indemnification payment is due to a Buyer Indemnified Party pursuant to Sections 9.2(a) and (b) by the ESOP, the ESOP Trustee and Buyer will provide joint written instructions to the Escrow Agent to release ESOP Escrow Shares in an amount (valued at $10.25 per J2 Ordinary Share) equal to the ESOP’s obligation for the indemnification payment from the Indemnity Escrow Account to such Buyer Indemnified Party.

(g) Indemnification payments will be made within ten (10) Business Days after the date on which (i) the amounts of such payments are determined by mutual agreement of the Shareholder Representative and Buyer, or (ii) both such amount and a Shareholder’s obligation to pay such amount have been finally determined by a final Order of a court having jurisdiction over such proceeding as permitted by this Agreement.

9.5 Third Party Claims.

(a) If the Indemnified Party seeks indemnity under this Article 9 in respect of, arising out of or involving a claim or demand, whether or not involving a Proceeding, by another Person not a party to this Agreement other than any Tax Proceeding (a “Third Party Claim”), then the Indemnified Party will include in the Claim Notice (i) notice of the commencement or threat of any Proceeding relating to such Third Party Claim within thirty (30) days after the Indemnified Party has received written notice of the commencement of the Third Party Claim and (ii) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known or reasonably ascertainable to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability under this Agreement except to the extent the Indemnifying Party has suffered Losses as a result of the delay or other deficiency.

(b) If a Shareholder is the Indemnifying Party, Buyer shall be entitled to control the defense of any Third Party Claim, provided that all of the reasonable out-of-pocket fees and expenses incurred by Buyer in connection with such defense will be considered and included as “Losses” for purposes of this Agreement. Notwithstanding the foregoing, the applicable Shareholder shall be entitled to control the defense of any Third Party Claim to the extent involving a Special Indemnification Matter or indemnification under Section 9.2, provided that (i) such Third Party Claim is not a Special Claim and (ii) the applicable Shareholder retains counsel for the defense of such Third Party Claims reasonably satisfactory to Buyer. A “Special Claim” means any Third Party Claim (1) involving criminal liability or (2) in which any relief other than monetary damages is sought against the Indemnified Party.

(c) The party controlling the defense (the “Controlling Party”) will reasonably advise the party not controlling the defense (the “Noncontrolling Party”) of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not relate to a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party shall be entitled to participate in the defense of the Third Party Claim at its own cost and expense, unless the Noncontrolling Party is the Indemnified Party and the Noncontrolling Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim, then the reasonable out-of-pocket fees and expenses of the Noncontrolling Party will be considered and included as “Losses” for purposes of this Agreement. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.

(d) If the Indemnified Party is controlling the defense of a Third Party Claim, the Indemnified Party has the right to agree in good faith to any compromise or settlement of, or the entry of any Order arising from, the Third Party Claim subject to obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party will not agree to any compromise or settlement of, or the entry of any Order arising from, the Third Party Claim without the prior written consent of the Indemnified Party, which consent the Indemnified Party will not unreasonably withhold, condition or delay.

9.6 Limitations on Liability.

(a) Notwithstanding anything to the contrary contained in this Agreement:

(i) the aggregate total amount in respect of which the Shareholders will be liable to indemnify and hold harmless the Buyer Indemnified Parties pursuant to (A) Section 9.2(a)(i) will not exceed an amount equal to the Indemnity Cap, (B) Section 9.2(a)(ii) will not exceed an amount equal to seven million seven hundred eighty-five thousand dollars ($7,785,000) (for the avoidance of doubt, after the application of Section 9.6(a)(iv)) and (C) Section 9.2(a)(iii) and Section 9.2(b) will not exceed an amount equal to the portion of the Aggregate Purchase Price received by any such Shareholder (except, in each case, the ESOP’s portion shall be limited as set forth in Section 9.4(e)). For this purpose, none of the representations set forth in Section 3.5(g) shall be interpreted as providing any representation, warranty or other assurance regarding the existence or non-existence, amount, value or condition of any Tax assets or attributes or other Tax statuses of any Acquired Company or its assets or Liabilities (including any Tax loss carryforward, the Tax basis of any asset or any Tax method of accounting) or the ability of Buyer or any of its Affiliates (including the Acquired Companies) to utilize or rely on such Tax assets, attributes or statuses on or after the Closing.

(ii) no indemnification payments will be made by or on behalf of the Shareholders pursuant to Section 9.2(a)(ii) or Buyer pursuant to Section 9.3 in respect of any individual claim or series of claims having the same nature or origin where the Losses relating thereto are less than one hundred thousand dollars ($100,000).

(iii) the Shareholders’ aggregate obligation to provide indemnification pursuant to Sections 9.2(a)(i) and 9.2(a)(ii) and Buyer’s aggregate obligation to provide indemnification pursuant to Section 9.3, applies only to the extent that the aggregate amount of all Losses pursuant to Sections 9.2(a)(i) and 9.2(a)(ii) or Section 9.3, as applicable, exceeds one million dollars ($1,000,000), in which event the obligation of the Shareholders or Buyer, as applicable, to provide indemnification for such Losses shall apply from the first dollar.

(iv) any indemnification payments (excluding litigation costs and attorneys’ fees, costs and expenses) required to be made by or on behalf of the Shareholders pursuant to Section 9.2(a)(ii) shall be reduced by sixty-six and two-thirds percent (66 2/3%).

(b) Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.

(c) Any Losses for which any Indemnified Party is entitled to indemnification under this Article 9 shall be determined without duplication of any amounts or state of facts reflected on the Final Aggregate Cash Consideration Calculation Statement or taken into consideration in determining the Aggregate Cash Consideration or recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement under this Agreement.

(d) The amount of any Losses suffered, sustained or incurred by any Indemnified Party shall be reduced by the amount such Indemnified Party actually recovers (after deducting all reasonable attorneys’ fees, expenses and other costs of recovery (including any deductible amount and any resultant increase in insurance premiums of the Indemnified Party)) from any insurer (including under the R&W Insurance Policy) or other Person then liable for such Losses. If any Indemnified Party receives any amounts under insurance coverage or from any Person with respect to Losses sustained at any time subsequent to any payment for those Losses to such Indemnified Party pursuant to this Article 9, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party (to an account designated by such Indemnifying Party) for any payment made up to such amount (subject to the limitations set forth above).

(e) Nothing in this Agreement will limit the Liability of a party hereto to the other party hereto for intentional fraud.

(f) Notwithstanding the foregoing provisions of this Section 9.6, the limitations set forth in this Section 9.6 shall not apply to the obligations under Section 6.10(h).

9.7 Exclusive Remedy(a) . Subject to Section 2.6, Section 6.10, Section 9.1(d), Section 10.13 and Section 10.14, and except with respect to intentional fraud, the parties acknowledge and agree that from and after the Closing their sole and exclusive remedy arising out of, relating to, or resulting from any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement, or otherwise relating to the subject matter of this Agreement or the transactions contemplated hereby (whether based on contract, tort, strict liability, other Applicable Laws or otherwise), will be strictly limited to those contained in this Article 9.

9.8 Independent Investigation; No Reliance. Buyer acknowledges that the consummation of the transactions contemplated by this Agreement by Buyer is not done in reliance upon any representation or warranty by, or information provided from, any Acquired Company, any Shareholder, or any of their respective Affiliates, employees, or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article 3 (as modified by the Disclosure Schedule) and Article 4, and Buyer acknowledges that the Shareholders and the Acquired Companies expressly disclaim any other representations and warranties. The consummation of the transactions contemplated by this Agreement by Buyer is instead done entirely on the basis of Buyer’s own investigation, analysis, judgment, and assessment of the present and potential value and earning power of the Acquired Companies, as well as those representations and warranties by the Company and the Shareholders specifically and expressly set forth in Article 3 (as modified by the Disclosure Schedule) and Article 4, respectively. Buyer acknowledges that neither the Acquired Companies nor any Shareholder have made any representations or warranties to Buyer regarding the probable success or profitability of the Acquired Companies or the Business. Buyer further acknowledges that none of the Acquired Companies, the Shareholders, nor any other Person has made any representation or warranty, express or implied, as to the accuracy, completeness or materiality of any information regarding the Acquired Companies or their respective businesses or the transactions contemplated by this Agreement not specifically and expressly set forth in Article 3 (as modified by the Disclosure Schedule) or Article 4, and none of the Acquired Companies, the Shareholders, or any other Person will have or be subject to any Liability resulting from the distribution to Buyer or its representatives or Buyer’s use of any such information, including any confidential information memoranda distributed on behalf of the Acquired Companies relating to the Business or other publications or data room (including any electronic or “virtual” data room) information provided or made available to Buyer or its representatives, or any other document or information in any form provided or made available to Buyer or its representatives, including any management presentations, in connection with the transactions contemplated by this Agreement.

9.9 Treatment of Indemnity Payments. Any indemnity payments made under this Agreement shall be treated as adjustments to the Aggregate Purchase Price.

9.10 Designated Person Guarantee. Notwithstanding anything herein to the contrary, but subject to the last sentence of this Section 9.10, the Designated Person hereby guarantees the full performance and payment, when required, of any obligations of the Designated Trusts under this Agreement and the Ancillary documents to which they are a party. This is a guarantee of payment and performance, and not collection, and Buyer and, where applicable, each other Buyer Indemnified Party, may institute a Proceeding or bring a claim directly against the Designated Person without instituting any Proceeding or bringing a claim against a Designated Trust. Notwithstanding the foregoing, but without limiting the rights of the Parties under Section 10.14, in no event shall the Designated Person’s Liability to Buyer or any other Person pursuant to this Section 9.10 (including any Liability of the Designated Person in respect of its guarantee of the Designated Trusts’ indemnification obligations under Article 9) exceed the Designated Trusts’ Liability with respect to such matter hereunder.

ARTICLE 10

CERTAIN GENERAL TERMS AND OTHER AGREEMENTS

10.1 Notices. All notices, requests, permissions, waivers, consents, and other communications hereunder must be in writing and will be deemed to have been given only (a) three (3) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile transmission (provided that (i) the sender receives confirmation that the delivery was successful, (ii) such notice or communication is promptly thereafter delivered in accordance with clause (a), (c), or (d) and (iii) if such notice is received after 5:00 p.m. local time at the location of the recipient or is sent on a day other than a Business Day, such notice will be deemed given as of 9:00 a.m. local time at the location of the recipient on the next succeeding Business Day), (c) when delivered, if delivered personally to the intended recipient or (d) one Business Day following sending by overnight delivery via a national courier service (receipt requested) and, in each case, addressed to a Party at the following address for such Party:

(i) if to any Acquired Company (pre-Closing)

APi Group, Inc.

1100 Old Highway 8 NW

New Brighton, MN 55112

Attention: Thomas A. Lydon

Copy (which will not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

Attention: Bruce M. Engler and Kate Sherburne

Facsimile: (612) 766-1600

(ii) if to Buyer or any Acquired Company (post-Closing),

J2 Acquisition Limited

c/o Mariposa Capital, LLC

500 South Pointe Drive

Suite 240

Miami Beach, FL 33139

Attention: Martin E. Franklin

Email: mfranklin@marcapllc.com

Copy (which will not constitute notice) to:

Greenberg Traurig, P.A.

401 East Las Olas Boulevard

Suite 2000

Fort Lauderdale, FL 33301

Attention: Donn Beloff

Facsimile: (954) 765-1477

Email: beloffd@gtlaw.com

(iii) if to the Shareholders (post-Closing) or to the Shareholder Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Telephone: (303) 648-4085

or to such other address, facsimile or email as is furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 10.1.

10.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein, each of the Parties is responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the Ancillary Documents, including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such Party (including, all fees and expenses in connection with obtaining the ESOP Fairness Opinion).

10.3 Interpretation; Construction. In this Agreement:

(a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

(b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or section where they appear);

(c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;

(d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e) unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

(f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;

(g) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept of, “under” or “regarding” such item or any similar relationship regarding such item;

(h) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;

(i) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;

(j) all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;

(k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;

(l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence;

(m) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; and

(n) the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

10.4 No Third-Party Beneficiaries. Except as provided in Section 6.9, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein expressed or implied gives or will be construed to give to any Person other than the Parties and such successors and permitted assigns, any legal or equitable rights, benefits, or remedy of any nature whatsoever under or by reason of this Agreement, except that the Financing Sources shall be express third-party beneficiaries of Section 7.5 (Buyer Termination Fee), this Section 10.4 (No Third-Party Beneficiaries), Section 10.5 (Governing Law), Section 10.6 (Jurisdiction, Venue and Waiver of Jury Trial), Section 10.8 (Assignment; Binding Effect), and Section 10.14 (Specific Enforcement) and the third sentence of Section 10.7 (Entire Agreement; Amendment; Waiver) and each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. Subject to the rights of the parties to the Debt Commitment Letter under the terms thereof, none of the Parties (on behalf of themselves and any of their respective Affiliates, directors, officers, employees, agents and representatives) shall have any rights or claims against any Financing Sources in connection with the Debt Financing, the Equity Financing, the Debt Commitment Letter, or this Agreement or the transactions contemplated by the foregoing, whether at law or equity, in contract, in tort or otherwise. The Financing Sources (in their capacities as such) shall not have any Liability (whether in contract, in tort or otherwise) to any Acquired Company, the Shareholders, or any of their respective Affiliates, directors, officers, employees, agents, partners, managers, members or owners for any Liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

10.5 Governing Law. This Agreement will be construed and enforced in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law to the extent such principles would require or permit the application of laws of another jurisdiction. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties irrevocably agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) involving any Financing Source in any way arising out of, or relating to, the performance thereof or the Debt Financing and Equity Financing contemplated thereby, shall be exclusively governed by, construed in accordance with and enforced under the substantive laws of the State of New York without reference to principles of conflicts of laws to the extent such principles would require or permit the application of laws of another jurisdiction.

10.6 Jurisdiction, Venue and Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR ANY FEDERAL COURT SITTING IN THE STATE OF DELAWARE, IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY DOCUMENT, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND TO THE RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT, AND ANY OTHER PROCESS WITH RESPECT TO ANY SUCH PROCEEDING THAT MAY BE SERVED IN ANY SUCH PROCEEDING, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, BY DELIVERING A COPY THEREOF TO SUCH PARTY AT ITS RESPECTIVE ADDRESS, BY THE REQUIREMENTS OF SECTION 10.1 OR BY ANY OTHER METHOD PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING, INCLUDING WITH RESPECT TO ANY DISPUTE OR RIGHTS OR OBLIGATIONS RELATING TO OR ARISING OUT OF THE DEBT FINANCING.

NOTWITHSTANDING THE FOREGOING, SUBJECT TO SECTION 7.5(C), EACH OF THE PARTIES HEREBY AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM, OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE AGAINST THE FINANCING SOURCES OR THEIR RELATED PARTIES IN ANY WAY RELATING TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND THE APPELLATE COURTS THEREOF), AND THAT THE PROVISION OF THIS SECTION 10.6 RELATING TO THE WAIVER OF JURY TRIAL SHALL APPLY TO ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM.

10.7 Entire Agreement; Amendment; Waiver. This Agreement, including the Disclosure Schedule, other Schedules and Exhibits, constitutes the entire Agreement between the Parties pertaining to the subject matter herein and supersedes any other existing representation, warranty, covenant, agreement, or similar assurance (whether direct or indirect, written or oral, or statutory, express or implied) of any Party regarding such subject matter (and there is no other representation, warranty, covenant, agreement, or similar assurance of any Party regarding such subject matter). No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party. Notwithstanding anything to the contrary contained herein, the provisions of Section 7.5 (Buyer Termination Fee), Section 10.4 (No Third-Party Beneficiaries), Section 10.5 (Governing Law), Section 10.6 (Jurisdiction, Venue and Waiver of Jury Trial), Section 10.8 (Assignment; Binding Effect), Section 10.14 (Specific Enforcement), and this sentence of this Section 10.7 (and the related definitions used in those sections and any other provisions of this Agreement to the extent an amendment, modification or waiver thereof would serve to amend, modify or waive the substance or provisions of such sections) may not be amended or modified in a manner that is adverse in any respect to a Financing Source without the prior written consent of such Financing Source. Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver (and then only to the extent so expressed). No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

10.8 Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by either Party without the prior written consent of the other Party, except as otherwise provided in this Agreement; provided that Buyer may, without the consent of any other Party, assign its rights hereunder (a) to an Affiliate of Buyer or (b) for collateral security purposes to any Financing Sources or representatives thereof providing financing to Buyer, and provided further that no assignment to any such Affiliate or lender shall relieve Buyer of its obligations under this Agreement. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section 10.8 is void.

10.9 Severability; Blue-Pencil. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.

10.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the Parties and delivered, in person or by facsimile or electronic image scan, receipt acknowledged, to the other Party.

10.11 Disclosure Schedule. Certain information is contained in the Disclosure Schedule solely for informational purposes, may not be required to be disclosed pursuant hereto (including disclosed items that do not meet or exceed stated dollar thresholds), and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that any of such information is material. Each matter disclosed in any section of the Disclosure Schedule, representation or warranty in a manner that makes its relevance to one or more other sections of the Disclosure Schedule, representations or warranties reasonably apparent will be deemed to have been appropriately included in each such other section of the Disclosure Schedule, representation or warranty (notwithstanding the presence or absence of any reference in or to any section of the Disclosure Schedule, representation or warranty).

10.12 Legal Representation; Conflicts Waiver. Recognizing that Faegre Baker Daniels LLP (“FaegreBD”) has acted as legal counsel to the Acquired Companies and certain Shareholders prior to the Closing, and that FaegreBD may act as legal counsel to those Shareholders or Shareholder Representative after the Closing, Buyer and each Acquired Company hereby waives on its own behalf, and agrees to cause its Affiliates to waive, to the extent permitted by Applicable Law, any conflicts of interest that may arise in connection with FaegreBD representing the Shareholders or Shareholder Representative after the Closing in connection with this Agreement and the transactions contemplated by this Agreement, based on the fact that FaegreBD may be deemed to have represented the Acquired Companies prior to the Closing or in connection with the transactions contemplated in this Agreement. In addition, all communications involving attorney-client confidences between any Acquired Company, any Shareholder, Shareholder Representative and FaegreBD in the course of the consideration, negotiation and documentation of the transactions contemplated by this Agreement (collectively, the “Pre-Sale Communications”) will be deemed to be attorney-client confidences that belong solely to the Shareholders (and not any Acquired Company). Without limiting the generality of the foregoing, upon and after the Closing, (a) any privilege relating to the Pre-Sale Communications will survive the Closing, remain in effect, and be assigned to and controlled solely by the Shareholder Representative (and not any Acquired Company), (b) FaegreBD will have no duty whatsoever to reveal or disclose the Pre-Sale Communications or files pertaining to the Pre-Sale Communications to any Acquired Company by reason of any attorney-client relationship between FaegreBD and such Acquired Company or otherwise, (c) Buyer and any Acquired Company, together with any Affiliates, successors, or assigns, hereby agree that they may not use or rely on any Pre-Sale Communications in any action or claim on or after the Closing Date against or involving any of the Shareholders, their Affiliates, or the Shareholder Representative, and (d) each Party will take the steps necessary to ensure that any privilege relating to the Pre-Sale Communications will survive the Closing, remain in effect, and be assigned to and controlled by the Shareholder Representative. Any access by Buyer or any Acquired Company to Pre-Sale Communications after the Closing (whether through such Acquired Company’s computer systems or otherwise) will not amount to a waiver of the attorney-client privilege, nor will it adversely affect any rights of the Shareholders or the Shareholder Representative with respect to that attorney-client privilege.

10.13 Appointment of Shareholder Representative.

(a) By the adoption of this Agreement, the approval of the principal terms of the transactions contemplated hereby, and the consummation of the transactions contemplated hereby or participating in such transactions and receiving the benefits thereof, including the right to receive the consideration payable in connection with such transactions, each Equityholder hereby irrevocably appoints Shareholder Representative Services LLC as his, her or its representative (“Shareholder Representative”), as true and lawful agent and attorney-in-fact, with full power of substitution, with full power and authority to act for and on behalf of such Shareholder for all purposes of this Agreement and the Ancillary Documents, and with respect to the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, agrees to be bound by the provisions of this Agreement or other such agreements and the terms of such transactions. Shareholder Representative hereby accepts such appointment. Shareholder Representative may take any and all actions that it believes are reasonably necessary or appropriate under this Agreement and the Ancillary Documents, including interpreting all of the terms and provisions of this Agreement and the Ancillary Documents. Each Shareholder acknowledges and agrees that Shareholder Representative, pursuant to this Agreement, has the exclusive authority to act on his, her or its behalf in connection with this Agreement, the Ancillary Documents and other transaction documents and related matters, including (i) authorization of payments to be made by any Equityholder under this Agreement or any Ancillary Document, (ii) after Closing, the giving and receiving of notices to be given or received by any Equityholder, (iii) the right to resolve, settle, defend, or dispute any claims made by Buyer under this Agreement or any Ancillary Document, including with respect to any adjustments to the Aggregate Purchase Price pursuant to Section 2.6, or take any actions and exercise such other power, rights and authority as set forth herein, (iv) the right to retain legal counsel and to engage accountants with respect to matters regarding this Agreement, any Ancillary Document, and related documents, (v) the right to take any other action under this Agreement or any Ancillary Document, including amending this Agreement or any Ancillary Document in any respect, after the Closing on behalf of such Equityholder, (vi) the right to control any privilege, including the attorney-client privilege, relating to the Pre-Sale Communications, including asserting or waiving any such privilege for the benefit of the Equityholders at its sole discretion, and (vii) taking any and all other actions specified in or contemplated by this Agreement or any Ancillary Document. All decisions and actions by Shareholder Representative permitted by this Agreement shall be binding upon all Equityholders, and no Equityholder shall have any right to object, dissent, protest or otherwise contest the same and all Equityholders agree to be severally and not jointly (in accordance with their Pro Rata Share) liable therefor. Buyer shall be entitled to deal with and rely conclusively on Shareholder Representative as provided herein as if, and with the same effect as if, Shareholder Representative constituted all of the Equityholders. Shareholder Representative may resign at any time upon not less than thirty (30) days’ prior written notice to the Equityholders. Upon the death or resignation of Shareholder Representative appointed hereby, Equityholders shall appoint a replacement Shareholder Representative who shall possess and assume the rights, powers, duties and obligations of Shareholder Representative with the same effect as though such substitute representative had originally been Shareholder Representative under this Agreement.

(b) Shareholder Representative will incur no liability of any kind with respect to any action or omission by Shareholder Representative in connection with Shareholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability primarily resulting from Shareholder Representative’s fraud, gross negligence or willful misconduct. Shareholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Equityholders will, severally in accordance with their Pro Rata Shares and not jointly, indemnify, defend and hold harmless Shareholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with Shareholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been primarily caused by the fraud, gross negligence or willful misconduct of Shareholder Representative, Shareholder Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to Shareholder Representative by the Equityholders, any such Representative Losses may be recovered by Shareholder Representative from (i) the funds in the Shareholder Representative Expense Fund and (ii) the amounts of any excess over the Estimated Aggregate Cash Consideration at such time as remaining amounts would otherwise be distributable to the Equityholders; provided, that while this section allows Shareholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent Shareholder Representative from seeking any remedies available to it at law or otherwise. In no event will Shareholder Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to Shareholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of Shareholder Representative or the termination of this Agreement.

(c) The Shareholders will not receive any interest or earnings on the Shareholder Representative Expense Fund and irrevocably transfer and assign to Shareholder Representative any ownership right that they may otherwise have had in any such interest or earnings. Shareholder Representative will not be liable for any loss of principal of the Shareholder Representative Expense Fund other than as a result of its fraud, gross negligence or willful misconduct. Shareholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of Shareholder Representative’s responsibilities, Shareholder Representative will deliver any remaining balance of the Shareholder Representative Expense Fund to Buyer for further distribution to the Shareholders. For tax purposes, the Shareholder Representative Expense Fund will be treated as having been received and voluntarily set aside by the Shareholders at the time of Closing.

(d) Any action taken by Shareholder Representative pursuant to the authority granted in this Section 10.13 shall be effective and absolutely binding as the action of the Equityholders and Shareholder Representative under this Agreement and the Ancillary Documents.

(e) Buyer shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by, and the actions of, or the failure to act by, Shareholder Representative. Buyer shall not be liable to any Equityholder for any losses sustained by any such Equityholder, arising out of or related to the performance of, or failure to perform by, Shareholder Representative of its obligations set forth, in this Agreement, as applicable.

10.14 Specific Enforcement.

(a) The Parties hereby agree, prior to the termination of this Agreement pursuant to Section 7.3, each Party shall be entitled to an injunction or injunctions to enforce specifically the performance of the terms and provisions of this Agreement to any court referred to in Section 10.6, without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) No Party shall oppose the granting of an injunction, specific performance and other equitable relief, on the terms set forth herein, on the basis such other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Notwithstanding the foregoing, in no event shall the Company, the Equityholders, any of their respective Affiliates or their direct or indirect equityholders be entitled to seek the remedy of specific performance of this Agreement against any Financing Source.

10.15 Trustee Capacity. Any reference to a trust under this Agreement shall refer to the trustees of such trust. Each trustee of a trust that is entering into this Agreement or any Ancillary Document is entering into this Agreement or such Ancillary Document solely in each such Person’s capacity as trustee under the applicable trust agreement, and not in any such Person’s individual capacity. In no case shall such Person be personally liable in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including on account of any of the statements, representations, warranties, covenants, or obligations arising out of the transactions contemplated by this Agreement or any Ancillary Document. Each reference to a trustee shall also be deemed to refer to such trustee’s successors.

ARTICLE 11

CERTAIN DEFINITIONS

“Acquired Company” means the Company and each Company Subsidiary other than any Company Subsidiary that will be disposed of by an Acquired Company in connection with the Reorganization.

“Adjusted Pro Rata Share” means for each Shareholder, a percentage equal to (a) the number of Shares owned by that Shareholder immediately prior to Closing divided by (b) the number of Shares outstanding immediately prior to Closing.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Share Consideration” means twenty-eight million three hundred seventy-three thousand (28,373,000) J2 Ordinary Shares to be issued to Shareholders as specified on Exhibit C hereto, pursuant to Section 2.5.

“Ancillary Document” means, with respect to a Person, any document executed and delivered by such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.

“Asbestos Trust” means the API Settlement Trust established pursuant to the API Asbestos Settlement Trust Agreement effective as of February 5, 2007, as approved by the United States Bankruptcy Court, District of Minnesota, in the matter of A.P.I., Inc., Case No. 05-30073.

“Bankruptcy Plan” means the Third Amended Plan of Reorganization of A.P.I., Inc. (November 21, 2005) as modified at Confirmation, confirmed by the United States Bankruptcy Court, District of Minnesota, on December 6, 2005, in the matter of A.P.I., Inc., Case No. 05-30073.

“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the state of New York are generally authorized or required by Applicable Law to be closed.

“Buyer Board” means the board of directors of Buyer.

“Buyer Fundamental Representation” means a representation or warranty of Buyer contained in Section 5.1 (Organization and Good Standing), Section 5.2 (Authority and Authorization; Conflicts; Consents), Section 5.4 (Securities), Section 5.5 (Capitalization), and Section 5.10 (Brokers).

“Cash Percentage” means, with respect to each Shareholder, the amount set forth for that Shareholder in the “Cash Percentage” column of Exhibit C.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended.

“Closing Leakage Amount” means the actual amount of Leakage during the Locked Box Period.

“Closing Leakage Portion” means the portion of the Closing Leakage Amount that was paid to or on behalf of each Shareholder, as set forth in the Closing Date Exhibit C. The aggregate of the Closing Leakage Portion attributable to all Shareholders will equal one hundred percent (100%) of the Closing Leakage Amount. For this purpose, Leakage paid to or on behalf of the Designated Person will be attributed to the Revocable Trust.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Option” means all issued and outstanding (a) options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person, and (b) stock appreciation rights with respect to Company Common Stock (whether or not vested) held by any Person.

“Company Plan” means a Plan of which any Acquired Company is a Plan Sponsor, or to which any Acquired Company otherwise contributes or has contributed, or in which any employee of any Acquired Company otherwise participates, or under which any Acquired Company has or may have any Liability (actual or contingent), other than a Multiemployer Plan.

“Company Portion of R&W Insurance Premium” shall mean an amount equal to four million one hundred thousand two hundred forty-eight dollars ($4,100,248).

“Company Subsidiary” means a Subsidiary of the Company.

“Company Transaction Expenses” means all (a) expenses of the Acquired Companies and the Equityholders, whether paid prior to, at or following the Closing, which shall have been incurred after the Locked Box Date in connection with the preparation, execution, and consummation of this Agreement, the transactions contemplated hereby to be consummated on or before the Closing Date, and the Closing, including the Paying Agent Expense Amount, transaction-related bonuses, retention payments, severance and similar amounts payable to employees of the Acquired Companies upon Closing, plus the employer portion of payroll Taxes to be imposed thereon (other than (i) as a result of Buyer’s decision to terminate employees at or after Closing or (ii) as set forth in Schedule 11.1) and fees and disbursements of attorneys, investment bankers, accountants, and other advisors (including the advisor providing the ESOP Fairness Opinion) and service providers, payable by any Acquired Company or the Equityholders pursuant to Section 10.2, (b) employer portion of payroll Taxes to be imposed on amounts payable to Option Holders pursuant to Sections 2.4 and 2.5(e), (c) filing fees to be paid by the Shareholders pursuant to Section 6.1(b), (d) Transfer Taxes to be paid by the Shareholders contemplated by Section 6.10(e), (e) liability insurance payments payable pursuant to Section 6.9 (if any), including the cost of the tail fiduciary coverage for ESOP related liabilities contemplated by Section 8.2(h); (f) the Company Portion of the R&W Insurance Premium; and (g) one half of the expenses incurred by the Acquired Companies to obtain appraisals for determining the fair market value of the assets and properties to be transferred or distributed as part of the Reorganization; provided, however that Company Transaction Expenses shall not include any amounts otherwise included in Leakage.

“Connected Person” means (a) any Affiliate of an Equityholder, (b) the directors, officers, managers, employees, agents and advisers of each of the Equityholders or any of their respective Affiliates or (c) any of the “associates” (as defined in Rule 12b-2 promulgated under the Exchange Act) of the Persons set forth in the foregoing clauses (a) and (b), in each case both from time to time and as at the date of this Agreement (notwithstanding that such Person may subsequently cease to be such a Connected Person); provided, that none of the Acquired Companies shall be deemed to be an “Affiliate” of an Equityholder.

“Continuing Shareholder” means the Shareholders set forth in Exhibit C who shall receive a portion of the Aggregate Share Consideration as specified on Exhibit C, in connection with the transactions contemplated by this Agreement.

“Contract” means any contract, agreement, license, lease (whether for real estate, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Data Protection Laws” means all Applicable Laws relating to the collection, use, storage, distribution, transfer, disposal, or disclosure of Personal Data.

“Designated Person” means Lee R. Anderson, Sr.

“Designated Trusts” means (a) the Lee R. Anderson, Sr. Revocable Trust u/a/d 11/25/96, (b) the Katharine M. Anderson Revocable Trust u/a/d 11/25/96, (c) the Lee R. Anderson Trust u/w Reuben L. Anderson u/a/d 8/29/1977, and (d) the Lee R. Anderson Irrevocable Trust for Katharine M. Anderson dated May 17, 2018.

“Disclosure Guidance and Transparency Rules” means the disclosure guidance and transparency rules produced by the FCA and forming part of the FCA Handbook of rules and guidance, as from time to time amended.

“Domestication” means the change to the jurisdiction of incorporation of Buyer from the British Virgin Islands to the State of Delaware.

“Encumbrance” means any mortgage, pledge, security interest, charge, lien, option or other right to purchase, restriction or reservation or any other encumbrance whatsoever.

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental Claim” means any written notice alleging potential liability (including potential liability for investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty) arising out of or resulting from (a) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned by any Acquired Company, or (b) any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any Applicable Law relating to pollution or protection of the environment, including any Applicable Law relating to any emission, discharge, release or possible release of any pollutant, contaminant, hazardous or toxic material, substance or waste into air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste.

“Equity Financing” means up to four hundred twenty-seven million two hundred thousand dollars ($427,200,000) raised by issuing J2 Ordinary Shares in connection with the consummation of the transactions contemplated by this Agreement, upon the early exercise of J2 Warrants, at an exercise price of at least $10.25 per J2 Ordinary Share.

“Equityholders” means, collectively, the Shareholders and the Option Holders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with any Acquired Company would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA.

“Escrow Agent” means Computershare Trust Company, N.A. (or such other escrow agent as may be mutually agreed).

“ESOP” means the APi Group, Inc. Employee Stock Ownership Plan and the related trust created pursuant to the ESOP Trust Agreement.

“ESOP Trust Agreement” means APi Group, Inc. Employee Stock Ownership Trust.

“ESOP Trustee” means GreatBanc Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCA” means the United Kingdom Financial Conduct Authority.

“FCA Handbook” means the handbook of the FCA.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended.

“Financing Sources” means those providers of Debt Financing, together with any agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements to provide all or any part of the Debt Financing or any other financing (other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Financings” means, collectively, the Debt Financing and the Equity Financing.

“FSMA” means the Financial Services and Markets Act 2000, as amended.

“Fully Diluted Shares” means (without duplication) (a) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time, plus (b) the aggregate number of Shares issuable upon exercise of Company Options (if any) outstanding immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body entitled by law to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste or petroleum or fraction thereof, and any other chemical, waste, substance or material listed in or regulated by or identified in any or which can give rise to Liability or an obligation under Environmental Law (including crude oil or any other petroleum product and asbestos).

“HQ Building” means the property located at 1100 Old Highway 8, New Brighton, MN 55112.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax (other than sales, use, stamp, duty, value-added, business, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax) based upon or measured by gross or net receipts of gross or net income (including any Tax in the nature of minimum taxes, tax preference items and alternative minimum taxes) and including any Liability arising pursuant to the application of Treasury Regulation Section 1.1502-6 or any similar provision of any Applicable Law regarding any Tax.

“Indebtedness” means, without duplication, any Liability under or for any of the following: (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) obligation evidenced by a note, bond, debenture or similar instrument; (c) any amount that has been called or drawn under a surety bond; (d) swap or hedging Contract; (e) banker acceptance; (f) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement; (g) indebtedness secured by any mortgage, indenture or deed of trust upon any asset; or (h) interest, fee or other expense regarding any of the foregoing. Indebtedness will not include any amounts with respect to capital or operating leases, or uncalled or undrawn amounts under any surety bond.

“Indemnified Taxes” means (a) any and all Income Taxes (or the non-payment thereof) of the Acquired Companies for or attributable to any Pre-Closing Tax Period (including Income Taxes that relate to the portion of any Straddle Period ending on the Closing Date pursuant to Section 6.10(b)), (b) any Taxes incurred by any of the Acquired Companies pursuant to Section 1374 of the Code (and any corresponding provisions of state or local Applicable Laws) arising in connection with the Section 338(h)(10) Elections, (c) any and all Income Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any of the Acquired Companies (or any predecessors of the Acquired Companies) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Applicable Laws, (d) any and all Income Taxes of any other Person imposed on any Acquired Company as a transferee or successor, by agreement or pursuant to any Applicable Law, which Income Taxes relate to an event or transaction occurring before the Closing, (e) fifty percent (50%) of any Transfer Taxes, (f) any Taxes for which any of the Acquired Companies may have any liability under Section 965(i)(5) of the Code, (g) any Taxes incurred by any of the Acquired Companies in connection with the Reorganization, (h) any Income Taxes of any Acquired Company for any Pre-Closing Period arising from any breach of representations and warranties set forth in Section 3.5 and (i) any and all Income Taxes or withholding Taxes of any other Person imposed on an Acquired Company with respect to any composite or other state Income Tax Tax Return with respect to a Pre-Closing Tax Period.

“Indemnity Cap” means forty-five million dollars ($45,000,000).

“Intellectual Property” means any trademark, service mark, trade name, trade dress, goodwill, patent, copyright, design, logo, formula, invention (whether or not patentable or reduced to practice), concept, domain name, website, trade secret, know-how, confidential information, mask work, product right, software, technology or other intangible asset of any nature, whether in use, under development or design or inactive (including any registration, application or renewal regarding any of the foregoing).

“IPO Prospectus” means the prospectus, dated October 5, 2017, relating to the initial placing of J2 Ordinary Shares, J2 Founder Preferred Shares and J2 Warrants and admission of the J2 Ordinary Shares and J2 Warrants to the Official List (by way of a standard listing under Chapters 14 and 20, respectively, of the Listing Rules) and to trading on the London Stock Exchange’s main market for listed securities.

“IRS” means the United States’ Internal Revenue Service.

“J2 Founder Preferred Shares” means the preferred shares, no par value, of Buyer.

“J2 Ordinary Shares” means, prior to the Domestication, the ordinary shares, no par value, of Buyer (and after the Domestication, the common stock of Buyer issued in connection with the Domestication).

“J2 Warrant” means the warrants to purchase J2 Ordinary Shares issued pursuant to the Warrant Instrument.

“Knowledge” means (a) an individual will have “Knowledge” of a particular fact or other matter if such individual is actually consciously aware of such fact or matter; (b) the Company will have “Knowledge” of a particular fact or other matter if Lee R. Anderson, Sr., Russell Becker, Scott Hatfield, Thomas Lydon, Mark Polovitz, Michael McParlan, Eugene C. Postma, James Torborg, or Jeff Daane is actually consciously aware of such fact or matter; and (c) a Person, other than an individual or the Company, will have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer or trustee (or similar executive or position) of such Person currently has Knowledge, as stated in clause (a), of such fact or other matter.

“Leakage” means any action that causes a direct or indirect transfer of value from any of the Acquired Companies to, on behalf of or for the benefit of the Equityholders or any Connected Persons, including (a) any dividend or distribution (whether in cash or in kind) declared, paid, made, agreed or obligated to be made by any Acquired Company to or for the benefit of the Equityholders or any Connected Persons, (b) any management, service or other charges or fees (including out of ordinary course directors’ fees and any monitoring fees) paid by any Acquired Company to, on behalf of, or for the benefit of the Equityholders or any Connected Persons, (c) any return of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) by any Acquired Company or any amount payable on the repurchase, repayment, redemption, reduction or cancellation of any share capital, loan capital or other securities of an Acquired Company, in each case, to or for the benefit of the Equityholders or any Connected Persons, (d) any waiver, deferral or release by any Acquired Company of any amount or obligation owed or due to such Acquired Company from the Equityholders or any Connected Persons, (e) any payment of any costs, bonuses or other sums by any Acquired Company to, on behalf of or for the benefit of the Equityholders or any Connected Persons, (f) any assumption or discharge by any Acquired Company of any liability (including in relation to any recharging of costs of any kind) on behalf of or for the benefit of the Equityholders or any Connected Persons, (g) any guarantee, indemnity or security provided by any Acquired Company in respect of the obligations or liabilities of the Equityholders or any Connected Persons, (h) any transfer or disposal of any asset for a consideration which is less than market value, (i) any acquisition of any asset for a consideration which is more than market value, (j) any payment by any of the Acquired Companies of any Taxes imposed on the Equityholders or any Connected Person or for which any Equityholder or any Connected Person is liable (other than any Taxes for which an Acquired Company is primarily liable), or any agreement or obligation of any of the Acquired Companies to make such payment, (k) the payment of any item by any of the Acquired Companies that would otherwise be indemnified by the Equityholders at or after the Closing Date, (l) any personal expenses or non-operational payments, including any such expense or payments included in the Reorganization, in each case as set forth in the Leakage Schedule, (m) any Indemnified Taxes, (n) any charitable contributions that are generally at the discretion of the Chairman, will not be continued post close and are of the nature that have been adjusted in arriving at the company’s recurring EBITDA, (o) any distributions to shareholders related to income taxes over and above ordinary course safe harbor estimates due quarterly in June and September (pursuant to Section 6.10(j)).

“Liability” means any liability, obligation or indebtedness, of any kind, character or description, whether known or unknown, whether asserted or unasserted, whether executory, determined, determinable or otherwise, absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether disputed or undisputed, whether disclosed or undisclosed, whether incurred or consequential, whether secured or unsecured, joint or several, vested or unvested, whether due or to become due, whether choate or inchoate and whether or not required under GAAP to be accrued on the financial statements of such Person and regardless of whether such debt, duty, or liability is immediately due and payable, including any obligation under any Contract.

“Listing” means the listing of the J2 Ordinary Shares on the New York Stock Exchange.

“Listing Rules” means the Listing Rules issued and maintained by the FCA under Part VI of FSMA.

“Locked Box Date” means April 30, 2019.

“Locked Box Period” means the period from the Locked Box Date up to (and including) the Closing Date.

“London Stock Exchange” means London Stock Exchange plc.

“Losses” means any and all losses, damages, Liabilities, obligations, interest, bonds, dues, assessments, penalties, Taxes, fines, fees, charges, costs or expenses of whatever kind (including reasonable attorneys’ fees, and the reasonable cost of enforcing any right to indemnification hereunder, to the extent such party is ultimately found to be entitled to such indemnification) and indebtedness, whether arising from contractual obligations, tort, statute, regulation or otherwise, judgments, settlements or other monetary obligations (including reasonable attorneys’, experts and paralegal fees and other expenses and court costs at the administrative, trial and appellate levels). Notwithstanding the foregoing, Losses will not include punitive damages except to the extent such punitive damages are awarded to an unaffiliated third party pursuant to a Third Party Claim.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days, (A) commencing on or after the date hereof, throughout which and on the first and last day of which Buyer shall have the Required Financial Information and such Required Financial Information is and remains validly issued and not subject to restatement and (B) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 8.1, 8.2(b), or 8.2(c) to fail to be satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing) assuming that the Closing Date was to occur during the Marketing Period; provided, that, for purposes of determining the Marketing Period, days prior to September 3, 2019 shall not be included in determining such fifteen (15) consecutive Business Day period, November 29, 2019 shall not be included in determining such fifteen (15) consecutive Business Day period and if such consecutive fifteen (15) Business Day period has not ended prior to December 13, 2019, then it will not commence until January 6, 2019; and provided further, that if the Company shall in good faith reasonably believe that the Required Financial Information has been delivered to Buyer, it may deliver to Buyer a written notice to that effect (stating when the Company believes it completed any such delivery), in which case the Required Financial Information shall be deemed to have been delivered on the date such notice is deemed to have been received pursuant to Section 9.2 and the Marketing Period shall be deemed to have commenced on the date such notice is received, unless Buyer in good faith reasonably believes that the Company has not completed delivery of such Required Financial Information and, within five (5) Business Days after its receipt of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not delivered). Notwithstanding the foregoing, the Marketing Period (if it has not already ended) shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such fifteen (15) consecutive Business Day period, (i) the Company’s independent registered accounting firm shall have withdrawn or qualified its audit opinion with respect to any audited financial statements contained in the Required Financial Information, in which case the Marketing

Period shall not be deemed to commence until the time at which a new unqualified audit opinion is issued with respect to such financial statements by the Company’s independent registered accounting firm or another independent registered accounting firm reasonably acceptable to Buyer or (ii) the Company has announced that it (or any of its Subsidiaries) intends to restate any financial statements or material financial information included in the Required Financial Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended or the Company has announced that it has concluded that no restatement shall be required.

“Material Adverse Effect” means, with respect to the Acquired Companies, any fact, circumstance, occurrence, change or event that, individually or in the aggregate, has had or is reasonably likely to have a materially adverse effect on the Business, assets, liabilities, results of operations or condition (financial or otherwise) of the Acquired Companies, taken as a whole, except that none of the following will be deemed to constitute, and none of the following will be taken into account in determining the occurrence (or possible occurrence) of a Material Adverse Effect: (a) the reaction (including subsequent actions) of any Person not a party to any transaction contemplated herein resulting from the public announcement of this Agreement, any transaction contemplated herein or otherwise; (b) any event or condition generally affecting any of the industries in which the Acquired Companies operate, the United States economy as a whole or any foreign economy in any location where, or with respect to which, the Acquired Companies have material operations, or financial, banking, or securities markets in general; (c) any national or international political or social event or condition, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (d) compliance with any term of, or the taking of any action required by, this Agreement; (e) any change in GAAP or other accounting requirement or principle or any change in Applicable Law or the interpretation thereof or effect resulting therefrom; (f) any action required to be taken under any Major Contract or Applicable Law; or (g) the fact that the Acquired Companies failed to meet their internal budgets, plans or forecasts, including regarding earnings, revenue or other financial performance measures (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect); except, with respect to clauses (b), (c) and (e), to the extent (and only to the extent) that the Acquired Companies, taken as a whole, are disproportionately impacted by such events in comparison to other Persons in the industry in which they operate.

“Multiemployer Plan” has the meaning given in Section 3(37) of ERISA.

“Official List” means the official list maintained by the FCA.

“Option Holder” means the holders of Company Options, all of whom are listed on Exhibit C.

“Order” means any order, writ, injunction, decree, judgment, award or determination of or from any Governmental Authority or similar binding decision of any arbitration (or similar Proceeding).

“Ordinary Course of Business” means any action (which includes, for this definition, any failure to take action), condition, circumstance or status of or regarding a Person that is: (a) consistent with the past practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person; or (b) similar in nature and magnitude to actions customarily taken or not taken by such Person.

“Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the bylaws or similar governing document of such Person; or (b) any limited liability company agreement, partnership agreement, operating agreement, shareholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person.

“Party” means the Company, each Shareholder, Buyer, or Shareholder Representative.

“Per Option Share Closing Consideration” means an amount equal to (a) the Estimated Aggregate Cash Consideration plus the dollar value of the Aggregate Share Consideration (with each J2 Ordinary Share valued at $10.25 per share), divided by (b) the number of Fully Diluted Shares.

“Paying Agent Expense Amount” means the fees and expenses of the Paying Agent.

“Permit” means any license or permit from, or registration with, a Governmental Authority.

“Permitted Encumbrance” means any: (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or that may thereafter be paid without penalty; (b) purchase money Encumbrance or any Encumbrance arising under any equipment or similar lease; (c) easement, covenant, condition or restriction of record; (d) easement, covenant, condition or restriction not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of any Acquired Company; (e) zoning or other governmentally established Encumbrance; (f) pledge or deposit to secure any obligation under any workers or unemployment compensation law or to secure any other public or statutory obligation; (g) mechanic’s, materialmen’s, landlord’s, carrier’s, supplier’s or vendor’s lien or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not overdue for a period of more than ninety (90) days; (h) railroad trackage agreement, utility, slope or drainage easement, right-of-way easement or lease; or (i) other imperfection of title or license or other Encumbrance, if any, that does not materially impair the use or operation of any asset to which it relates in the conduct of the business of the applicable Person as presently conducted.

“Permitted Leakage” means the following payments made, or to be made, by the Company or any other Acquired Company to the Equityholders or any Connected Person: (a) Tax Distributions; (b) any expenses incurred by the Company which are the responsibility of Buyer pursuant to Section 6.12(f) or Section 6.13(c) of this Agreement; (c) Company Transaction Expenses; (d) payments made under any Related Party Agreements, payments in the Ordinary Course of Business to APi Supply, Inc. and pursuant to real property leases with an Equityholder or any of its Affiliates; (e) compensation, bonuses, and expense reimbursements to employees in the Ordinary Course of Business; (f) payments for which an Equityholder or one of its Affiliates receives an indirect benefit solely as a result of its ownership of equity securities of the Company; (g) expenses incurred by the Acquired Companies to obtain appraisals for determining the fair market value of the assets and properties to be transferred or distributed as part of the Reorganization; and (h) as otherwise described in Schedule 11.3

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Governmental Authority.

“Personal Data” means any information that relates to an identified or identifiable living individual. Different pieces of information, which collected together can lead to the identification of a particular person, also constitute personal data.

“Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other employee benefit plan, program, agreement or arrangement of any kind, including, any: stock option or other equity ownership plan, program, or arrangement; stock appreciation rights plan; stock purchase plan; phantom stock plan; executive compensation plan; bonus, incentive compensation, deferred compensation or profit-sharing plan; or arrangement regarding any vacation, holiday, sick leave, fringe benefit, educational assistance, pre-Tax premium or flexible spending account plan or life insurance.

“Plan Sponsor” has the meaning given in Section 3(16)(B) of ERISA.

“Pre-Closing Tax Period” means (a) any Tax period ending on or prior to the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on the Closing Date.

“Pro Rata Share” means for each Equityholder, a percentage equal to (a) the number of Fully Diluted Shares owned by that Equityholder immediately prior to Closing divided by (b) the number of Fully Diluted Shares immediately prior to Closing.

“Proceeding” means any action, arbitration, audit, investigation, litigation, proceeding, or suit (whether civil, criminal or administrative), in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchased Shares” means 10,844,306.76 Shares, representing all of the issued and outstanding shares of capital stock of the Company.

“Registration Statement” means a registration statement on Form S-4 under the Securities Act (or such other form as Buyer may determine to use) to be filed by Buyer with the SEC in connection with (a) the change to the jurisdiction of incorporation of Buyer from the British Virgin Islands to the State of Delaware and (b) the transactions contemplated by this Agreement.

“Regulatory Information Service” shall have the meaning given in the Listing Rules, Appendix 1.1.

“Reorganization” means the various actions and transactions set forth in Schedule 11.2.

“Required Financial Information” means the financial information with respect to the Acquired Companies required by paragraph 6(a) and (b) of Exhibit C to the Debt Commitment Letter; provided that “Required Financial Information” shall not include any post-Closing or pro forma financial information, which shall be the sole responsibility of Buyer (provided, that, “Required Financial Information” shall include the relevant historical financial information of the Acquired Companies solely to the extent necessary to prepare such post-Closing or pro forma financial information).

“Revocable Trust” the Lee R. Anderson, Sr. Revocable Trust u/a/d 11/25/96.

“R&W Insurance Policy” means the Representations and Warranties Insurance Policy Number QPL-1550800 issued by QBE Specialty Insurance Co., dated as of the date of this Agreement, together with all excess policies relating thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Closing Cash Consideration” means, with respect to each Shareholder, an amount equal to (a) (i) the Estimated Aggregate Cash Consideration, plus the dollar value of the Aggregate Share Consideration (with each J2 Ordinary Share valued at $10.25 per share), multiplied by (ii) that Shareholder’s Pro Rata Share, multiplied by (iii) that Shareholder’s Cash Percentage, minus (b) that Shareholder’s Pro Rata Share of Estimated Company Transaction Expenses and minus (c) that Shareholder’s Adjusted Pro Rata Share of the Shareholder Representative Expense Amount.

“Shareholder Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Title), Section 4.3 (Authority and Authorization; Conflicts), Section 4.5 (Brokers) and Section 4.6 (ESOP).

“Shares” means shares of Company Common Stock.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended.

“Significant Subsidiaries” means the Acquired Companies listed on Schedule 11.4.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors of such other Person (or others performing similar functions with respect to such other Person or to otherwise control such Person as the managing member, general partner, or similar position), is directly or indirectly owned or controlled by such first Person or by any one or more of such first Person’s Subsidiaries.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Territory” means North America and the United Kingdom.

“Threatened” means, with respect to any matter, that a demand, notice or statement has been made or given, in writing, that states that such matter is being or will be asserted, commenced, taken or otherwise pursued.

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated in this Agreement, together with any penalty, interest and addition to any such item with respect to such item.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Warrant Instrument” means that certain warrant instrument, dated October 5, 2017, executed by Buyer constituting the J2 Warrants.

“WIP Contract” means each Contract of any Acquired Company relating to work in process products or services.

*         *         *         *         *

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has executed this Agreement effective as of the date first written above.

BUYER:

J2 ACQUISITION LIMITED

By:	/s/ Martin E. Franklin
Name: Martin E. Franklin
Title: Director

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each Party has executed this Agreement effective as of the date first written above.

COMPANY:

API GROUP, INC

By:	/s/ Thomas Lydon
Name: Thomas Lydon
Title: Chief Financial Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each Party has executed this Agreement effective as of the date first written above.

SHAREHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Shareholder Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
By: Managing Director

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each Party has executed this Agreement effective as of the date first written above.

DESIGNATED PERSON:

By:	/s/ Lee R. Anderson, Sr.
Name: Lee R. Anderson, Sr.

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each Party has executed this Agreement effective as of the date first written above.

SHAREHOLDERS:

GREATBANC TRUST COMPANY, in its capacity as Trustee of the APi Group, Inc. Employee Stock Ownership Plan

By:	/s/ Julie A. Govreau
Julie A. Govreau
In her capacity as an authorized officer of GreatBanc Trust Company

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each Party has executed this Agreement effective as of the date first written above.

SHAREHOLDERS:

THE RUSSELL A. BECKER 2016 FAMILY TRUST, U/A/D DECEMBER 29, 2016

By:	/s/ Patricia L. Becker
Name: Patricia L. Becker
Its: Trustee

THE RUSSELL A. BECKER 2017 GRAT, U/A/D DECEMBER 27, 2017

By:	/s/ Russell A. Becker
Name: Russell A. Becker
Its: Trustee

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each Party has executed this Agreement effective as of the date first written above.

SHAREHOLDERS:

/s/ Russell Becker
Name: Russell Becker

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each Party has executed this Agreement effective as of the date first written above.

SHAREHOLDERS:

/s/ Paul W. Grunau
Name: Paul W. Grunau

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each Party has executed this Agreement effective as of the date first written above.

SHAREHOLDERS:

THE LEE R. ANDERSON, SR. REVOCABLE TRUST U/A/D NOVEMBER 25, 1996, AS AMENDED

By:	/s/ Lee R. Anderson, Sr.
Name: Lee R. Anderson, Sr.
Its: Co-trustee

By:	/s/ Katharine M. Anderson
Name: Katharine M. Anderson
Its: Co-trustee

THE KATHARINE M. ANDERSON REVOCABLE TRUST U/A/D NOVEMBER 25, 1996, AS AMENDED

By:	/s/ Katharine M. Anderson
Name: Katharine M. Anderson
Its: Co-trustee

By:	/s/ Lee R. Anderson, Sr.
Name: Lee R. Anderson, Sr.
Its: Co-trustee

[Signature Page to Business Combination Agreement]

THE LEE R. ANDERSON TRUST UNDER THE WILL OF REUBEN L. ANDERSON DATED AUGUST 29, 1977

By:	/s/ Lee R. Anderson, Sr.
Name: Lee R. Anderson, Sr.
Its: Co-trustee

By:	/s/ Katharine M. Anderson
Name: Katharine M. Anderson
Its: Co-trustee

By:	/s/ Vickie J. Bates
Name: Vickie J. Bates
Its: Co-trustee

By:	/s/ Thomas B. Dyer
Name: Thomas B. Dyer
Its: Co-trustee

THE LEE R. ANDERSON IRREVOCABLE TRUST FOR KATHARINE M. ANDERSON U/A/D MAY 17, 2018

By:	/s/ Thomas B. Dyer
Name: Thomas B. Dyer
Its: Trustee